As filed with the U.S. Securities and Exchange Commission on January 18, 2006

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDIUM THERAPEUTICS, INC.

(Name of small business issuer in its charter)

Delaware	2836	84-0635673
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3611 Valley Center Drive, Suite 525

San Diego, California 92130

(858) 436-1000

(Address and telephone number of principal executive offices)

Tyler M. Dylan, General Counsel and Secretary

Cardium Therapeutics, Inc.

3611 Valley Center Drive, Suite 525

San Diego, California 92130

(858) 436-1000

(Name, address and telephone number of agent for service)

Copies to:

David A. Fisher

Fisher Thurber LLP

4225 Executive Square, Suite 1600

La Jolla, California 92037

(858) 535-9400

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.0001 par value per share(3)	27,217,575	$2.20	$59,878,665	$6,407.02
Common Stock, $.0001 par value per share(4)	2,856,818	$2.20	$6,285,000	$672.50
Total	30,074,393		$66,163,665	$7,079.52

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (g) under the Securities Act of 1933, using the average of the high and low prices as reported on The Pink Sheets on January 12, 2006, which was $2.20 per share.
(3)	Represents shares currently outstanding.
(4)	Represents shares issuable upon the exercise of currently exercisable warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 17, 2006

30,074,393 Shares

of

Common Stock

This prospectus relates to the sale of up to 30,074,393 shares of our common stock, par value $0.0001 per share, by the selling stockholders listed in this prospectus. Of those shares, 2,856,818 are issuable upon the exercise of the warrants of Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”).

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the Pink Sheets under the symbol “ARVT”. The high and low bid prices for shares of our common stock on January 12, 2006, were $2.30 and $2.10 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the Pink Sheets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

An investment in our common stock involves a high degree of risk. Please carefully review the section titled “ Risk Factors” beginning on page 3.

The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 with respect to the shares sold by them. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

i

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under the heading “Risk Factors” beginning on page 3 and our financial statements and accompanying notes. Any references to “Cardium”, “we”, “us” or “our” refer to Cardium Therapeutics, Inc., a Delaware corporation.

Our Business

We are an interventional cardiology company focused on the clinical development and commercialization of DNA-based, myocardial-derived, growth factor therapeutics as potential treatments for coronary artery disease and heart attacks. Our primary focus is the commercial development of a product portfolio we acquired from Schering AG. The products include GenerxTM and CorgentinTM. Generx is our lead product candidate and has advanced to Phase 2b/3 clinical studies. Generx is a non-surgical angiogenic therapy designed to be a one-time treatment with long-lasting therapeutic benefits for patients with recurrent angina due to coronary disease. Corgentin is a pre-clinical product candidate being designed to be a one-time cardiomyocyte-directed treatment to promote the repair and restoration of damaged cardiomyocytes and enhance cardiac function following a heart attack.

In addition to developing and commercializing our core product candidates, our strategic goal is to develop a portfolio of medical products at various stages of development and secure additional financial resources to commercialize these products on a timely and effective basis. In light of the substantial financial investment required to develop cardiovascular drugs in the current regulatory environment, we plan to pursue collaborations and partnerships for joint development of our products. We also plan to aggressively seek access to other therapeutic and/or medical device opportunities as well as consider the acquisition of other companies having financial and development resources we believe offer the potential to enhance stockholder value.

Corporate History and Recent Developments

Generx, Corgentin and the other technology products we acquired from Schering were initially developed by Collateral Therapeutics, Inc., a company co-founded in 1995 by our Chairman and President, Christopher J. Reinhard. In 1996, Collateral Therapeutics and Schering AG entered into a strategic research and development collaboration to develop and commercialize Collateral Therapeutics’ technology. In 2002, Schering AG acquired Collateral Therapeutics for approximately $160.0 million. In connection with a strategic decision to refocus on its core business areas, Schering AG announced in June 2004 that it was discontinuing development activities for the Collateral Therapeutics portfolio of products. Thereafter, we agreed to acquire certain of those assets, including Generx and Corgentin, from Schering AG for approximately $4.0 million (the “Schering Transaction”), which we completed immediately following the private offering referred to below.

Cardium was incorporated in Delaware in December 2003. In October 2005, Cardium completed a “reverse merger” with Aries Ventures, Inc., a publicly traded “shell” company. Aries Ventures was incorporated in Nevada on April 21, 2000 as a wholly-owned subsidiary of Casmyn Corp., a Colorado corporation, and merged with Casmyn Corp. on April 28, 2000, with Aries Ventures as the surviving corporation. At the time of our reverse merger with Aries Ventures, Aries Ventures had no business operations and was focused on maintaining its corporate entity and seeking a new business opportunity. As conditions precedent to the reverse merger with Cardium, Aries Ventures agreed to (i) divest itself of all non-cash assets and investments; (ii) have a minimum of $1.5 million in cash or cash equivalents, no outstanding contractual commitments; and (iii) have no outstanding payables or liabilities exceeding $10,000 in the aggregate. We believe Aries Ventures was in compliance with those conditions as of the closing. As a result of the reverse merger, Aries Ventures became a holding company, with Cardium being its wholly-owned operating subsidiary, Cardium’s former stockholders became significant stockholders of Aries Ventures and Cardium’s management replaced Aries Ventures’ management.

Immediately following the closing of the reverse merger, we completed a private offering of a total of 19,325,651 shares of Aries Ventures’ common stock at a purchase price of $1.50 per share. The offering was made exclusively to accredited investors, as defined in Regulation D, and otherwise pursuant to the terms of a Confidential Private Offering Memorandum, dated July 1, 2005, as supplemented. Gross proceeds from the private offering were $28,988,329. In connection with the private offering, we issued to the placement agent, one significant Aries Ventures stockholder and to several lead investors in the private offering warrants to purchase an aggregate of 2,856,818 shares of common stock. Under the terms of the private offering, we agreed to file this registration statement with the SEC covering the resale by holders of the shares of common stock issued in the private offering and underlying the related warrants.

In January 2006, Aries Ventures was merged with and into Cardium, with Cardium as the surviving entity and as the successor issuer to Aries Ventures. As a result, we are now in our present form a publicly-traded, Delaware corporation named Cardium Therapeutics, Inc.

The Offering

Common stock offered by us	None.

Common Stock offered by selling stockholders	30,074,393 shares, assuming all warrants held by the stockholders are exercised in full.

Use of proceeds

We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants currently outstanding. In that case, we could receive a maximum of approximately $4.5 million (2,856,818 shares at a weighted average exercise price of $1.57 per share), which if received will be used for our working capital and general corporate purposes.

Pink Sheets trading symbol	ARVT

Corporate Information

Our principal executive offices are located at 3611 Valley Center Drive, Suite 525, San Diego, California 92130, and our telephone number is (858) 436-1000. Our website is located at www.cardiumthx.com. Information on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information in this prospectus, when evaluating our business and future prospects. If any of the following risks actually occur, our business, financial condition and results of operations could be seriously harmed. In that event, the market price of our common stock could decline and you could lose all or a portion of the value of your investment in our common stock.

Cardium is a development stage company formed in December 2003. We have incurred losses since inception and expect to incur significant net losses in the foreseeable future and may never become profitable.

Due to the development stage of Cardium’s business, our development and start-up costs, including significant amounts we expect to spend on research and development activities and clinical trials for Generx and other product candidates, and our lack of revenue during our development stage, you should expect we will sustain operating losses, which may be substantial, in the early years of operation. A large portion of our expenses are fixed, including expenses related to facilities, equipment and personnel. As a result, we expect our net losses from operations to continue for at least the next five years. Our ability to generate revenues and become profitable will depend on our ability, alone or with potential collaborators, to timely, efficiently and successfully complete the development of our product candidates, successfully complete pre-clinical and clinical tests, obtain necessary regulatory approvals, manufacture and market our product candidates. There can be no assurance that any such events will occur or that we will ever become profitable.

Even if we do achieve profitability, we cannot predict the level of such profitability. If we sustain losses over an extended period of time, we may be unable to continue our business.

Cardium’s business prospects are difficult to evaluate because it is a new company.

Because Cardium has a short operating history, it may be difficult for you to assess our growth, partnering and earnings potential. It is likely we will face many of the difficulties companies in the early stages of their development often face. These include, among others: limited financial resources; developing and marketing a new product for which a market is not yet established and may never become established; delays in reaching our goals; challenges related to the development, approval and acceptance of a new technology or product; lack of revenues and cash flow; high start-up and development costs; competition from larger, more established companies; and difficultly recruiting qualified employees for management and other positions.

We will likely face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these difficulties as they arise, our future growth and earnings will be negatively affected. We cannot be certain our business strategy will be successful or we will successfully address any problems that may arise.

We will need substantial additional capital to develop our products and for our future operations. If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development or may be unable to continue our business.

To conduct the costly and time-consuming research, pre-clinical and clinical testing necessary to obtain regulatory approvals and bring our products to market will require a commitment of substantial funds in excess of our current capital. Our future capital requirements will depend on many factors, including: the progress of our research and development programs; the progress, scope and results of our pre-clinical and clinical testing; the time and cost involved in obtaining regulatory approvals; the cost of manufacturing our product candidates; the cost of prosecuting, defending and enforcing patent claims and other intellectual property rights; competing technological and market developments; and our ability to establish and maintain collaborative and other arrangements with third parties to assist in bringing our products to market and the cost of such arrangements.

We will need to raise substantial additional capital to fund our future operations. We cannot be certain that additional financing will be available on acceptable terms, or at all. In recent years, it has been difficult for companies to raise capital due to a variety of factors, which may or may not continue. To the extent we raise additional capital through the sale of equity securities, the ownership position of existing stockholders could be substantially diluted. If additional funds are raised through the issuance of preferred stock or debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain.

Our failure to successfully address ongoing liquidity requirements would have a material adverse effect on our business. If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including possibly surrendering our rights to some technologies or product opportunities, delaying our clinical trials or curtailing or ceasing operations.

If our right to use any intellectual property we intend to license or license from third parties is terminated or adversely affected, our financial condition, operations or ability to develop and commercialize our product candidates may be harmed.

We expect to substantially rely on licenses to use certain technologies that are material to our operations. For example, we have licensed patents, patent applications and other intellectual property from New York University for the use of the FGF-4 technology in our product candidates for vascular and cardiovascular disease. We also have obtained licenses from the University of California to use certain patents and patent applications relating to gene therapy delivery methods in connection with the use of FGF-4 and other molecules for gene therapy. We do not own the patents, patent applications and other intellectual property rights that underlie these licenses. We rely on our licensors to properly prosecute and enforce the patents, file patent applications and prevent infringement of those patents and patent applications.

While our licenses and associated agreements provide us with exclusive rights in specified fields, the scope of our rights under these and other licenses may be subject to dispute by our licensors or third parties. In addition, the licenses and technology transfer agreements noted above contain certain milestones that we must meet and certain minimum payments that we must make to maintain the licenses. We can give you no assurance we will be able to meet such milestones or make such payments. Our licenses may be terminated if we fail to meet the applicable milestones or make the applicable payments.

We are an early stage company and currently have no products available for sale or use. Our product candidates require additional research, development, testing and regulatory approvals before marketing. We may be unable to develop, obtain regulatory approval or market any of our product candidates. If our product candidates are delayed or fail, our financial condition will be negatively affected, and we may have to curtail or cease our operations.

We are in the early stage of product development. Currently, we do not sell any products and do not expect to have any products commercially available for several years, if at all. Our product candidates require additional research and development, clinical testing and regulatory clearances before we can market them. There are many reasons that our product candidates may fail or not advance beyond clinical testing, including the possibility that:

•	our product candidates may be ineffective, unsafe or associated with unacceptable side effects;

•	our product candidates may fail to receive necessary regulatory approvals or otherwise fail to meet applicable regulatory standards;

•	our product candidates may be too expensive to develop, manufacture or market; physicians, patients, third-party payers or the medical community in general may not accept or use our proposed product;

•	our potential collaborators may withdraw support for or otherwise impair the development and commercialization of our product candidates;

•	other parties may hold or acquire proprietary rights that could prevent us or our potential collaborators from developing or marketing our product candidates; or

•	others may develop equivalent or superior products.

In addition, our product candidates are subject to the risks of failure inherent in the development of gene therapy products based on innovative technologies. As a result, we are not able to predict whether our research, development and testing activities will result in any commercially viable products or applications. If our product candidates are delayed or we fail to successfully develop and commercialize our product candidates, our financial condition may be negatively affected, and we may have to curtail or cease our operations.

We may experience delays in our Generx or other clinical trials that could adversely affect our financial results and our commercial prospects.

To obtain regulatory approvals, we must, among other requirements, complete clinical trials showing that Generx is safe and effective for a particular indication. We plan to submit a protocol to the FDA in 2006 and plan to conduct verbal and written communications with the FDA to continue to evaluate our Generx product candidate. We plan on initiating our clinical trials in 2006 but there is no assurance we will be able to do so as the timing of the commencement of the trial may be dependent on, among other things, FDA reviews and other factors outside of our control. Furthermore, there can be no assurance that our clinical trials will in fact demonstrate that Generx is safe or effective.

Additionally, we may not be able to identify or recruit a significant number of acceptable patients or may experience delays in enrolling patients for our clinical trials for Generx. The FDA or we may suspend our clinical trials at any time if either believes that we are exposing the subjects participating in the trials to unacceptable health risks. The FDA or institutional review boards and/or institutional biosafety committees at the medical institutions and healthcare facilities where we sponsor clinical trials may suspend any trial indefinitely if they find deficiencies in the conduct of the trials.

Product development costs to us and our potential collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. We expect to continue to rely on third party clinical investigators at medical institutions and healthcare facilities to conduct our clinical trials, and, as a result, we may face additional delaying factors outside our control. Significant delays may adversely affect our financial results and the commercial prospects for our product candidates and delay our ability to become profitable.

If we cannot successfully complete the clinical trial process for our product candidates, we will not be able to market them. Even successful clinical trials may not result in a marketable product and may not be entirely indicative of a product’s safety or efficacy.

Generx is the only product candidate currently in the clinical stage. Other product candidates are in the pre-clinical stage and there can be no assurance they will ever advance to clinical trials. For product candidates that advance to clinical testing, we cannot be certain that we or a collaborator will successfully complete the clinical trials necessary to receive regulatory product approvals. This process is lengthy and expensive. To obtain regulatory approvals, we or a collaborative partner must demonstrate through pre-clinical studies and clinical trials that our product candidates are safe and effective for use in at least one medical indication.

Many factors, known and unknown, can adversely affect clinical trials and the ability to evaluate a product’s efficacy. For example, clinical trials are often conducted with patients who have the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse events for reasons that may or may not be related to the proposed product being tested. For instance, as reported in December 1999, the death of a patient enrolled in the Phase 1/2 trial for Generx, which occurred approximately five months after the one-time product administration, was determined to have been unlikely to be causally related to the therapy. However, even if unrelated to our product, such events can nevertheless adversely impact our clinical trials. As a result, our ability to ultimately develop and market the products and obtain revenues would suffer.

Deaths and other adverse events that occur in the conduct of clinical trials may result in an increase in governmental regulation or litigation, and could result in delays or halts being imposed upon clinical trials including our own. In addition, patients involved in clinical trials such as ours often have unknown as well as known health risks and pre-existing conditions. An adverse event may therefore appear to have been caused or exacerbated by the administration of study product, even if it was not actually related. Such consequences can also increase the risk that any potential adverse event in our trial could give rise to claims for damages against us, or could cause further delays or halt our clinical trial, any of which results would negatively affect us. In addition, fears regarding the potential consequences of gene therapy trials or the conduct of such trials could dissuade investigators or patients from participating in our trials, which could substantially delay or prevent our product development efforts.

Even promising results in pre-clinical studies and initial clinical trials do not ensure successful results in later clinical trials, which test broader human use of our products. Many companies in our industry have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. Even successful clinical trials may not result in a marketable product or be indicative of the efficacy or safety of a product. Many factors or variables could affect the results of clinical trials and cause them to appear more promising than they may otherwise be. Product candidates that successfully complete clinical trials could ultimately be found to be unsafe or ineffective.

In addition, our ability to complete clinical trials depends on many factors, including obtaining adequate clinical supplies and having a sufficient rate of patient recruitment. For example, patient recruitment is a function of many factors, including: the size of the patient population; the proximity of patients to clinical sites; the eligibility criteria for the trial; the perceptions of investigators and patients regarding safety; and the availability of other treatment options.

Even if patients are successfully recruited, we cannot be sure that they will complete the treatment process. Delays in patient enrollment or treatment in clinical trials may result in increased costs, program delays or both.

With respect to markets in other countries, we or a partner will also be subject to regulatory requirements governing clinical trials in those countries. Even if we complete clinical trials, we may not be able to submit a marketing application. If we submit an application, the regulatory authorities may not review or approve it in a timely manner, if at all.

Our product candidates may have unacceptable side effects that could delay or prevent product approval.

Possible side effects of gene therapy technologies may be serious and life-threatening. The occurrence of any unacceptable side effects during or after pre-clinical and clinical testing of our product candidates could delay or prevent approval of our products and our revenues would suffer. For example, possible serious side effects of viral vector-based gene transfer include viral infections resulting from contamination with replication-competent viruses and inflammation or other injury to the heart or other parts of the body. In addition, the development or worsening of cancer in a patient may be a perceived or actual side effect of gene therapy technologies such as our own.

Furthermore, there is a possibility of side effects or decreased effectiveness associated with an immune response toward any viral vector or gene used in gene therapy. The possibility of such response may increase if there is a need to deliver the viral vector more than once.

Because we cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates, we cannot predict the timing of any future revenue from these product candidates. To our knowledge, the FDA has not yet approved any gene therapy products.

We cannot commercialize any of our product candidates to generate revenue until the appropriate regulatory authorities have reviewed and approved the applications for our product candidates. We cannot assure you that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate we or our potential collaborators develop. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Regulatory approval processes outside the United States include all or many of the risks associated with the FDA approval process and potentially others as well. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Our technologies and product candidates are unproven and they may fail to gain market acceptance.

Our future depends on the success of our technologies and product candidates. Gene-based therapy is a new and rapidly evolving medial approach that has not been shown to be effective on a widespread basis. Biotechnology and pharmaceutical companies have successfully developed and commercialized only a limited number of gene-based products to date. In addition, no gene therapy product has received regulatory approval in the United States or internationally. Our product candidates, and the technology underlying them, are new and unproven and there is no guarantee that health care providers or patients will be interested in our products. Our success will depend in part on our ability to demonstrate the clinical benefits, reliability, safety and cost effectiveness of our product candidates and technology, as well as on our ability to continue to develop our product candidates to respond to competitive and technological changes. If the market does not accept our product candidates, when and if we are able to commercialize them, and the technology underlying them, we may never become profitable. It is difficult to predict the future growth of our business, if any, and the size of the market for our product candidates because the market and technology is continually evolving. There can be no assurance that our technologies and product candidates will prove superior to technologies and products that may currently be available or may become available in the future or that our technologies or research and development activities will result in any commercially profitable products.

We may not successfully establish and maintain collaborative and licensing arrangements, which could adversely affect our ability to develop and commercialize our product candidates.

Our strategy for the development, testing, manufacturing and commercialization of our product candidates generally relies on establishing and maintaining collaborations with corporate partners, licensors and other third parties. For example, we have licenses from New York University and the University of California relating to the use and delivery of our Generx product candidates for the treatment of vascular disease, as well as a relationship with Schering regarding the transfer of information about certain manufacturing and regulatory matters concerning our product candidates. We may not be able to maintain or expand these licenses and collaborations or establish additional licensing and collaboration arrangements necessary to develop and commercialize our product candidates. Even if we are able to maintain or establish licensing or collaboration arrangements, these arrangements may not be on favorable terms and may contain provisions that will restrict our ability to develop, test and market our product candidates. Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize our product candidates.

We expect to rely at least in part on third party collaborators to perform a number of activities relating to the development and commercialization of our product candidates, including the manufacturing of product materials, the design and conduct of clinical trials, and potentially the obtaining of regulatory approvals and marketing and distribution of any successfully developed products. Our collaborative partners may also have or acquire rights to control aspects of our product development and clinical programs. As a result, we may not be able to conduct these programs in the manner or on the time schedule we currently contemplate. In addition, if any of these collaborative partners withdraw support for our programs or product candidates or otherwise impair their development, our business could be negatively affected. To the extent we undertake any of these activities internally, our expenses may increase.

In addition, our success depends on the performance of our collaborators of their responsibilities under these arrangements. Some potential collaborators may not perform their obligations in a timely fashion or in a manner satisfactory to us.

We will rely on third parties to manufacture our product candidates. There can be no guarantee that we can obtain sufficient and acceptable quantities of our product candidates on acceptable terms, which may delay or impair our ability to develop, test and market such products.

Our business strategy relies on third parties to manufacture and produce our product candidates and the catheters used to deliver the products in accordance with good manufacturing practices established by the FDA. These third party manufacturers are subject to extensive government regulation and must receive FDA approval before they can produce clinical material or commercial product.

Our product candidates may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than our product candidates. These third parties also may not deliver sufficient quantities of our product candidates, manufacture our product candidates in accordance with specifications, or comply with applicable government regulations. Successful large-scale manufacturing of gene-based therapy products has been shown by very few companies, and it is anticipated that significant process development changes will be necessary for the commercial process.

Additionally, if the manufactured products fail to perform as specified, our business and reputation could be severely impacted. Our product materials will be produced by a third party collaborator, and we expect to enter into a manufacturing agreement for the production of additional product materials for anticipated clinical trials and initial commercial use. If any manufacturing agreement is terminated or any third party collaborator experiences a significant problem that could result in a delay or interruption in the supply of product materials to us, there are very few contract manufacturers who currently have the capability to produce our product candidates on acceptable terms, or on a timely and cost-effective basis. There can be no assurance that manufacturers on whom we will depend will be able to successfully produce our product candidates on acceptable terms, or on a timely or cost-effective basis. There can also be no assurance that manufacturers will be able to manufacture our products in accordance with our product specifications. We must have sufficient and acceptable quantities of our product materials to conduct our clinical trials and to market our product candidates, if and when such products have been approved by the FDA for marketing. If we are unable to obtain sufficient and acceptable quantities of our product material, we may be required to delay the clinical testing and marketing of our products.

If we do not comply with applicable regulatory requirements in the manufacture and distribution of our product candidates, we may incur penalties that may inhibit our ability to commercialize our products and adversely affect our revenue.

Our failure or the failure of our potential collaborators or third party manufacturers to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting and reporting may result in criminal prosecution, civil penalties, recall or seizure of our products, total or partial suspension of production or an injunction, as well as other regulatory action against our product candidates or us. Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of our products, including a withdrawal of such products from the market. The occurrence of any of these events would negatively impact our business and results of operations.

If we are unable to create and maintain sales, marketing and distribution capabilities or enter into agreements with third parties to perform those functions, we will not be able to commercialize our product candidates.

We currently have no sales, marketing or distribution capabilities. Therefore, to commercialize our product candidates, if and when such products have been approved and are ready for marketing, we expect to collaborate with third parties to perform these functions.

We have no experience in developing, training or managing a sales force and will incur substantial additional expenses if we are forced to market our future products directly. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies.

If we are unable to attract and retain key personnel and advisors, it may adversely affect our ability to obtain financing, pursue collaborations or develop our product candidates.

Our future success depends on our ability to attract, retain and motivate highly qualified management and scientific and regulatory personnel and advisors. To pursue our business strategy, we will need to hire or otherwise engage qualified scientific personnel and managers, including personnel with expertise in clinical trials, government regulation and manufacturing. Competition for qualified personnel is intense among companies, academic institutions and other organizations. If we are unable to attract and retain key personnel and advisors, it may negatively affect our ability to successfully develop, test and commercialize our product candidates.

We will use hazardous and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our products and processes will involve the controlled storage, use and disposal of certain hazardous and biological materials and waste products. We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of any insurance we may obtain and exceed our financial resources. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

Future acquisitions could disrupt our business and harm our financial condition.

To remain competitive, we may decide to acquire additional businesses, products and technologies. As we have limited experience in evaluating and completing acquisitions, our ability as an organization to make such acquisitions is unproven. Acquisitions could require significant capital infusions and could involve many risks, including, but not limited to, the following:

•	we may have to issue convertible debt or equity securities to complete an acquisition, which would dilute our stockholders and could adversely affect the market price of our common stock;

•	an acquisition may negatively impact our results of operations because it may require us to incur large one-time charges to earnings, amortize or write down amounts related to goodwill and other intangible assets, or incur or assume substantial debt or liabilities, or it may cause adverse tax consequences, substantial depreciation or deferred compensation charges;

•	we may encounter difficulties in assimilating and integrating the business, technologies, products, personnel or operations of companies that we acquire; certain acquisitions may disrupt our relationship with existing collaborators who are competitive to the acquired business;

•	acquisitions may require significant capital infusions and the acquired businesses, products or technologies may not generate sufficient revenue to offset acquisition costs;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•	acquisitions may involve the entry into a geographic or business market in which we have little or no prior experience; and

•	key personnel of an acquired company may decide not to work for us.

To the extent we enter markets outside the United States, our business will be subject to political, economic, legal and social risks in those markets, which could adversely affect our business.

There are significant regulatory and legal barriers in markets outside the United States that we must overcome to the extent we enter or attempt to enter markets in countries other than the United States. We will be subject to the burden of complying with a wide variety of national and local laws, including multiple and possibly overlapping and conflicting laws. We also may experience difficulties adapting to new cultures, business customs and legal systems. Any sales and operations outside the United States would be subject to political, economic and social uncertainties including, among others:

•	changes and limits in import and export controls;

•	increases in custom duties and tariffs;

•	changes in currency exchange rates; economic and political instability;

•	changes in government regulations and laws;

•	absence in some jurisdictions of effective laws to protect our intellectual property rights; and

•	currency transfer and other restrictions and regulations that may limit our ability to sell certain products or repatriate profits to the United States.

Any changes related to these and other factors could adversely affect our business to the extent we enter markets outside the United States.

Negative public opinion and increased regulatory scrutiny of gene therapy and genetic research may adversely affect our ability to conduct our business or obtain regulatory approvals for our product candidates.

Ethical, social and legal concerns about gene therapy and genetic research could result in additional regulations restricting or prohibiting our products and processes we may use. More restrictive government regulations or negative public opinion may have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates.

We are subject to significant government regulation with respect to our product candidates. Compliance with government regulation can be a costly and time-consuming process, with no assurance of ultimate regulatory approval. If these approvals are not obtained, we will not be able to sell our product candidates. To our knowledge, the FDA has not yet approved any gene therapy products.

We and our collaborators are subject to extensive and rigorous government regulation in the United States and abroad. The FDA, the National Institute of Health and comparable agencies in foreign countries impose many requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures and other costly and time consuming compliance procedures. These requirements vary widely from country to country and make it difficult to estimate when our product candidates will be commercially available, if at all. In addition, DNA-based therapies such as those being developed by us are relatively new and are only beginning to be tested in humans. Regulatory authorities may require us or our potential collaborators to demonstrate that our products are improved treatments relative to other therapies or may significantly modify the requirements governing gene therapies, which could result in regulatory delays or rejections. If we are delayed or fail to obtain required approvals for our product candidates, our operations and financial condition would be damaged. Neither we nor our potential commercialization partners may sell our products without applicable regulatory approvals. Numerous regulations in the United States and abroad also govern the manufacturing, safety, labeling, storage, record keeping, reporting and marketing of our product candidates. Compliance with these regulatory requirements is time consuming and expensive. If we fail to comply with regulatory requirements, either before approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in withdrawal of existing approvals, product recalls, injunctions, civil penalties, criminal prosecution, and enhanced exposure to product liabilities.

We cannot assure you that our product candidates will prove safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive regulatory approval. We or a partner will need to conduct significant research, pre-clinical testing and clinical trials before we can file product approval applications with the FDA and similar regulatory authorities in other countries. Preclinical testing and clinical trials are long, expensive and uncertain processes. We may spend several years completing our testing for any particular product candidate, and failure can occur at any stage.

Even if we achieve positive results in early clinical trials, these results do not necessarily predict final results. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after achieving positive results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause the FDA or us to terminate a clinical trial or require that we repeat a clinical trial.

We face intense competition and must cope with rapid technological change, which may adversely affect our financial condition and/or our ability to successfully commercialize our product candidates.

Our competitors and potential competitors include large pharmaceutical and medical device companies and more established biotechnology companies. These companies have significantly greater financial and other resources and greater expertise than us in research and development, manufacturing, pre-clinical and clinical testing, obtaining regulatory approvals and marketing. This may make it easier for them to respond more quickly than us to new or changing opportunities, technologies or market needs. Small companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies or through acquisition or development of intellectual property rights. Our larger competitors may be able to devote greater resources to research and development, marketing, distribution and other activities that could provide them with a competitive advantage. Many of these competitors operate large, well-funded research and development programs and have significant products approved or in development. Our potential competitors also include academic institutions, governmental agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing.

We are engaged in DNA-based therapy. Our industry is characterized by extensive research and development, rapid technological change, frequent innovations and new product introductions, and evolving industry standards. Existing products and therapies to treat vascular and cardiovascular disease, including drugs and surgical procedures, will compete directly with the products that we are seeking to develop and market. In addition, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization and market penetration than us. As these competitors develop their technologies, they may develop proprietary positions that prevent us from successfully commercializing our future products. To be successful, we must be able to adapt to rapidly changing technologies by continually enhancing our products and introducing new products. If we are unable to adapt, products and technologies developed by our competitors may render our product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors. We may never be able to capture and maintain the market share necessary for growth and profitability and there is no guarantee we will be able to compete successfully against current or future competitors.

Changes and reforms in the health care system or reimbursement policies may adversely affect the sale of our future products or our ability to obtain an adequate level of reimbursement or acceptable prices for our future products.

We currently have no products approved for marketing. Our ability to earn sufficient returns on our future products, if and when such products are approved and ready for marketing, will depend in part on the extent to which reimbursement for our products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other third-party payers. If we fail to obtain appropriate reimbursement, it could prevent us from successfully commercializing our future products.

There have been and continue to be efforts by governmental and third-party payers to contain or reduce the costs of health care through various means, including limiting coverage and the level of reimbursement. We expect that there will continue to be a number of legislative proposals to implement government controls and other reforms to limit coverage and reimbursement. The announcement of these proposals or reforms could impair our ability to raise capital. The adoption of these proposals or reforms could impair our operations and financial condition.

Additionally, third-party payers, including Medicare, are increasingly challenging the price of medical products and services and are limiting the reimbursement levels offered to consumers for these medical products and services. If purchasers or users of our future products are not able to obtain adequate reimbursement from third-party payers for the cost of using these products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including gene therapy treatments, and whether adequate third-party coverage will be available.

If our product candidates are not effectively protected by valid, issued patents or if we are not otherwise able to protect our proprietary information, it could harm our business.

The success of our operations will depend in part on our ability and that of our licensors to: obtain patent protection for our methods of gene therapy, therapeutic genes and/or gene-delivery methods both in the United States and in other countries with substantial markets; defend patents once obtained; maintain trade secrets and operate without infringing upon the patents and proprietary rights of others; and obtain appropriate licenses upon reasonable terms to patents or proprietary rights held by others that are necessary or useful to us in commercializing our technology, both in the United States and in other countries with substantial markets.

If we are not able to maintain adequate patent protection for our product candidates, we may be unable to prevent our competitors from using our technology or technology that we license.

The patent positions of gene therapy technologies such as those being developed by us and our collaborators involve complex legal and factual uncertainties. As a result, we cannot be certain that we or our collaborators will be able to obtain adequate patent protection for our product candidates. There can be no assurance that (i) any patents will be issued from any pending or future patent applications of ours or our collaborators; (ii) the scope of any patent protection will be sufficient to provide us with competitive advantages; (iii) any patents obtained by us or our collaborators will be held valid if subsequently challenged; or (iv) others will not claim rights in or ownership of the patents and other proprietary rights we or our collaborators may hold. Unauthorized parties may try to copy aspects of our products and technologies or obtain and use information we consider proprietary. Policing the unauthorized use of our proprietary rights is difficult. We cannot guarantee that no harm or threat will be made to our or our collaborators’ intellectual property. In addition, changes in, or different interpretations of, patent laws in the United States and other countries may also adversely affect the scope of our patent protection and our competitive situation.

Due to the significant time lag between the filing of patent applications and the publication of such patents, we cannot be certain that our anticipated licensors were the first to file the patent applications we intend to license or, even if they were the first to file, also were the first to invent, particularly with regards to patent rights in the United States. In addition, a number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our operations. Some of these technologies, applications or patents may conflict with our or our licensors’ technologies or patent applications. A conflict could limit the scope of the patents, if any, that we or our licensors may be able to obtain or result in denial of our or our licensors’ patent applications. If patents that cover our activities are issued to other companies, we may not be able to develop or obtain alternative technology.

Patents issued and patent applications filed internationally relating to gene therapy are numerous, and we cannot assure you that current and potential competitors or other third parties have not filed or received, or will not file or receive applications in the future for patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by us.

Additionally, there is certain subject matter which is patentable in the United States but not generally patentable outside of the United States. Differences in what constitutes patentable subject matter in various countries may limit the protection we can obtain outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. These and other issues may prevent us from obtaining patent protection outside of the United States, which would have a material adverse effect on our business, financial condition and results of operations.

We may be subject to costly claims, and, if we are unsuccessful in resolving conflicts regarding patent rights, we may be prevented from developing or commercializing our product candidates.

There has been, and will likely continue to be, substantial litigation regarding patent and other intellectual property rights in the biotechnology industry. As the biotechnology industry expands and more patents are issued, the risk increases that our processes and product candidates may give rise to claims that they infringe on the patents of others. Others could bring legal actions against us claiming damages and seeking to stop clinical testing, manufacturing and marketing of the affected product or use of the affected process. Litigation may be necessary to enforce our or our licensors’ proprietary rights or to determine the enforceability, scope and validity of proprietary rights of others. If we become involved in litigation, it could be costly and divert our efforts and resources. In addition, if any of our competitors file patent applications in the United States claiming technology also invented by us or our licensors, we may need to participate in interference proceedings held by the U.S. Patent and Trademark Office to determine priority of invention and the right to a patent for the technology. Like litigation, interference proceedings can be lengthy and often result in substantial costs and diversion of resources.

Collateral Therapeutics has assisted the University of California, as the licensor, in one such interference proceeding involving the University of California’s technology for cardiovascular gene therapy and a pending patent application filed by Jeffrey Leiden et al. (a U.S. counterpart of international application PCT/US93/11133, which published as WO94/11506). In a related matter, Collateral Therapeutics successfully opposed a European counterpart to the Leiden PCT application (EP-B-668913), which led to a decision to revoke their patent grant in Europe. However, the patentee, Arch Development Corporation, has appealed from the decision against them. If the interference, opposition or other adverse proceedings were to ultimately be decided adversely, we may be compelled to seek a license to the Leiden technology, which may not be available on terms that we find commercially reasonable. In addition, such proceedings, even if decided in our favor, involve a lengthy process, are subject to appeal, and typically result in substantial costs and diversion of resources.

As more potentially competing patent applications are filed, and as more patents are actually issued, in the field of gene therapy and with respect to component methods or compositions that we may employ, the risk increases that we or our licensors may be subjected to litigation or other proceedings that claim damages or seek to stop our product development or commercialization efforts. Even if such patent applications or patents are ultimately proven to be invalid, unenforceable or non-infringed, such proceedings are generally expensive and time consuming and could consume a significant portion of our resources and substantially impair our product development efforts.

If there were an adverse outcome of any litigation or interference proceeding, we could have a potential liability for significant damages. In addition, we could be required to obtain a license to continue to make or market the affected product or use the affected process. Costs of a license may be substantial and could include ongoing royalties. We may not be able to obtain such a license on acceptable terms, or at all.

We may not have adequate protection for our unpatented proprietary information, which could adversely affect our competitive position.

We will substantially rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. However, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. To protect our trade secrets, we may enter into confidentiality agreements with employees, consultants and potential collaborators. However, these agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. Likewise, our trade secrets or know-how may become known through other means or be independently discovered by our competitors. Any of these events could prevent us from developing or commercializing our product candidates.

We face the risk of product liability claims, which could adversely affect our business and financial condition.

Our operations will expose us to product liability risks that are inherent in the testing, manufacturing and marketing of gene therapy products. Failure to obtain sufficient product liability insurance or otherwise protect against product liability claims could prevent or delay the commercialization of our product candidates or negatively affect our financial condition. Regardless of the merit or eventual outcome, product liability claims may result in withdrawal of product candidates from clinical trials, costs of litigation, damage to our reputation, substantial monetary awards to plaintiffs and decreased demand for products.

Product liability may result from harm to patients using our products, a complication that was either not communicated as a potential side-effect or was more extreme than communicated. We will require all patients enrolled in our clinical trials to sign consents, which explain the risks involved with participating in the trial. The consents, however, provide only a limited level of protection, and product liability insurance will be required. Additionally, we will indemnify the clinical centers and related parties in connection with losses they may incur through their involvement in the clinical trials. We may not be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities.

The price of our common stock is expected to be volatile and an investment in our common stock could decline in value.

The market price of our common stock, and the market prices for securities of pharmaceutical and biotechnology companies in general, are expected to be highly volatile. The following factors, in addition to other risk factors described in this prospectus, and the potentially low volume of trades in our common stock, may have a significant impact on the market price of our common stock, some of which are beyond our control:

•	actual or anticipated variations in operating results; announcements of technological innovations;

•	developments concerning any research and development, clinical trials, manufacturing, and marketing collaborations;

•	new products or services that we or our competitors offer;

•	the initiation, conduct and/or outcome of intellectual property and/or litigation matters;

•	changes in financial estimates by securities analysts;

•	conditions or trends in bio-pharmaceutical or other healthcare industries;

•	global unrest, terrorist activities, and economic and other external factors;

•	regulatory developments in the United States and other countries;

•	changes in the economic performance and/or market valuations of other biotechnology and medical device companies;

•	our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; and

•	sales or other transactions involving our common stock.

The stock market in general has recently experienced relatively large price and volume fluctuations. In particular, market prices of securities of biotechnology and medical device companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of the common stock, which could cause a decline in the value of the common stock. Prospective investors should also be aware that price volatility may be worse if the trading volume of the common stock is low

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views about future events and financial performance based on certain assumptions. They include opinions, forecasts, intentions, plans, goals, projections, guidance, expectations, beliefs or other statements that are not statements of historical fact. Words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “believes,” “anticipates,” “intends,” “estimates,” “approximates,” “predicts,” or “projects,” or the negative or other variation of such words, and similar expressions may identify a statement as a forward-looking statement. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our business, our goals, strategies, focus and plans, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results and the development of our products, are forward-looking statements. Forward-looking statements in this prospectus may include statements about:

•	future financial and operating results;

•	the conduct and outcome of regulatory submissions and clinical trials;

•	the performance of GenerxTM and other product candidates and their potential to attract development partners and/or generate revenues;

•	our beliefs and opinions about the safety and efficacy of our product candidates and the results of our clinical studies and trials;

•	the development or commercialization of competitive products or medical procedures;

•	our development of new product candidates;

•	our growth, expansion and acquisition strategies;

•	the outcome of litigation matters;

•	our intellectual property rights and those of others, including actual or potential competitors;

•	the ability to enter into acceptable relationships with one or more contract manufacturers or other service providers on which we may depend and the ability of such contract manufacturers or other service providers to manufacture biologics or provide services of an acceptable quality on a cost-effective basis;

•	our personnel, consultants and collaborators;

•	operations outside the United States;

•	current and future economic and political conditions;

•	overall industry and market performance;

•	the impact of accounting pronouncements;

•	management’s goals and plans for future operations; and

•	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

The forward-looking statements in this prospectus speak only as of the date of this prospectus and caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to certain events, risks, and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this prospectus as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under “Risk Factors” and elsewhere in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services.

You may also request a copy of our filings at no cost by writing or telephoning us at: Cardium Therapeutics, Inc., 3611 Valley Centre Drive, Suite 525, San Diego, California 92130, Attention: Chief Financial Officer (858) 436-1000.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants currently outstanding. In that case, we could receive a maximum of approximately $4.5 million (2,856,818 shares at a weighted average exercise price of $1.57 per share), which if received will be used for working capital and general corporate purposes. There is no guarantee that all or any of the warrants will be exercised.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the Pink Sheets under the symbol “ARVT”. Below are the high and low closing prices of our common stock as reported by the Pink Sheets for each quarter of the years ended December 31, 2005 and 2004:

	2005		2004
	High	Low	High	Low
First Quarter	$0.15	$0.15	$0..55	$0.25
Second Quarter	$0.46	$0.15	$0.35	$0.30
Third Quarter	$1.51	$0.46	$0.30	$0.25
Fourth Quarter	$2.35	$0.61	$0.26	$0.15

The information above reflects inter-dealer prices, without retail mark-up, mark down or commissions, may not represent actual transactions and should not be deemed to reflect an established public trading market for our common stock. The high and low closing prices listed above for every quarter except the fourth quarter of 2005 are prices of Aires Ventures’ common stock prior to the reverse merger with Cardium which occurred on October 20, 2005. For the fourth quarter of 2005, the low closing price of $0.61 occurred most recently on October 7, 2005 (and, as a result, was a price for Aries Ventures’ common stock prior to the reverse merger) and the high closing price of $2.35 occurred on November 14, 2005 (and, as a result, was a price for the common stock Aries Ventures and Cardium on a consolidated basis).

Holders

As of January 12, 2006, there were 361 stockholders of record of our common stock.

Dividends

During the last two years ended December 31, 2005 and 2004, no dividends were declared or paid on our common stock.

Recent Sales of Unregistered Securities

On October 20, 2005, we closed a private placement of up to $50,000,000 of common stock at a purchase price of $1.50 per share under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, to “accredited investors” as such term is defined under such Regulation D. The actual number of shares of common stock sold was 19,325,651, which represented gross proceeds of $28,988,329. In connection with the private offering, the placement agent received a five-year warrant to purchase 2,032,555 shares of our common stock at an exercise price of $1.50 per share and selling commissions, marketing allowances and management fees totaling approximately $3,048,832. Investors who invested at least $1,000,000 in shares of common stock received a three-year warrant to buy 10% of the number of shares of common stock purchased in the Private Offering, at an exercise price of $1.75 per share. Shares underlying such warrants total 424,263. All of those warrants are currently exercisable.

In addition, we closed the reverse merger transaction between Cardium and Aries Ventures on October 20, 2005 pursuant to which Cardium became a wholly-owned subsidiary of Aries Ventures. In connection with the reverse merger, an aggregate of 785,000 shares of Aries Ventures’ common stock were issued to the former stockholders of Cardium in exchange for their shares of Cardium common stock. At the closing of the reverse merger, a three-year warrant to purchase 400,000 shares of Aries Ventures common stock at an exercise price of $1.75 per share was issued to Mark Zucker, an Aries Ventures stockholder who held of record or beneficially more than 45% of the outstanding common stock of Aries Ventures prior to the reverse merger. The warrant was issued to Mr. Zucker as consideration for his agreement, subject to certain exceptions, not to sell any of his shares of Aries Ventures common stock for a period of approximately five months from the effective time of the reverse merger. The issuance of such shares and warrant was made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

BUSINESS

Overview

We are an interventional cardiology company focused on the late-stage clinical development and commercialization of DNA-based, myocardial-derived, growth factor therapeutics as potential treatments for coronary artery disease and heart attack. In October 2005, we acquired a portfolio of cardiovascular growth factor therapeutic assets from Schering AG (Germany) and certain of its United States affiliates, including Berlex Laboratories, whom we collectively refer to as Schering, for a purchase price of approximately $4,000,000.

Our initial primary focus will be the commercial development of cardiovascular-directed growth factor therapeutics for interventional cardiology applications based on the product portfolio we acquired from Schering. Those products include GenerxTM and CorgentinTM. Generx, based on myocardial-derived fibroblast growth factor 4 (mdFGF-4), is our lead product candidate and has advanced to Phase 2b/3 clinical studies. Generx is a non-surgical angiogenic therapy designed to be a one-time treatment with long-lasting therapeutic benefits for patients with recurrent angina due to coronary disease. Corgentin, a pre-clinical product candidate, is a next-generation therapeutic based on myocardial-derived insulin-like Growth Factor-I (mdIGF-I). Corgentin is being designed to be a one-time cardiomyocyte-directed treatment to promote the repair and restoration of damaged cardiomyocytes and enhance cardiac function following a heart attack (acute myocardial infarction) through the beneficial cardiac effects of prolonged IGF-I protein expression.

In addition, we have secured the rights to GenvascorTM, a pre-clinical, DNA-based, endothelial nitric oxide synthase (eNOS) therapeutic. Genvascor is being designed to induce production of nitric oxide and is directed at mediating the effects of multiple growth factors to enhance neovascularization and increased blood flow for the potential treatment of patients with critical limb ischemia due to advanced peripheral arterial occlusive disease (PAOD). We may elect to develop Genvascor alone or in collaboration with a development partner.

The following chart summarizes certain attributes of the above-described product candidates we acquired from Schering:

Product	Growth Factor	Indication	Mechanism of Action

Generx	Fibroblast Growth Factor-4 (FGF-4)	Recurrent angina due to coronary disease	Promote and enhance the growth of collateral circulation in ischemic heart disease

Corgentin	Insulin-like Growth Factor-I (IGF-I)	Acute coronary syndrome following myocardial infarction	Improve recovery of injured myocardium and restore function following heart attack

Genvascor	Endothelial Nitric Oxide Synthase (eNOS)	Critical limb ischemia due to advanced peripheral arterial occlusive disease	Promote multiple vasculoprotective effects and mediate growth factors to enhance neovascularization and increased blood flow to the ischemic limb

Business Strategy

The practical integration of pharmaceutical agents and medical devices, exemplified by the advent of drug-eluting stents, represents an important advancement in effective cardiovascular therapeutic innovation. Likewise, we believe that merging biologic therapy and medical device applications represents a new therapeutic product class, targeting the highly innovative and rapidly growing interventional cardiology market. Rather than simply directing drug therapy at alleviating clinical symptoms, DNA-based cardiovascular therapy attempts to leverage the body’s own physiologic responsiveness to treat the underlying cardiac disease. We seeks to advance the current standard of care for patients with cardiovascular disease through the development of directed therapy to enhance the body’s natural healing process when used in concert with or, as a supplement to, existing vascular-directed or other therapies.

Building upon our core product candidates, our strategic goal is to develop a portfolio of medical products at various stages of development and secure additional financial resources to commercialize these products in a timely and effective basis. The key elements of our strategy are to:

•	Initiate a redesigned clinical development program for Generx, which would include a new clinical study (AGENT-5) targeted to patients with recurrent angina and, with positive clinical data, initiate a pivotal Phase 3 clinical study (AGENT-6);

•	Leverage our financial resources and focused corporate infrastructure through the use of contract manufacturers to produce clinical supplies and a contract research organization to manage or assist planned clinical studies;

•	Advance the pre-clinical development of Corgentin and potentially seek partnering opportunities for the Corgentin and Genvascor product candidates;

•	Seek to monetize the economic value of Cardium’s product portfolio by establishing strategic collaborations at appropriate valuation inflection points; and

•	Seek to broaden and expand our product base and financial resources through other corporate development transactions in an attempt to enhance stockholder value, which could include acquiring other companies or product opportunities and/or securing additional capital.

We recognize that the practical realities of cardiovascular drug development in the current regulatory environment require sizable financial investment. In view of this, we plan to pursue clinical development strategies intended to facilitate collaborations and partnerships for joint development of our products at appropriate valuation inflection points during their clinical development cycle. In the future, we plan to aggressively seek access to other therapeutics and/or medical device opportunities, as well as medical-related technologies, to further strengthen and broaden our portfolio, and will consider the opportunistic acquisition of other companies having financial and development resources that offer the potential to enhance our near and long-term stockholder value.

Business and Corporate History

In 1995, Christopher Reinhard, our Co-Founder, Chairman, Chief Executive Officer, President and Treasurer, co-founded Collateral Therapeutics, Inc., a former Nasdaq-listed company, to commercialize medical discoveries and technology licensed from the University of California, San Diego related to the potential therapeutic application of methods of gene therapy to stimulate cardiac angiogenesis. In 1996, Collateral Therapeutics and Schering entered into a strategic research and development collaboration to commercially develop angiogenic gene therapy products based on Collateral Therapeutics’ technology platform, which included a portfolio of therapeutic genes, vectors and methods of gene therapy to enhance cardiac function. This research and development collaboration yielded two product candidates based on the human Fibroblast Growth Factor-4 gene (FGF-4) that entered clinical trials.

During the collaboration with Schering, Mr. Reinhard and other members of Collateral Therapeutics’ management team, several of whom have joined Cardium, successfully worked with Schering to promote Collateral Therapeutics’ lead product candidate through several human clinical trials that were principally funded and conducted by Schering. In 2002, as a result of the success of the Collateral Therapeutics/Schering collaboration and following positive Phase 1/2 and Phase 2a clinical studies for Generx, Schering acquired Collateral Therapeutics for approximately $160 million. This acquisition included all of Collateral Therapeutics’ intellectual property and assets, including the rights to the lead product candidate, Generx. After completing the sale of Collateral Therapeutics to Schering, Mr. Reinhard continued as Chief Executive Officer of Collateral Therapeutics through December 2004.

Following its acquisition of Collateral Therapeutics, Schering initiated a multi-center Phase 2b/3 clinical program that was designed to evaluate up to 1,000 patients in a U.S. study and a concurrent European study. However, although Phase 1/2 and subsequent Phase 2 clinical data were encouraging, Schering announced in January 2004 that an interim analysis of the Generx Phase 2b/3 (AGENT-3) U.S. clinical study suggested that the Phase 2b/3 (AGENT-3) study as designed appeared to not be sufficient to demonstrate efficacy and it elected to discontinue enrollment pending a review of the study. Schering also reported, however, that the study revealed no evidence of serious safety concerns. On June 15, 2004, Schering announced that it was terminating its cardiovascular research and development activities (including angiogenic DNA-based therapeutics and small molecule drugs) and refocusing on its core business areas.

In November 2004, Schering completed an internal retrospective subgroup analysis of the data from the AGENT-3 clinical study. The analysis provided positive efficacy insights and reconfirmed the positive safety data. In light of this retrospective analysis, Cardium elected to pursue the acquisition, development and commercialization of Schering’s portfolio cardiovascular growth factor therapeutic assets.

In October 2005, Cardium completed a “reverse merger” with Aries Ventures, Inc., a Nevada corporation. Prior to the close of the merger, Aries Ventures was a publicly traded “shell” company that had no business operations or significant non-cash assets. As a result of the reverse merger, Cardium became Aries Ventures’ wholly-owned operating subsidiary, Cardium’s former stockholders became significant stockholders of Aries Ventures and Cardium’s management replaced Aries Ventures’ management.

Concurrently with the closing of the reverse merger, we completed a private offering of a total of 19,325,554 shares of Aries Ventures’ common stock at a purchase price of $1.50 per share to accredited investors, as defined in Regulation D, pursuant to the terms of a Confidential Private Offering Memorandum, dated July 1, 2005, as supplemented. Gross proceeds from the private offering were $28,988,329. In connection with the private offering, we issued warrants to purchase an aggregate of 3,007,018 shares of common stock to lead investors in the private offering, the placement agent and a former officer, director and significant stockholder of Aries Ventures. Under the terms of the private offering, we agreed to file this registration statement with the SEC covering the resale by stockholders of the shares of common stock issued in the private offering and underlying the related warrants.

In January 2006, we completed a corporate reorganization in which Aries Ventures was merged with and into Cardium, with Cardium as the surviving entity. As a result, we are now in our present form a publicly-traded, Delaware corporation named Cardium Therapeutics, Inc.

Generx Clinical Studies

Generx has been evaluated in studies of 663 patients (including 450 Generx-treated patients and 213 controls) in four multi-center, double-blind, placebo-controlled clinical studies. These studies have been conducted at over 70 U.S., Canadian, European and South American medical centers.

Results from two multi-center, randomized, double-blind, placebo-controlled studies (Phase 1/2 and Phase 2), conducted by Schering in collaboration with Collateral Therapeutics, have provided important safety and preliminary efficacy information. Based on intracoronary administration to 450 patients, Generx appears to be safe and well tolerated with no significant adverse side effects. Results from the Phase 1/2 study (AGENT-1) demonstrated that, in patients whose baseline exercise treadmill tests (“ETT”) were equal to, or less than 10 minutes, Generx showed a significant improvement in ETT time compared to patients that received the placebo control. A Phase 2 study (AGENT-2), designed to assess enhancement of myocardial perfusion (blood flow to the heart) following intracoronary delivery of Generx in patients with documented reversible ischemia measured by stress adenosine single-photon emission computed tomography (SPECT) imaging, demonstrated that Generx provided improvement in myocardial perfusion in patients with moderate to severe angina.

Positive data from AGENT-1 and AGENT-2 supported the advancement of the Generx development program into two large-scale Phase 2b/3 trials worldwide (AGENT-3 and AGENT-4), which were designed to enroll up to 1,000 patients at more than 100 medical centers in the U.S., Canada, South America and Europe. Based on an interim analysis of 307 patients in the U.S.-based AGENT-3 study, the clinical data further confirmed the product’s positive safety profile and suggested improvements to study design in view of the level of placebo response observed among generally healthier patients. However, enrollment in the studies was stopped because, as designed, the studies were not considered sufficient to provide statistical evidence of efficacy. An independent Data Safety Monitoring Board monitored the studies and reported that there was no evidence of safety concerns. A detailed subgroup analysis of the AGENT-3 data confirmed that there were statistically significant improvements in the primary end-point (i.e. exercise treadmill testing or ETT) in the key patient populations. This subgroup analysis is believed to provide support for further clinical trial evaluation to demonstrate the safety and effectiveness of Generx in patients with myocardial ischemia and associated symptomatic recurrent angina.

The following chart summarizes the clinical development of Generx:

Date	Trial	Study Objective	No. of Patients	Clinical Results

1999	AGENT 1	First in Man U.S. Phase 1/2 Clinical Studies	79	Positive Safety & Preliminary Efficacy

2001	AGENT 2	Phase 2a Clinical Study Multi-Center, Randomized, Placebo-Controlled, U.S. Mechanism of Action Study Evaluation of Cardiac Perfusion	52	Positive Safety & Preliminary Efficacy, Positive Information About Mechanism of Action (Cardiac Perfusion)

2004	AGENT 3	Multi-Center, Randomized, Placebo-Controlled, U.S. Phase 2b/3 Clinical Study Evaluate Safety & Efficacy	416	Positive Safety, Efficacy Not Statistically Sufficient Based on Protocol Design

2004	AGENT 3 (Retrospective Subgroup Analysis)	Multi-Center, Randomized, Placebo-Controlled, U.S. Phase 2b/3 Clinical Study Evaluate Safety & Efficacy	416	Positive Safety and Statistically Significant Efficacy in Subgroup Patients (>55 years of age) with Severe Angina or Limited Exercise Capacity

2004	AGENT 4	Multi-Center, Randomized, Placebo-Controlled, Europe, Canada, South America Phase 2b/3 Clinical Study Evaluate Safety & Efficacy	116	Positive Safety, Efficacy Not Statistically Sufficient Based on Protocol Design

2006	Planned AGENT 5	Multi-Center, Randomized, Placebo-Controlled, U.S. Phase 2b/3 Clinical Study	TBD	Further Evaluate Safety, Explore Efficacy Using Modified Patient Population and Re-confirm Angiogenic Mechanism of Action (Cardiac Perfusion) Using Advanced Diagnostic Imaging

Comparative Anti-Anginal Therapeutic Approaches

During the past two decades several drugs have been approved by the United States Food and Drug Administration (“FDA”) for the management of chronic stable angina pectoris, including beta-blockers, nitrates and calcium channel blockers. These drugs were approved based upon improvement in total ETT time and, in general, have demonstrated placebo-corrected increases of approximately 20 to 50 seconds. However, no new class of medications to treat angina has been approved for over 15 years. Currently, fatty acid oxidation inhibitors such as Ranolazine are being developed as a potential new alternative to or addition to existing therapies. The clinical trial experience in AGENT-3 suggests that in patients with more severe angina, Generx, after a one-time administration, can produce sustained increases in total ETT time that are clinically meaningful when considered in the context of these available therapies. Most importantly, the effects of Generx have been demonstrated in patients who are already receiving one or more chronic anti-anginal medications.

Looking comparatively, the RanolazineTM clinical trial data suggest that the magnitude of its effect is similar to the currently available drugs. For example, in the CARISA trial, Ranolazine achieved an approximately 24 second improvement in total ETT time over placebo at trough drug levels (as defined in the trial protocol). In addition to drug therapy, mechanical revascularization procedures such as percutaneous coronary intervention (“PCI”) and coronary artery bypass surgery graft (“CABG”) surgery are commonly employed interventional procedures used to manage patients with chronic angina. While there have been few published controlled clinical trials of PCI or CABG surgery that have collected ETT data, two studies that have directly compared PCI and CABG surgery using ETT have shown sustained improvements in total ETT time of approximately 90 to 114 seconds for PCI and 132 to 174 seconds for CABG surgery.

Comparative Clinical Data Based on

Total Exercise Treadmill Time: Change from Baseline

Study	Treatment Group	# Patients	Mean ETT Change in Seconds	p-Value
DNA-Based Angiogenic Therapy Generx [mdFGF-4] AGENT-3/4 Age > 55, Baseline ETT ≤ 300 Seconds @ Six Months	Placebo	27	28.1 (11.5)%	—

	Generx 10e9 v.p. dosage	27	92.0 (38.3)%	0.03

	Generx 10e10 v.p. dosage	37	75.3 (31.2)%	0.02

Small Molecule Drug Ranolazine *CARISA Study(1) CV Therapeutics	Placebo	258	91.7 (21.9)%	—
	Ranolazine 750 mg	272	115.4 (27.7)%	0.03
	Ranolazine 1000 mg	261	115.8 (27.9)%	0.03

Mechanical Revascularizations American Heart Journal(2)	Coronary Artery Bypass Surgery	46	132(29.7)%	—
	PCI—Angioplasty	40	114 (23.5)%	—

Mechanical Revascularizations ACIP Study(3)	Coronary Artery Bypass Surgery	78	174 (34.9)%	—
	PCI—Angioplasty	92	90 (19.4)%	—

*	CARISA data are least square means and other study data are arithmetic means.
1.	Chaitman BR, Pepine CJ, Parker JO, Skopal J, Chumakova G, et al. Effects of ranolazine with atenolol, amlodipine, or diltiazem on exercise tolerance and angina frequency in patients with severe chronic angina: a randomized controlled trial. JAMA 2004;291(3):309-316.
2.	Mulcahy D, Keegan J, Phadke K, Wright C, Sparrow J, Purcell H, Fox K. Effects of coronary artery bypass surgery and angioplasty on the total ischemic burden: a study of exercise testing and ambulatory ST segment monitoring. Am Heart J 1992;123(3):597-603.
3.	Bourassa MG, Knatterud GL, Pepine CJ, Sopko G, Rogers WJ, et al. Asymptomatic Cardiac Ischemia Pilot (ACIP) Study. Improvement of cardiac ischemia at 1 year after PTCA and CABG. Circ 1995;92(9 Suppl):II1-7.

These data confirmed earlier studies and suggested that the treatment could benefit patients with more serious angina that typically occurs as a result of advanced coronary artery disease. This may allow targeting patients who have had previous interventions such as angioplasty or bypass surgery, but have recurrent angina despite drug therapy. Furthermore, based on this substantial human clinical experience with Generx, coupled with unique insights regarding a particularly “responsive” patient population for what is considered to be the key efficacy end-point, we believe that Generx has the potential to obtain approvable clinical data in a pivotal trial in the foreseeable future and ahead of potential competition.

We plan to redesign Schering’s Phase 2b/3 clinical study protocol and initiate AGENT-5, a new clinical study that would continue to evaluate Generx’s safety, assess the appropriateness of our modified clinical protocol design and reconfirm the FGF-4 angiogenic mechanism of action (utilizing advanced diagnostic cardiac imaging techniques). With positive data we hope to obtain from AGENT-5, we plan to further build on Schering’s six-year clinical development activities and advance forward with AGENT-6, a newly redesigned, Phase 3 pivotal study that would be structured and powered to serve as the basis for a regulatory submission seeking marketing approval from the FDA.

Generx Clinical Development Strategy

Since 1995, members of Cardium’s management, during their employment with Collateral Therapeutics and Schering, have had considerable experience in accomplishing regulatory clearance in pre-clinical research, pre-clinical toxicology, manufacturing, distribution and global clinical development of Generx that should allow Cardium to begin its clinical development program in a more favorable position than most of its competitors. As part of the Schering Transaction, Cardium received from Schering an active IND in the United States, Canada and several European and South American countries, and information about manufacturing and analytical processes approved by the FDA and the European Regulatory Agency.

Cardium plans to initiate AGENT-5, a multi-center, randomized, double-blind, placebo-controlled study to prospectively evaluate the efficacy and safety of mdFGF-4 in the patient population identified as responders in the retrospective analysis of AGENT-3. This trial may begin enrollment in the second quarter of 2006, assuming the successful manufacture of clinical supplies and the initiation or reinitiation of clinical sites. Approximately fifteen clinical sites would be expected to participate in this AGENT-5 study.

Corgentin Pre-Clinical Development

Corgentin, a pre-clinical product candidate, is a next-generation DNA-based therapeutic based on myocardial derived insulin-like growth factor-I (mdIGF-I) that is being designed as a one-time cardiomyocyte-derived treatment to promote the repair and restoration of damaged cardiomyocytes and enhance cardiac function following a heart attack (acute myocardial infarction) through the beneficial cardiac effects of prolonged IGF-I protein expression. We believe that myocardial derived IGF-I offers the potential to improve post-infarct cardiac healing through DNA-based, targeted myocardial cell delivery and resulting sustained cardiac-restorative bioactivity. Corgentin would be delivered using our methods of intracoronary cardiac administration. The biological properties of IGF-I, including inhibition of apoptosis, adaptive cardiomyocyte hypertrophy, recruitment of cardiac progenitor cells, as well as the induction of angiogenesis and enhancement of cardiac function, provide the rationale for the development of a therapy directed at myocardial repair and restoration. This biology predicts Corgentin’s potential to improve functional recovery and prevent ventricular dysfunction and the associated progression to congestive heart failure following myocardial infarction and reperfusion.

The safety of systemic IGF-I protein therapy has been confirmed in multiple human clinical studies for a number of medical indications. While there is abundant published scientific literature validating the multiple beneficial cardiac effects of IGF-I, systemic IGF-I protein delivery generally lacks the ability to target cardiomyocytes for effective therapy. We believe that by targeting the heart with intracoronary, DNA-coded, myocardial-directed delivery, using the methods pioneered for the Generx development program by Collateral Therapeutics and Schering, mdIGF-I has the potential to induce a positive biologic response. The targeted cardiomyocytes are expected to produce sustained therapeutic protein levels in the myocardium where it is needed. We estimate that over 1,000 patients have been treated with various dose levels of IGF-I protein, and 450 patients have received Generx via intracoronary administration of DNA-based myocardial delivery of the FGF-4 angiogenic growth factor. We believe the safety and preliminary efficacy from these studies provide further support for the clinical potential of Corgentin.

Collateral Therapeutics’ in vitro pre-clinical development studies provided data supporting the myocardial benefits of IGF-I in cell-based assays by protecting cardiomyocytes against apoptosis, inducing adaptive cardiomyocyte hypertrophy and inducing proliferation of human coronary artery endothelial cells. Cardium’s in vivo proof-of-concept pilot study in pigs, based on its coronary occlusion/reperfusion myocardial infarct model, tested intracoronary mdIGF-I administration to promote myocardial repair following a significant heart attack (myocardial infarction). This double-blind, randomized, placebo-controlled study was designed to simulate the clinical approach in which Corgentin could be administered after emergency reperfusion therapy to a heart attack patient. Following infarction, echocardiographic analysis documented recovery and restoration of ventricular function and reversal of early left ventricular remodeling in the Corgentin-treated group, compared to placebo. Post-mortem analysis of the hearts provided histological evidence of the potential for post-infarct myocardial protection with this therapy. The initial clinical studies for Corgentin would be designed to seek product registration for use in patients with acute ST-elevation myocardial infarction undergoing percutaneous coronary intervention with or without associated fibrinolysis.

Corgentin Therapeutic Approach for Heart Attack

We will seek to advance the current standard of care for patients with acute coronary syndrome through the development of Corgentin to enhance myocardial healing in and around the infarct zone when used as an adjunct to existing vascular-directed pharmacologic and interventional therapies. As currently envisioned, Corgentin would be developed as a potential treatment to be administered for heart attack patients immediately following percutaneous coronary intervention. The objective of this treatment approach is focused on enhancing myocardial repair and restoration for heart cells that have been injured as a result of the heart attack. Today’s current standard of care is vascular-directed, focusing on restoring blood flow, while Corgentin would seek to broaden treatment to include a cardiomyocyte-directed therapy to repair cells that have been injured as a result of a heart attack.

It should be noted that even with the best of care and successful early intervention, about 30% of heart attack patients will eventually go on to develop congestive heart failure with decompensated coronary syndrome and the potential for eventual left ventricular remodeling. This explains in large part why heart failure remains an epidemic health problem despite improved treatments for acute cardiac events. A therapeutic approach such as Corgentin has the potential to change the clinical outcome for heart attack patients by slowing or preventing the development of decompensated coronary syndrome and subsequent heart failure.

To further confirm the utility of the Corgentin approach and establish its commercialization potential, we plan to develop additional pre-clinical information through sponsored studies. If confirmatory, we may then consider initiating clinical studies, on our own or with a corporate development partner.

Genvascor Pre-Clinical Development

As part of the Schering Transaction, Cardium also secured the rights to Genvascor, a pre-clinical, DNA-based, endothelial nitric oxide synthase (eNOS) therapeutic. This product candidate is being designed to induce production of nitric oxide directed at mediating the effects of multiple growth factors to enhance neovascularization and increased blood flow for the treatment of patients with critical limb ischemia due to advanced peripheral arterial occlusive disease. We may seek to develop additional pre-clinical information through sponsored studies and, if confirmatory, anticipate we would seek to further develop Genvascor either alone or through a corporate collaboration.

Nitric oxide (NO) is believed to play an important role in angiogenesis by mediating some of the effect of vascular endothelial growth factor (VEGF) and other growth factors and by inhibiting local anti-angiogenic mechanisms (e.g., VEGF receptor down-regulation). In the setting of atherosclerotic arterial disease and the presence of multiple concurrent cardiovascular risk factors, activation of vascular endothelial cells leads to reduced production of endothelial nitric oxide and impaired local angiogenesis. We believe that a treatment that re-establishes a sufficient level of bioavailable nitric oxide can potentially lead to enhanced neovascularization and increased blood flow to an ischemic limb. Based on its multiple vasculoprotective mechanisms, as well as the anti-inflammatory activity that nitric oxide exerts while also stimulating angiogenesis and arteriogenesis, treatment with Genvascor could lead to superior clinical efficacy to relieve peripheral limb ischemia over single growth factor treatments that are currently in development.

Critical limb ischemia due to advanced peripheral arterial occlusive disease (PAOD) is characterized by reduced blood flow and oxygen delivery with exercise or even at rest with severe disease, resulting in claudication (muscle pain) and eventual non-healing skin ulcers that can lead to gangrene. The estimated incidence of critical limb ischemia is 500-1000 per million per year in the United States. Progressive microcirculatory dysfunction and impairment of angiogenesis/arteriogenesis are crucial pathophysiologic determinants of critical limb ischemia. As critical limb ischemia progresses, deregulation of the microcirculation occurs, characterized by activation of white blood cells, platelet aggregation, plugging of capillaries, endothelial damage and release of free radicals, all of which promote further ischemia leading to tissue damage and eventual tissue necrosis. The prognosis of patients with critical limb ischemia is very poor. The survival rate for patients with significant tissue necrosis without major amputation is less than 50% after one year. Many patients presenting with ischemic pain and ulcers are not suitable candidates for surgical revascularization or angioplasty due to diffuse, distal occlusive vascular disease. Current pharmacotherapy has had little impact on limb salvage in patients with advanced critical limb ischemia and, likewise, little symptomatic effect.

Angiogenesis and collateral vessel formation in an extremity are complex processes that require the coordination of multiple factors. Therefore, the potential efficacy of treatments currently under development using a single growth factor may be limited. We believe that the delivery of the gene directed at the production of nitric oxide to mediate the effect of multiple growth factors to induce angiogenesis represents a promising new approach for the treatment of critical limb ischemia. Nitric oxide availability to the tissues can reverse ischemia through multiple mechanisms including stimulating impaired angiogenesis, ameliorating existing microvascular dysfunction, restoring vasomotor (vasodilator) activity of existing vessels and contributing to the remodeling and maturation of existing collateral vessels. This “biology-based” revascularization of ischemic limb tissues could possibly be efficacious for patients who are not amenable to percutaneous or surgical revascularization.

The proprietary endothelial nitric oxide synthase mutant Cardium acquired in the Schering Transaction has an increased specific activity of the nitric oxide synthase enzyme, which induces the production of high local levels of nitric oxide. This production is not only independent of the level of endogenous growth factors present, but also is not inhibited by common concurrent risk factors such as hypercholesterolemia or increased oxidative stress, which are known to inhibit the activity of endogenous wildtype eNOS. The properties of this eNOS mutant, Genvascor, may predict a beneficial effect in chronic ischemic conditions. Significant improvement in revascularization and limb salvage has been shown with intramuscular delivery of Genvascor in eNOS-knock-out mouse models of chronic limb ischemia. Efficacy of Genvascor has also been demonstrated in mouse chronic limb ischemia models with reported functional deficiencies in eNOS due to diabetes, the most common cause of PAOD. Treatment with Genvascor therefore has the potential to be efficacious in patients with chronic limb ischemia who also exhibit severe endothelial nitric oxide deficiency, either due to genetic causes or due to metabolic or inflammatory factors. These properties may provide Genvascor a competitive advantage over single growth factor therapies in development as a novel therapy for symptomatic, severe PAOD.

Government Regulation

New drugs and biologics, including gene therapy and other DNA-based products, are subject to regulation under the federal Food, Drug, and Cosmetic Act. In addition, biologics are also regulated under the Public Health

Service Act. We believe that the pharmaceutical products we are attempting to develop will be regulated either as biological products or as new drugs. Both statutes and their corresponding regulations govern, among other things, the testing, manufacturing, distribution, safety, efficacy, labeling, storage, record keeping, advertising and other promotional practices involving biologics or new drugs. FDA approval or other clearances must be obtained before clinical testing, and before manufacturing and marketing, of biologics and drugs. Obtaining FDA approval has historically been a costly and time-consuming process. Different regulatory regimes are applicable in other major markets.

In addition, any gene therapy and other DNA-based products we develop will require regulatory approvals before human trials and additional regulatory approvals before marketing. New biologics are subject to extensive regulation by the FDA and the Center for Biological Evaluation and Research and comparable agencies in other countries. Currently, each human-study protocol is reviewed by the FDA and, in some instances, the National Institutes of Health, on a case-by-case basis. The FDA and the National Institutes of Health have published guidance documents with respect to the development and submission of gene therapy protocols.

To commercialize our product candidates, we must sponsor and file an investigational new drug application and be responsible for initiating and overseeing the human studies to demonstrate the safety and efficacy and, for a biologic product, the potency, which are necessary to obtain FDA approval of any such products. For our newly sponsored investigational new drug applications, we will be required to select qualified investigators (usually physicians within medical institutions) to supervise the administration of the products, and we will be required to ensure that the investigations are conducted and monitored in accordance with FDA regulations and the general investigational plan and protocols contained in the investigational new drug application.

The FDA receives reports on the progress of each phase of testing, and it may require the modification, suspension, or termination of trials if an unwarranted risk is presented to patients. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA. The investigational new drug application process can thus result in substantial delay and expense. Human gene therapy products, the primary area in which we are seeking to develop products, are a new category of therapeutics. Because this is a relatively new and expanding area of novel therapeutic interventions, there can be no assurance as to the length of the trial period, the number of patients the FDA will require to be enrolled in the trials to establish the safety, efficacy and potency of human gene therapy products, or that the data generated in these studies will be acceptable to the FDA to support marketing approval.

After the completion of trials of a new drug or biologic product, FDA marketing approval must be obtained. If the product is regulated as a biologic, the Center for Biological Evaluation and Research will require the submission and approval, depending on the type of biologic, of either a biologic license application or a product license application and a license application before commercial marketing of the biologic. If the product is classified as a new drug, we must file a new drug application with the Center for Drug Evaluation and Research and receive approval before commercial marketing of the drug. The new drug application or biologic license applications must include results of product development, laboratory, animal and human studies, and manufacturing information. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the new drug application or biologic license applications for filing and, even if filed, that any approval will be granted on a timely basis, if at all. In the past, new drug applications and biologic license applications submitted to the FDA have taken, on average, one to two years to receive approval after submission of all test data. If questions arise during the FDA review process, approval can take more than two years.

Notwithstanding the submission of relevant data, the FDA may ultimately decide that the new drug application or biologic license application does not satisfy its regulatory criteria for approval and require additional studies. In addition, the FDA may condition marketing approval on the conduct or specific post-marketing studies to further evaluate safety and effectiveness. Rigorous and extensive FDA regulation of pharmaceutical products continues after approval, particularly with respect to compliance with current GMPs, reporting of adverse effects, advertising, promotion and marketing. Discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.

Ethical, social and legal concerns about gene therapy, genetic testing and genetic research could result in additional regulations restricting or prohibiting the processes we or our suppliers may use. Federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology. More restrictive regulations or claims that our products are unsafe or pose a hazard could prevent us from commercializing any products.

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.

We are also subject to a variety of other regulations in the United States, including those relating to bioterrorism, taxes, labor and employment, import and export, and intellectual property.

To the extent we have operations outside the United States, any such operations would be similarly regulated by various agencies and entities in the countries in which we operate. The regulations of these countries may conflict with those in the United States and may vary from country to country. In markets outside the United States, we may be required to obtain approvals, licenses or certifications from a country’s ministry of health or comparable agency before we begin operations or the marketing of products in that country. Approvals or licenses may be conditioned or unavailable for certain products. These regulations may limit our ability to enter certain markets outside the United States.

Competition

The pharmaceutical, biotechnology and medical device industries are intensely competitive. Any product candidate developed by us would compete with existing drugs, therapies and medical devices or procedures and with others under development. There are many pharmaceutical companies, biotechnology companies, medical device companies, public and private universities and research organizations actively engaged in research and development of products for the treatment of cardiovascular and vascular disease. Many of these organizations have financial, technical, research, clinical, manufacturing and marketing resources that are greater than ours. If a competing company develops or acquires rights to a more efficient, more effective, or safer competitive therapy for treatment of the same or similar diseases we have targeted, or one that offers significantly lower costs of treatment, our business, financial condition and results of operations could be materially adversely affected. In view of the relatively early stage of the industry, we believe that the most significant competitive factor in the field of gene therapy and biologics is the effectiveness and safety of a product candidate, as well as its relative safety, efficacy and cost as compared to other products, product candidates or approaches that may be useful for treating a particular disease condition.

We believe that our product development programs will be subject to significant competition from companies using alternative technologies, as well as to increasing competition from companies that develop and apply technologies similar to ours. Other companies may succeed in developing products earlier than we do, obtaining approvals for these products from the FDA more rapidly than we do or developing products that are safer, more effective or less expensive than those under development or proposed to be developed by us. We cannot assure you that research and development by others will not render our technology or product candidates obsolete or non-competitive or result in treatments superior to any therapy developed by us, or that any therapy developed by us will be preferred to any existing or newly developed technologies.

We are aware of products currently under development by competitors targeting the same or similar cardiovascular and vascular diseases as our Generx product development. These include biologic treatments using forms of genes and therapeutic proteins. For example, Corautus Genetics, Inc., pursuant to a development agreement with Boston Scientific, has initiated a clinical study to evaluate a non-viral delivery of vascular endothelial growth factor-2 (VEGF-2) DNA in the form of “naked” plasmid for the direct injection into the heart muscle of patients with severe angina. They have recently initiated a Phase 2 clinical study with plans to enroll patients with Class III or IV angina that are not suitable for traditional revascularization procedures. Additionally, GenVec, Inc. recently announced the initiation of a Phase 2 clinical study of BioByPass™ Angiogen, which uses Vascular Endothelial Growth Factor-121 (VEGF-121) as a treatment for patients with severe coronary artery disease. This study will reportedly evaluate the effects of ETT time, heart function and quality of life in patients. Angiogen will apparently be administered to patients using direct injection into heart muscle using a guidance system (NOGA). GenVec previously announced a research collaboration with Cordis Corporation, a Johnson & Johnson company, to utilize the NOGA guidance delivery for its Angiogen product. We will also face competition from entities using other traditional methods, including new drugs and mechanical therapies, to treat cardiovascular and vascular disease.

Manufacturing Strategy

To leverage our experience and available financial resources, we do not plan to develop company-owned and operated manufacturing facilities. We plan to outsource all product manufacturing to a contract manufacturer of clinical drug products that operates at a manufacturing facility in compliance with current good manufacturing practices or “GMPs.” We may also seek to refine the current manufacturing process and final product formulation to achieve improvements in storage temperatures and the like.

Our management team already has experience with production of Adenovirus vector (“Adenovector”), DNA-based therapies, which is believed to be useful in understanding the unique requirements of our business. Schering, using their experience in the production of clinical grade, DNA-based drug products, has developed an adenovector manufacturing process employing the use of master viral banks and master cell banks. Technical transfer of process materials and methodologies from Schering to Cardium is expected to take place, combining expertise of both companies.

The FDA has established guidelines and standards for the development and commercialization of molecular and gene-based drug products i.e.: Guidance for Industry—CMC for Human Gene Therapy INDs November 2004, Sterile Drug Products Produced by Aseptic Processing September 2004, Human Somatic Cell Therapy and Gene Therapy March 1998, PTC in the Characterization of Cell Lines Used to Produce Biologicals July 1993. These industry guidelines, among others, provide essential oversight with regard to process methodologies, product formulations and quality control standards to ensure the safety, efficacy and quality of these drug products.

Marketing and Sales

Our product candidates must undergo testing and development in clinical trials and pre-clinical studies. We do not currently have any products approved for marketing nor any present capacity to market and sell products that could be commercially developed based on our technology. If we should obtain any such marketing approvals, we expect that we would elect to engage in marketing or sales through or in collaboration with a commercialization partner, although we are not currently involved with such a partner.

Intellectual Property

As part of the Schering Transaction, pursuant to a Technology Transfer Agreement entered into between Cardium and Schering, Cardium acquired from Schering a portfolio of methods and compositions directed at the treatment of cardiovascular diseases. Cardium also has exclusive licenses to methods for introducing DNA to the heart and for improving heart muscle function, as well as to various biologics. Cardium’s resulting portfolio of cardiovascular product candidates and associated intellectual property include methods and genes applicable to the treatment of heart diseases, the promotion of healing, and the treatment of peripheral vascular disease. Our intellectual property portfolio currently includes more than five issued U.S. patents and more than 60 U.S. patent applications or foreign counterpart patents or patent applications. There can be no assurance that our intellectual property assets will be sufficient to protect our commercialization opportunities, nor that our planned commercialization activities will not infringe any intellectual property rights held or developed by third parties.

Cardium has entered into certain collaborative and licensing arrangements in connection with the Schering Transaction. We expect to continue evaluations of the safety, efficacy and possible commercialization of our therapeutic genes and methods of gene therapy. On the basis of such evaluations, we may alter our current research and development programs, clinical studies, partnering or other development or commercialization activities. Accordingly, we may elect to cancel, from time to time, one or more of the following arrangements with third parties, subject to any applicable accrued liabilities and, in certain cases, termination fees. Alternatively, the other parties to such arrangements may, in certain circumstances, be entitled to terminate the arrangements. Further, the amounts payable under certain of our arrangements may depend on the number of products or indications for which any particular technology licensed under such arrangement is used by us. Thus, any statement of potential fees payable by us under each agreement is subject to a high degree of potential variation from the amounts indicated herein.

Our business strategy includes the establishment of research collaborations to support and supplement our discovery, pre-clinical and clinical research and development phases of the product commercialization cycle, as well as the implementation of long-term strategic partnerships with major pharmaceutical and biotechnology companies and interventional cardiology and medical device companies, to support clinical trials and product commercialization activities, including product manufacturing, marketing and distribution.

Schering Agreement

Cardium entered into an agreement with Schering covering the transfer or license of certain assets and technology relating to (i) methods of gene therapy for the treatment of cardiovascular disease (including methods for the delivery of genes to the heart or vasculature and the use of angiogenic and/or non-angiogenic genes for the potential treatment of diseases of the heart or vasculature); (ii) therapeutic genes that include fibroblast growth factors (including FGF-4); insulin-like growth factors (including IGF-I); and potentially other related biologics (including mutant eNOS); and (3) other technology and know-how, including manufacturing and formulation technology, as well as data relating to the clinical development of Generx and corresponding FDA regulatory matters. Under this agreement, we paid Schering a $4 million up front fee in October 2005 and would be required to pay a $10 million milestone payment upon the first commercial sale of each resulting product. We also may be obligated to pay the following royalties to Schering: (i) 5% on net sales of an FGF-4 based product such as Generx, or (ii) 4% on net sales of other products developed based on technology transferred to Cardium by Schering. We are also obligated to reimburse Schering for patent expenses, including the expenses of any interference or other proceedings, accrued on or after April 1, 2005 in connection with the transferred technologies.

University of California License Agreement

In September 1995, Collateral Therapeutics entered into an agreement with the Regents of the University of California (“Regents”) pursuant to which the Regents granted to Collateral Therapeutics an exclusive license

(with the right to sublicense) in the United States, and in foreign countries where the respective patent rights exist, to certain technology relating to angiogenic gene therapy, based on scientific discovery research conducted at a laboratory at the University of California. In June 1997, Collateral Therapeutics and the Regents entered into an exclusive license agreement (with the right to sublicense) in the United States, and in foreign countries where the respective patent rights exist, for certain technology relating to angiogenic gene therapy for congestive heart failure.

As part of the Schering Transaction, Cardium acquired Collateral Therapeutics’ rights and corresponding obligations under the September 1995 agreement, which in connection with the Schering Transaction was amended, among other things, to include the technology previously covered by the June 1997 agreement. The agreement as amended may be canceled by Cardium at any time on 60 days notice, following which Cardium would continue to be responsible only for obligations and liabilities accrued before termination. Under the agreement, Cardium is obligated to pay (1) an annual royalty fee of 2% based on net sales of products incorporating the technology licensed under the agreement, and (2) a minimum annual royalty fee (which may be offset against the net sales-based royalty fee) of $150,000 for 2009, $200,000 for 2010, $250,000 for 2011, $300,000 for 2012, $400,000 for 2013 and $500,000 for 2014 and thereafter. Cardium is also obligated to reimburse the Regents for ongoing patent expenses incurred in connection with the licensed technologies. Cardium is obligated to make milestone payments to the Regents of $100,000 payable on the earlier to occur of the beginning of new Phase II clinical trials in the United States or June 30, 2006, and $200,000, payable on the earlier to occur of the beginning of Phase II/III clinical trials in the United States or December 31, 2008.

The above agreement provides Cardium with exclusive rights (subject to any license rights of the U.S. government) to develop and commercialize technology covered by patent applications that have been filed in the United States and in foreign countries. Under the terms of the agreement, Cardium is required to diligently proceed with the development and commercialization of the products covered by the licensed patents. To demonstrate its diligence, Cardium is required to attain certain developmental milestones on or before deadlines set forth in the licenses. If and after Cardium receives marketing approval of the products, it will be required to market the products in the United States within six months thereafter. If there is a material breach of any of these agreements, which material breach remains uncured for 60 days, the breached agreement could be terminated by the Regents.

New York University Research and License Agreement

In March 1997, Collateral Therapeutics entered into an agreement with New York University (“NYU”) pursuant to which NYU granted to Collateral Therapeutics an exclusive worldwide license (with the right to sublicense) to certain technology covering development, manufacture, use and sale of gene therapy products based on FGF-4 for the treatment of coronary artery disease, peripheral vascular disease and congestive heart failure. This agreement was also assumed by Cardium in connection with the Schering Transaction and amended in certain respects pursuant to an agreement with NYU. Upon assumption, this agreement as amended provides Cardium with exclusive rights in such fields to develop and commercialize technology covered by the issued patent and patent applications that have been filed in the United States and in foreign countries. Pursuant to the agreement, Cardium is obligated to pay NYU license fees through the completion of the first full year of sales of licensed product equal to $50,000 per year. Cardium is also obligated to reimburse NYU for ongoing patent expenses incurred in connection with the licensed technologies. Should licensed products under the agreement reach the stage of filing of a product license application (PLA) and PLA approval or foreign equivalent thereof, Cardium could be obligated to pay up to an aggregate amount of approximately $1.8 million for each product in milestone payments. In addition, beginning in the year in which Cardium completes one full year of sales of licensed products and continuing thereafter until the agreement terminates or expires, Cardium could also be obligated to pay annual royalty fees equal to the greater of $500,000 or 3% on net sales of products incorporating the technology licensed under the agreement. Under the license agreement, Cardium is required to pursue development and commercialization of the licensed products. If there is a material breach of this agreement that remains uncured for 60 days (or 30 days in the case of unpaid amounts due), the breached agreement could be terminated by NYU.

Yale University License Agreement

In September 2000, Schering entered into an agreement with Yale University pursuant to which Yale University granted to Schering an exclusive worldwide license (with the right to sublicense) to certain technology covering development, manufacture, use and sale of gene therapy products based on a phosphomimetic mutant of human endothelial nitric oxide synthase (eNOS) for the treatment of all cardiovascular diseases. As part of the Schering Transaction, Cardium assumed this agreement with Yale University and as such will be obligated to pay an annual license fee of $15,000, and make certain milestone payments during the development of the licensed products as follows: (i) $150,000 upon filing the first investigational new drug application for the first licensed product in any one of the United States, Japan or a country in the European Union; (ii) $825,000 upon treating the first patient in the second clinical trial in any one of the United States, Japan or a country in the European Union; (iii) $900,000 upon filing first Biologics License Application (BLA) or new drug application in the United States; (iv) $1.5 million upon the first commercial sale of a licensed product; and (v) $3 million upon first $10 million in net sales. If Cardium achieves sales of licensed products, Cardium would be required to pay a minimum royalty of $50,000 per year that is credited to an annual sales royalty equal to 4% of the first $250 million of net sales, 5% of the next $250 million of net sales and 6% of net sales in excess of $500 million. Under the terms of this agreement, Cardium is obligated to reimburse Yale University for ongoing patent expenses incurred in connection with the licensed technologies. If there is a material breach of this agreement that remains uncured for 60 days, the breached agreement could be terminated by Yale.

Employees

Cardium currently employs approximately 10 employees on a full time basis and expects to hire approximately six to eight additional employees during the next twelve months. Our employees are not represented by a collective bargaining agreement and we have not experienced any work stoppages as a result of labor disputes. We believe our relationship with our employees is good. Cardium also relies on various consultants and advisors to provide services to it.

Property

As of September 30, 2005, Aries Ventures occupied offices provided by an affiliate on a month to month basis at 11111 Santa Monica Boulevard, Suite 1250, Los Angeles, California 90025. Effective on November 1, 2005, we entered into a two year lease with Kilroy Realty, L.P., a Delaware limited partnership (“Lease”), to lease approximately 5,727 square feet at 3611 Valley Centre Drive, Suite 525, San Diego, California 92130, the location of our current principal executive offices. The Lease contains two options, the first for an additional term of one year and the second for an additional term of two years. The second option is subject to a third party right of first refusal. During the first year of the Lease, our monthly installment of base rent will be approximately $21,500, which amount will increase by approximately four percent in the second year of the Lease. We will also be required to pay our proportionate share of operating and tax expenses for the office park in which our space is located.

Legal Proceedings

From time to time, we may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of our business. These matters may relate to intellectual property, employment, tax, regulation, contract or other matters. The resolution of these matters as they arise will be subject to various uncertainties and, even if such claims are without merit, could result in the expenditure of significant financial and managerial resources. As of January 17, 2006, we were not a party to any material pending legal proceeding nor was any of our property the subject of any material pending legal proceeding. It is anticipated, however, that we will be regularly engaged in various patent prosecution matters related to the technology we develop and/or license, including the technologies described in “Business.” For example, Collateral Therapeutics has assisted the

University of California, as the licensor, in an interference proceeding involving the University of California’s technology for cardiovascular gene therapy and a pending patent application filed by Jeffrey Leiden et al. (a U.S. counterpart of international application PCT/US93/11133, which published as WO94/11506). In a related matter, Collateral Therapeutics successfully opposed a European counterpart to the Leiden PCT application (EP-B-668913), which led to a decision to revoke their patent grant in Europe. However, the patentee, Arch Development Corporation, has appealed from the decision against them. If the interference, opposition or other adverse proceedings were to ultimately be decided adversely, we may be compelled to seek a license to the Leiden technology, which may not be available on terms that we find commercially reasonable. In addition, such proceedings, even if decided in our favor, involve a lengthy process, are subject to appeal, and typically result in substantial costs and diversion of resources. We are obligated to reimburse Schering for the expenses of any interference or other proceedings accrued on or after April 1, 2005 in connection with the technologies licensed.

PLAN OF OPERATION

The following is a discussion of our intended plan of operation during the next 12 months. You should carefully review the risks described under the heading “Risk Factors” beginning on page 3 and elsewhere in this prospectus, which identify certain important factors that could cause our future financial condition and results of operations to vary.

Building upon our core product candidates, our strategic goal is to develop a portfolio of medical products at various stages of development and secure additional financial resources to commercialize these products in a timely and effective basis. The key elements of our strategy are to:

•	Initiate a redesigned clinical development program for Generx, which would include a new clinical study (AGENT-5) targeted to patients with recurrent angina and, with positive clinical data, initiate a pivotal Phase 3 clinical study (AGENT-6);

•	Leverage our financial resources and focused corporate infrastructure through the use of contract manufacturers to produce clinical supplies and a contract research organization to manage or assist planned clinical studies;

•	Advance the pre-clinical development of Corgentin and potentially seek partnering opportunities for the Corgentin and Genvascor product candidates;

•	Seek to monetize the economic value of Cardium’s product portfolio by establishing strategic collaborations at appropriate valuation inflection points; and

•	Seek to broaden and expand our product base and financial resources through other corporate development transactions in an attempt to enhance stockholder value, which could include acquiring other companies or product opportunities and/or securing additional capital.

We recognize that the practical realities of cardiovascular drug development in the current regulatory environment require sizable financial investment. In view of this, we plan to pursue clinical development strategies intended to facilitate collaborations and partnerships for joint development of our products at appropriate valuation inflection points during their clinical development cycle. In the future, we plan to aggressively seek access to other therapeutics and/or medical device opportunities, as well as medical-related technologies, to further strengthen and broaden our portfolio, and will consider the opportunistic acquisition of other companies having financial and development resources that offer the potential to enhance our near and long-term stockholder value.

In October 2005, we completed a private offering of securities that resulted in our receipt of gross proceeds of approximately $28,988,329. As a result, we believe that we have sufficient funds available to satisfy our cash requirements and do not anticipate raising additional capital in the next 12 months.

Please see “Business” for more detailed information about our potential products and our intended efforts to develop our products.

Off-Balance Sheet Arrangements

As of January 17, 2006, we did not have any off-balance sheet debt nor did we have any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses.

Critical Accounting Policies and Estimates

Our financial statements included in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in accordance with GAAP requires that we make estimates and assumptions that affect the amounts reported in our financial statements and their accompanying notes. We have identified certain policies that we believe are important to the portrayal of our financial condition and results of operations. These policies require the application of significant judgment by our management. We base our estimates on our historical experience, industry standards, and various other assumptions that we believe are reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions. An adverse effect on our financial condition, changes in financial condition, and results of operations could occur if circumstances change that alter the various assumptions or conditions used in such estimates or assumptions. Our significant accounting policies are described in the notes to our financial statements.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123R requires that we measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. We are required to adopt SFAS 123R effective for annual periods beginning after December 15, 2005. Under this method, we will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, we will recognize the unvested portion of the grant date fair value of awards issued before adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The adoption of SFAS 123R will have an impact on the financial statements whereby the Company will record a charge to earnings on prospective issuances of stock options.

MANAGEMENT

Our Board of Directors is responsible for our overall management and elects the executive officers who are responsible for administering our day-to-day operations. Our founding management team is comprised of former executives of Collateral Therapeutics or Schering, and has a deep understanding of the technology and product portfolio that we acquired from Schering. In addition, our core management team has experience with the commercial development of cardiovascular therapeutics and its members have participated in other development stage, venture capital-funded, start-up companies and corporate development transactions and have held executive positions in publicly-traded companies. Since inception, Cardium and its founders, Christopher J. Reinhard and Dr. Tyler M. Dylan, have been engaged in organizational activities, including recruiting personnel, negotiating product acquisitions, negotiating licensing agreements, and obtaining financing.

Our Board of Directors is divided into three classes of directors. Members of each class are elected to serve for a three-year term. The three-year terms of the members of each class are staggered, so that each year the members of a different class are due to be elected at the annual meeting. The Class I directors serve a term that will expire at our next annual meeting in 2007, the Class II directors will serve a term that will expire at the next annual meeting thereafter, and the Class III directors will serve a term that will expire at the next annual meeting thereafter.

Directors and Executive Officers

The name, age, positions and business experience of each of our directors and executive officers are shown below.

Name	Age	Position
Christopher J. Reinhard	52	Chairman of the Board (Class III), Chief Executive Officer, President and Treasurer

Tyler M. Dylan	44	Director (Class II), Chief Business Officer, General Counsel, Executive Vice President and Secretary

Dennis M. Mulroy	50	Chief Financial Officer

Randall Moreadith	51	Chief Business Officer and Executive Vice President

Edward W. Gabrielson	53	Director (Class I)

Murray H. Hutchison	66	Director (Class III)

Gerald Lewis	71	Director (Class II)

Ronald I. Simon	67	Director (Class III)

Lon Edward Otrembra	48	Director (Class I)

Christopher J. Reinhard (Age 52)

Chairman of the Board, Chief Executive Officer, President and Treasurer

Director and Officer

Mr. Reinhard is a co-founder of Cardium and has served as a director and the Chief Executive Officer, President and Treasurer of Cardium since its inception in December 2003. Mr. Reinhard was also a director and the Chief Executive Officer, President and Treasurer of Aries Ventures from October 20, 2005 through its merger with Cardium in January 2006. He also served as Chief Financial Officer of Aries Ventures from October 20, 2005 to November 16, 2005. For the past nine years, Mr. Reinhard has been focused on the commercial development of cardiovascular growth factor therapeutics. Before founding Cardium, he was a co-founder of Collateral Therapeutics, Inc., a former Nasdaq listed public company, and served as a director (from 1995) and President (from 1999) of Collateral Therapeutics until the completion of its acquisition by Schering AG (Germany) in 2002. He continued as Chief Executive of Collateral Therapeutics through December 2004.

Mr. Reinhard played a major role in effecting Collateral Therapeutics’ initial public offering led by Bear Stearns & Co. in 1998, and the sale of Collateral Therapeutics to Schering. Mr. Reinhard has also been Executive Chairman (since 2004) of Artes Medical, Inc., a privately-held specialty pharmaceutical and medical device company. Previously, Mr. Reinhard was Vice President and Managing Director of the Henley Group, a publicly-traded diversified industrial and manufacturing group, and Vice President of various public and private companies created by the Henley Group through spin-out transactions, including Fisher Scientific Group, a leading international distributor of laboratory equipment and test apparatus for the scientific community, Instrumentation Laboratory and IMED Corporation, a medical device company. Mr. Reinhard received a B.S. in Finance and an M.B.A. from Babson College.

Tyler M. Dylan, Ph.D., J.D. (Age 44)

Director, Chief Business Officer, General Counsel, Executive Vice President and Secretary

Officer

Dr. Dylan is also a co-founder of Cardium and has served as a director and the General Counsel, Executive Vice President and Secretary of Cardium since its inception in December 2003, and as the Chief Business Officer of Cardium since May 2005. Dr. Dylan was also the Chief Business Officer, General Counsel, Executive Vice President and Secretary of Aries from October 20, 2005 through its merger with Cardium in January 2006. Dr. Dylan has focused on the development of cardiovascular growth factor therapeutics for the last seven years. He served as General Counsel (from 1998) and Vice President (from 1999) of Collateral Therapeutics until the completion of its acquisition by Schering in 2002. He continued as an executive officer of Collateral Therapeutics until October 2003. Dr. Dylan played a major role in developing Collateral Therapeutics’ intellectual property portfolio, in furthering its business development efforts and in advancing the company toward and through its acquisition by Schering. In addition to his work with Collateral Therapeutics, Dr. Dylan has advised both privately-held and publicly-traded companies that are developing, partnering or commercializing technology-based products. Before joining Collateral Therapeutics, Dr. Dylan was a partner of the international law firm of Morrison & Foerster LLP. In his law firm practice, Dr. Dylan focused on the development, acquisition and enforcement of intellectual property rights, as well as related business and transactional issues. He also has worked with both researchers and business management in the biotech and pharmaceutical industries. Dr. Dylan received a B.Sc. in Molecular Biology from McGill University, Montreal, Canada; a Ph.D. in Biology from the University of California, San Diego, where he performed research at the Center for Molecular Genetics, and a J.D. from the University of California, Berkeley.

Dennis M. Mulroy (Age 50)

Chief Financial Officer

Mr. Mulroy has been the Chief Financial Officer of Cardium since November 2005 and was the Chief Financial Officer of Aries Ventures from November 2005 through its merger with Cardium in January 2006. Before joining Cardium and Aries, Mr. Mulroy was Chief Financial Officer of Molecular Imaging Corporation, a publicly-traded diagnostic services company (January 2004—November 2005), SeraCare Life Sciences, Inc., a publicly-traded company (November 2001—June 2003), Bioceutix Inc. (January 2001—November 2001) and Bidland Systems, Inc. (July 2000—December 2000). Mr. Mulroy was also employed with Ernst & Young in San Diego, California and is a Certified Public Accountant in the State of California. He received his degree in Business Administration with an emphasis in Accounting from the University of San Diego.

Randall Moreadith, M.D., Ph.D. (Age 51)

Executive Vice President and Chief Medical Officer

Dr. Moreadith has been an Executive Vice President and the Chief Medical Officer of Cardium since January 2006. Prior to joining Cardium, Dr. Moreadith served as Chief Medical Officer of Renovis, Inc., a publicly traded pharmaceutical company, from August 2004 to December 2005. Dr. Moreadith was a co-founder of ThromboGenics Ltd., a company focused on biotherapeutics for the treatment of vascular diseases, including acute ischemic stroke, and served as the company’s President and Chief Operating Officer from December 1998 to December 2003. From April 1996 to February 1997, Dr. Moreadith served as Principal Medical Officer of Quintiles, Inc., and was also a co-founder of the Cardiovascular Therapeutics Group. He received a B.S. in Biology and Chemistry from North Carolina State University, an M.D. from Duke University and a Ph.D. in Biochemistry from Johns Hopkins University, and was a Howard Hughes Medical Institute Postdoctoral Fellow in Genetics at Harvard Medical School. His faculty appointments include the University of Texas Southwestern Medical Center where he was an Established Investigator of the American Heart Association.

Edward W. Gabrielson, M.D. (Age 52)

Director

Dr. Gabrielson has been a director of Cardium since January 2006. Dr. Gabrielson has more than 25 years of experience as a physician and faculty member at Johns Hopkins University. Currently, Dr. Gabrielson is a Professor of Pathology and Oncology at Johns Hopkins University School of Medicine, and Professor of Environmental Health Sciences at the Johns Hopkins University Bloomberg School of Public Health. He is also an attending physician at the Johns Hopkins Hospital and Bayview Medical Center. Dr. Gabrielson received his Bachelor of Science in Biology and Chemistry from the University of Illinois and an M.D. from Northwestern University Medical School.

Murray Hunter Hutchison (Age 67)

Director

Mr. Hutchison has been a director of the Cardium since January 2006. Mr. Hutchison served 24 years as Chief Executive Officer and Chairman of International Technology Corp., a large publicly-traded diversified environmental engineering firm, until his retirement in 1996. Since his retirement, Mr. Hutchison has been self-employed with his business activities involving primarily the management of an investment portfolio. Mr. Hutchison currently serves as a director of Jack in the Box, Inc., a publicly-traded fast food restaurant chain, and as a director of Cadiz, Inc., a publicly-traded company focused on land acquisition and water development activities, and has served on the audit committee of several publicly-traded companies. Mr. Hutchinson holds a B.S. in Economics and Foreign Trade.

Gerald J. Lewis (Age 72)

Director

Justice Lewis has been a director of the Cardium since January 2006. Justice Lewis served on a number of courts in the California judicial system, and retired from the Court of Appeal in 1987. He has served as an arbitrator or mediator on a large number of cases and was Of Counsel to Latham & Watkins from 1987 to 1997. He has been a director of several publicly-traded companies, including Henley Manufacturing, Wheelabrator Technologies, Fisher Scientific International, California Coastal Properties and General Chemical Group, and was Chairman of the Audit Committee of several of these companies. Since 2000, Justice Lewis has been a director of Invesco Mutual Funds, which became the AIM Mutual Funds in 2003.

Ronald I. Simon, Ph.D. (Age 67)

Director

Dr. Simon has been a director of the Cardium since January 2006. Dr. Simon is currently a financial consultant to various businesses. Since 2003, Dr. Simon has been a Director of WSF Financial Inc., a publicly-traded financial services company. Formerly, he was a director of Collateral Therapeutics from 1998 until its acquisition by Schering in 2002. From 1995 through 2002, Dr. Simon was a director of SoftNet Systems, Inc., and since 2002, has been a director of its successor company, American Independence Corp., a holding company engaged principally in the health insurance and reinsurance business. He was a director of BDI Investment Corporation, a closely held regulated investment company, from February 2003 until its liquidation in early 2005 and served as Chief Financial Officer for Wingcast, LLC, a developer of automotive telematics from 2001 to 2002. During 2001, Dr. Simon served as Acting Chairman, Chief Executive Officer and Chief Financial Officer for SoftNet Systems, Inc. He also served as Executive Vice President and Chief Financial Officer of Western Water Company from 1997 to 2000, and a director of Western Water Company from 1999 through 2001. Dr. Simon was Managing Director—Chief Financial Officer of The Henley Group from 1986 to 1990. Dr. Simon earned a B.A. degree from Harvard University, an M.A. degree from Columbia University, and a Ph.D. from Columbia University Graduate School of Business.

Lon Edward Otremba (Age 48)

Director since January 2006

Mr. Otremba has been a director of the Cardium since January 2006. Mr. Otremba is the Principal Managing Partner of Lon E. Otremba, Strategic and Operational Management Advisory, a management advisory firm. Previously, Mr. Otremba was Chief Executive Officer (September 2003-August 2005) and a director (September 2003-July 2005) of Muzak, LLC; Executive Vice President (2001-2003) of Time Warner; and President and a director (1997-2000) of Mail.com (now Easy Link Services Corp.). He currently sits on the board of a non-profit, independent school in Roslyn, New York.

Board Committees

Audit Committee

Our Audit Committee was established in January 2006 and is comprised of Messrs. Simon (Chairman), Hutchison and Lewis. Pursuant to our Audit Committee Charter, the general function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of the Company, including the integrity of our financial statements and disclosures; the surveillance of administration and financial controls and our compliance with legal and regulatory requirements; the qualification, independence and performance of our independent auditing firm; and the performance of our internal audit function and control procedures. The Audit Committee is responsible for reviewing and recommending matters to the Board of Directors, but has no authority to make final decisions except as set forth in the Audit Committee’s charter. The Audit Committee has the sole authority to appoint, determine funding for, and oversee our independent auditing firm.

Compensation Committee

Our Compensation Committee was established in January 2006 and comprised of Messrs. Lewis (Chairman), Simon and Hutchison. The Compensation Committee recommends to the Board of Directors policies under which compensation is paid or awarded to our directors, officers and certain other personnel. Among other things, the Compensation Committee recommends to the Board of Directors the amount of compensation to be paid or awarded to our directors, officers and certain other personnel including salary, bonuses, stock option grants, other cash or stock awards under our incentive compensation plans as in effect from time to time, retirement and other compensation.

Nominating Committee

Our Nominating Committee was established in January 2006 and is comprised of Messrs. Hutchison (Chairman), Gabrielson and Otremba. Pursuant to our Nominating Committee Charter, the purpose of the Nominating Committee is to assist the Board of Directors in identifying qualified individuals to become members of the Board of Directors and in determining the composition of the Board of Directors and its various committees. The Nominating Committee periodically reviews the qualifications and independence of directors, selects candidates as nominees for election as directors, recommends directors to serve on the various committees of the Board of Directors, reviews director compensation and benefits, and oversees the self-assessment process of each of the committees of the Board of Directors. The Nominating Committee has the authority to retain a search firm to assist in the process of identifying and evaluating candidates.

The Nominating Committee will consider nominee recommendations from a variety of sources, including nominees recommended by stockholders. Persons recommended by stockholders will be evaluated on the same basis as persons suggested by others. Stockholder recommendations may be made in accordance with our Stockholder Communications Policy.

Neither the Board of Directors nor the Nominating Committee has established, and we do not anticipate that either will establish, any specific minimum requirements for potential members of our Board of Directors. Instead, the evaluation process will include many factors and considerations including, but not limited to, a determination of whether a candidate meets Nasdaq and/or SEC requirements relating to independence and/or financial expertise, as applicable, and whether the candidate meets the Company’s desired qualifications in the context of the current make-up of the Board of Directors with respect to factors such as business experience, education, intelligence, leadership capabilities, integrity, competence, dedication, diversity, skills, and the overall ability to contribute in a meaningful way to the deliberations of the Board of Directors respecting the Company’s business strategies, financial and operational performance and corporate governance practices. Nominees will generally be selected based on attributes, it is believed, would be most beneficial to the Company in light of all the circumstances.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned by or paid or awarded to our named executive officers for all services rendered by them in all capacities to Cardium or Aries Ventures, as indicated, during each of the last three fiscal years.

Name and Principal Position	Fiscal Year		Annual Compensation			Long-Term Compensation	All Other Compensation ($)
			Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Robert Weingarten(1) President and Chief Financial Officer of Aries Ventures prior to the reverse merger with Cardium	2005 2004 2003	(2) (2) (2)	$18,000 60,000 60,000	$50,000 — —	— — —	— — —	— — —

Christopher J. Reinhard Chairman, Chief Executive Officer, President and Treasurer	2005 2004 2003	(3) (3) (3)	$54,519 — —	— — —	— — —	— — —	— — —

(1)	All compensation listed for Mr. Weingarten was paid to by Aries Ventures prior to its reverse merger with Cardium.
(2)	Refers to Aries Ventures’ fiscal year ended September 30.
(3)	Refers to Cardium’s fiscal year ended December 31.

Aggregated Option Exercises and Fiscal Year End Option Values

No options were exercised during the year ended December 31, 2005. None of our current named executive officers held any options as of December 31, 2005. On October 20, 2005, all outstanding options under Aries Ventures’ Employee Stock Option Plan and Aries Ventures’ Management Incentive Stock Option Plan were cancelled and both such plans were terminated by the Aries Ventures Board of Directors.

Employment Agreements

Effective as of October 20, 2005, we entered into two-year employment agreements with Mr. Reinhard and Dr. Dylan. Mr. Reinhard will receive an annual salary of $350,000 and Dr. Dylan will receive an annual salary of $325,000. Mr. Reinhard and Dr. Dylan may also receive certain employee benefits available generally to all employees or specifically to executives, including bonus and/or incentive equity compensation in a manner and at a level determined from time to time by the Board of Directors. Under the terms of each employment agreement, Mr. Reinhard and Dr. Dylan will each be entitled to a severance benefit, including standard employee benefits available to other executive officers, if they are terminated by the Company without cause in an amount equal to the greater of one year’s annual salary or the salary payable on the remaining term of the employment agreement at the time of termination. In addition, upon a change of control or termination by the Company without cause, any and all then outstanding options held by Mr. Reinhard or Dr. Dylan shall become fully exercisable and remain so for the remaining term of the option.

Compensation of Directors

Mr. Weingarten has received a retention fee of $10,000 for serving as a member of the Board of Directors from and after the date of the reverse merger until the annual meeting of our stockholders held January 17, 2006. Each of our non-employee directors receives an annual retention fee of $24,000, payable quarterly, and members of the Audit Committee receive an additional annual fee of $10,000 for their service on the Audit Committee. Directors appointed during a term year may receive a proportional amount of the annual retention fee for that year. Options and other equity awards may be granted to directors on a discretionary basis. Upon joining the

Board of Directors in January 2006, each of our non-employee directors received an option under the Company’s 2005 Equity Incentive Plan to buy 100,000 shares of the Company’s common stock, vesting over a four year period, with a ten-year term and an exercise price of $2.75 per share. Directors who are also employees of the Company receive no additional compensation for serving as a director. Directors are reimbursed for travel and other expenses incurred in connection with attending board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As conditions precedent to the October 2005 reverse merger between Aries Ventures and Cardium, Aries Ventures agreed to divest itself of all non-cash assets and investments, and at the effective time of the reverse merger to have a minimum of $1.5 million in cash or cash equivalents and no outstanding contractual commitments, and no outstanding payables or liabilities exceeding $10,000 in the aggregate. To achieve this objective, Aries Ventures formed Vestige Holdings, LLC, a Nevada limited liability company, and prior to the effective time of the reverse merger transferred to Vestige Holdings $5,000 in cash and all of Aries Ventures’ non-cash assets. Before the reverse merger, Aries Ventures transferred all of its right, title and interest in and to Vestige Holdings to Mark Zucker, Selwyn Kossuth, Divo Milan and Robert Weingarten. At the time of the transfer, each of those individuals was a director, officer and/or 5% or greater stockholder of Aries Ventures. The transfer was made in consideration for the surrender and cancellation by Messrs. Zucker, Kossuth, Milan and Weingarten of all of their options to acquire shares of Aries Ventures’ common stock under the Aries Ventures Employee Stock Option Plan and/or the Aries Ventures Management Incentive Stock Option Plan, as such plans existed prior to the reverse merger. The membership interests in Vestige Holdings were transferred by Aries Ventures to Messrs. Zucker, Kossuth, Milan and Weingarten in the ratio that the number of options held by each of them bore to the total number of options surrendered and cancelled by all of them.

Concurrently with the reverse merger in October 2005, Aries Ventures closed a private placement of 19,325,651 shares of its common stock at a purchase price of $1.50 per share and received net proceeds of $25,552,390. In connection therewith, National Securities Corporation, the placement agent, received a five-year warrant to purchase 2,032,555 shares of the Aries Ventures’ common stock at an exercise price of $1.50 per share and selling commissions, marketing allowances and management fees totaling approximately $3,048,832. The warrant is fully exercisable.

At the closing of the reverse merger, a three-year warrant to purchase 400,000 shares of Aries Ventures common stock at an exercise price of $1.75 per share was issued to Mark Zucker, an Aries Ventures stockholder who held of record or beneficially more than 45% of the outstanding common stock of Aries Ventures prior to the reverse merger. The warrant was issued to Mr. Zucker as consideration for his agreement, subject to certain exceptions, not to sell any of his shares of Aries Ventures common stock for a period of approximately five months from the effective time of the reverse merger.

During October 2005, Mr. Reinhard was repaid advances of $62,882 that had been made to fund early start-up costs of Cardium with the issuance of 41,924 shares of common stock.

Since November 2005, Dr. Gabor Rubanyi has been providing consulting services to the Company pursuant to a Consulting Services Agreement. Under the agreement, Dr. Rubanyi is paid consulting fee of $8,333 per month. The agreement is terminable by the Company or Dr. Rubanyi at any time for any reason.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information on the beneficial ownership of our common stock by executive officers and directors, as well as director nominees and stockholders who are known by us to own beneficially more than 5% of our common stock, as of January 12, 2006.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)

Dr. Gabor M. Rubanyi 686 Silver Lake Drive Danville, CA 94526	2,000,000	6.8%

National Securities Corporation 875 North Michigan Avenue, Suite 1560 Chicago, IL 60611	2,032,555(3)	6.5%

Christopher J. Reinhard Chairman, Chief Executive Officer, President and Treasurer	2,953,258	10.1%

Tyler M. Dylan, Ph.D., J.D. Director, Chief Business Officer, Executive Vice President, General Counsel and Secretary	2,550,000	8.7%

Dennis Mulroy Chief Financial Officer	0	*

Edward Gabrielson Director	33,334	*

Gerald Lewis Director	33,334	*

Lon Otremba Director	33,334	*

All directors and executive officers as a group (four persons)	5,503,258	18.8%

*	Less than 1%.
(1)	A person is considered to beneficially own any shares: (i) over which the person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.
(2)	Applicable percentage ownership is based on 29,249,801 shares of common stock issued as of January 12, 2006, together with shares of common stock issuable upon exercise of outstanding stock options described in footnote 3 below. Shares of common stock that a stockholder has the right to acquire upon the exercise of warrants are deemed to be beneficially owned by that stockholder for the purpose of computing the percentage of ownership of such stockholder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.
(3)	Includes 2,032,555 shares underlying warrants that are exercisable.

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership and other information relating to the selling shareholders as of January 12, 2006. The selling shareholders obtained the 30,074,393 shares of common stock offered pursuant to this prospectus and/or the warrants which certain of those share are underlying in connection with a private placement of securities and a reverse merger, each of which was completed in October 2005.

Selling Shareholder	Shares beneficially owned prior to the offering	Number of common shares registered in this prospectus	Shares beneficially owned after the offering(1)
			Number	Percent
A & S Levy Family Holdings, LLP	150,000	150,000	0	0
Nicholas Abbate	16,667	16,667	0	0
Alan B. Abrams	200,000	200,000	0	0
Dennis M. Abrams	33,334	33,334	0	0
Acclaim Financial Group, LLC	33,334	33,334	0	0
Wayne K. Adams	16,667	16,667	0	0
Joseph Agosta	33,334	33,334	0	0
Agriculture Benefits Assistance III, Inc.	66,666	66,666	0	0
John E. Ahern	33,334	33,334	0	0
Jeffrey C Allard	66,667	66,667	0	0
Marc Alvelo	33,334	33,334	0	0
Karl Ammann	33,334	33,334	0	0
Long Island Auto Realty	70,000	70,000	0	0
Oswald Baer	40,000	40,000	0	0
The Bahr Family Limited Partnership	50,000	50,000	0	0
Martin G Ballweg & Kathleen A Ballweg JTWROS	200,000	200,000	0	0
Robert Baratta IRA	20,000	20,000	0	0
Gregg Barbagallo IRA R/O	24,000	24,000	0	0
Robert W Barnwell	40,000	40,000	0	0
Raymond A Bartolacci III	50,000	50,000	0	0
Raymond A Bartolacci Jr	200,000	200,000	0	0
Charles B Beardsley	80,000	80,000	0	0
James T Bego & Linda J Bego JT TEN	33,334	33,334	0	0
Howard M Bergtraum	70,000	70,000	0	0
Paul F Berlin	66,667	66,667	0	0
David Berman & Murray Berman JTWROS	466,667	466,667	0	0
Louis Best & Madeline Best	33,334	33,334	0	0
Dennis R Biddy	16,667	16,667	0	0
Kevin J Bisceglia	33,334	33,334	0	0
A Lawrence Blahut	50,000	50,000	0	0
Sanfurd G Bluestein MD	200,000	200,000	0	0
Jerald A Blumberg	166,667	166,667	0	0
Anthony Bonanno & Tiscia Bonanno JT TEN	65,000	65,000	0	0
Eric J Bonanno	166,667	166,667	0	0
Marvin R Bortz & Darlene M Bortz TTEES Marvin R Bortz & Darlene M Bortz Liv Tr dtd 11/10/03	33,334	33,334	0	0
Kevin A Boyles	16,667	16,667	0	0
Robert B Brandt	16,667	16,667	0	0
Frank J Broos	33,500	33,500	0	0
Bobby H Bryan	20,000	20,000	0	0
Thomas Bullock	33,334	33,334	0	0

Selling Shareholder	Shares beneficially owned prior to the offering	Number of common shares registered in this prospectus	Shares beneficially owned after the offering(1)
			Number	Percent
John A Byrne	10,000	10,000	0	0
C Lane Company LLC	16,667	16,667	0	0
Arthur G. Caputo & Margaret M. Caputo JT TEN	70,000	70,000	0	0
Angelo J. Carrera	33,334	33,334	0	0
Joseph Cavegn	100,000	100,000	0	0
Che-Hong Chen	33,334	33,334	0	0
Maureen Chilelli	18,000	18,000	0	0
Henrik Vester Christensen Holding APS Attn: Henrik Vester Christensen	33,334	33,334	0	0
Richard E. Clack	50,000	50,000	0	0
Chuan Clark	43,334	43,334	0	0
Cleland C. Landolt M.D., Inc. Profit Sharing Plan	33,334	33,334	0	0
Robert L. Clement	15,334	15,334	0	0
Robert L. Clement IRA	52,667	52,667	0	0
Cline Agency, Inc.	66,667	66,667	0	0
Guy Collins	26,667	26,667	0	0
Christian F. Coluccio IRA	19,000	19,000	0	0
Magnus Coxner	33,334	33,334	0	0
Sharon Crowder	33,334	33,334	0	0
Maureen Crowe	13,334	13,334	0	0
Thomas H. Cruikshank(2)	733,333	733,333	0	0
CSL Associates, LP	100,000	100,000	0	0
Dale Stringfellow & Jean Srtringfellow TTEES Stringfellow Tr dtd 2/1/1999	400,000	400,000	0	0
Thomas P. Darmstadter	100,000	100,000	0	0
Jose A. Dasilva	23,334	23,334	0	0
Walter Daszkowski	17,000	17,000	0	0
Dan A. Davidson & Brenda T. Davidson JT TEN	33,334	33,334	0	0
John F. Davis & Carolyn L. Davis JT TEN	115,000	115,000	0	0
Michael Dazzo	27,000	27,000	0	0
Michael Dazzo IRA	16,000	16,000	0	0
Peter Debany	50,000	50,000	0	0
Michael A. Denicola & Cheryl A. Denicola JT TEN	26,667	26,667	0	0
Robert J. Des Marais(3)	733,333	733,333	0	0
Darshan Dhiman	40,000	40,000	0	0
Jitin Dhiman & Darshan Dhiman JT TEN	25,000	25,000	0	0
Rohan Dhiman & Darshan Dhiman JT TEN	10,000	10,000	0	0
Biagio Didino & Assunta Didino JTWROS	12,667	12,667	0	0
Emanuel J. Diteresi & Rose Diteresi JT TEN	33,334	33,334	0	0
Forrest P. Dixon	33,334	33,334	0	0
Thomas X. Dizio & Jill Dizio JT TEN	20,000	20,000	0	0
Pete A. Dlugosch & Patricia A. Dlugosch JT TEN	35,000	35,000	0	0
John L. Doan	16,667	16,667	0	0
David Drezner	23,334	23,334	0	0
Noah Drezner	23,334	23,334	0	0
Jerry D. Dunning	16,667	16,667	0	0
Tyler M. Dylan(4)	2,550,000	2,550,000	0	0

Selling Shareholder	Shares beneficially owned prior to the offering	Number of common shares registered in this prospectus	Shares beneficially owned after the offering(1)
			Number	Percent
John E. Ahern & Colleen S. Ahern TTEES Ahern Revocable Tr	33,334	33,334	0	0
East Coast Petroleum, Inc.	33,334	33,334	0	0
Dan Edgarton	16,667	16,667	0	0
Gershon Engel	33,334	33,334	0	0
Richard P. Epifania & Marianne Epifania JTWROS	16,667	16,667	0	0
Edward L. Erline	20,000	20,000	0	0
Irwin J. Eskanos & Vivian M. Eskanos JT TEN	100,000	100,000	0	0
Esta Products Co.	33,334	33,334	0	0
Roger A. Ewald	20,000	20,000	0	0
Carlton Block & Barbara Block TTEES Block Family Tr dtd 12/13/1982	200,000	200,000	0	0
Hugh Webb TTEE Webb Family Tr dtd 9/20/1999	33,334	33,334	0	0
MSB Family Trust dtd 6/25/93	166,667	166,667	0	0
Paul A. Felleti	33,000	33,000	0	0
Anthony Fiorello	26,667	26,667	0	0
Richard D. Fitzgerald & Judy A. Fitzgerald JTWROS	120,000	120,000	0	0
Mason Flemming	16,667	16,667	0	0
Sammie R. Ford IRA	16,667	16,667	0	0
Harry Forman	33,334	33,334	0	0
Denis Fortin	250,000	250,000	0	0
Dudley B. Frank	100,000	100,000	0	0
Thomas B. Frank	16,667	16,667	0	0
Scott A. Frey	16,667	16,667	0	0
Jay Fried	41,500	41,500	0	0
Mitchell A. Fried	33,334	33,334	0	0
Kenneth R. Fry	33,334	33,334	0	0
Salvatore C. Furnari	20,000	20,000	0	0
Edward W. Gabrielson(5)	33,334	33,334	0	0
Christopher J. Gahman	16,667	16,667	0	0
Barry J. Galt	33,334	33,334	0	0
Stephen A. Geppi & Melinda C. Geppi JTWROS(6)	743,600	743,600	0	0
Joseph Giardina IRA	22,000	22,000	0	0
Lawrence P. Giardina IRA	20,000	20,000	0	0
Louis M. Giardina IRA	17,000	17,000	0	0
Robert Giardina	29,000	29,000	0	0
Robert L. Giardina & Louis M. Giardina JTWROS	26,000	26,000	0	0
Dave Giobbia	16,667	16,667	0	0
James D. Giobbia	33,334	33,334	0	0
Saul L. Gitomer	16,000	16,000	0	0
Lisa H. Del Giudice	50,000	50,000	0	0
Mark E. Gonwa	40,000	40,000	0	0
John C. Grace	25,000	25,000	0	0
Lester R. Greenwood & Carol A. Greenwood JTWROS	33,334	33,334	0	0
Dean O. Gregg	33,334	33,334	0	0
Phillip S. Gurgone IRA	33,334	33,334	0	0
Brenda Bishop Haller	16,667	16,667	0	0
Lonnie A. Hanson	13,334	13,334	0	0

Selling Shareholder	Shares beneficially owned prior to the offering	Number of common shares registered in this prospectus	Shares beneficially owned after the offering(1)
			Number	Percent
Jack Hart IRA	16,667	16,667	0	0
Raymon A. Heaton	13,334	13,334	0	0
Christer M. Hedstrom	16,667	16,667	0	0
Gary D. Heihn	36,467	36,467	0	0
Charles E. Helsley	63,000	63,000	0	0
Charles E. Helsley IRA	50,000	50,000	0	0
James K. Hendren	100,000	100,000	0	0
Henry A. S. Sandbach	33,334	33,334	0	0
The Henry H. Bahr Qtip Trust	40,000	40,000	0	0
Cesar Hernandez	13,334	13,334	0	0
Daniel H. Hildebrand	20,000	20,000	0	0
Victor Hochberg	16,667	16,667	0	0
Richard F. Houseweart IRA	20,000	20,000	0	0
James Howard	16,667	16,667	0	0
Tracy L. Howell(7)	150,000	150,000	0	0
Robert N. Hyams	40,000	40,000	0	0
Italo A. Insalata	33,334	33,334	0	0
International Electronic Business, Inc.	66,000	66,000	0	0
Clayton J. Schultz c/f Ursula Schultz(8)	36,667	36,667	0	0
Robert J. Des Marais c/f Andre J. Des Marais(9)	36,667	36,667	0	0
Robert J. Des Marais c/f Daniel J. Des Marais(10)	36,667	36,667	0	0
Alan Jackson IRA	46,586	46,586	0	0
Andrew Jackson & Aura Whitney Jackson JT TEN	33,334	33,334	0	0
Allen F. Jacobson TTEE Allen F. Jacobson Rev Tr dtd 12/12/1996	33,334	33,334	0	0
R. William Jewell	33,334	33,334	0	0
JKG Investment Company, LP	26,000	26,000	0	0
Christopher A. Jones	35,000	35,000	0	0
Thomas L. Jones	25,000	25,000	0	0
Justin Kaplan	34,000	34,000	0	0
Hugh M. Kellogg	33,334	33,334	0	0
Christine H. Kempter(11)	36,667	36,667	0	0
Robert P. Kern & Burton Landsman TEN COMM	16,667	16,667	0	0
Stephen N. Kitchens & Martha M. Kitchens JT TEN	333,334	333,334	0	0
Robert O. Knight	40,000	40,000	0	0
Goswin G. Koerschen & Heide Koerschen JT TEN	16,667	16,667	0	0
Howard D. Kollinger & Melanie G. Kollinger JTWROS	86,667	86,667	0	0
Sterling G. Koonce	33,334	33,334	0	0
Mike Kooyman	166,667	166,667	0	0
Michael D. Kubersky	70,000	70,000	0	0
John E. Kyees	30,000	30,000	0	0
Lamon L. Bennett Jr. & Elaine Bennett TJ TEN	16,667	16,667	0	0
Ken Lehman & Karen Lehman JT TEN	66,667	66,667	0	0
Stephan J. Lenci & Barbara J. Lenci JT TEN	16,667	16,667	0	0
James A. Lesley & Judy B. Lesley JT TEN	50,500	50,500	0	0
Alex Lethen	33,334	33,334	0	0
Gerald J. Lewis(12)	33,334	33,334	0	0
Lind Family Investments, LP	20,000	20,000	0	0

Selling Shareholder	Shares beneficially owned prior to the offering	Number of common shares registered in this prospectus	Shares beneficially owned after the offering(1)
			Number	Percent
Dale E Kann TTEE Dale E. Kann Liv Tr dtd 6/15/1995(13)	733,333	733,333	0	0
Robert W. Pfeifer & Barbara B. Pfeifer TTEES Pfeifer Liv Tr dtd 12/20/1981	40,000	40,000	0	0
Scott A. Mcpherson & Jolene G. Mcpherson TTEES Scott A. Mcpherson Liv Tr dtd 4/5/2002	33,334	33,334	0	0
Michael D. Lococo	16,667	16,667	0	0
Jeff L. Loftsgaarden IRA	33,334	33,334	0	0
Donald E. Lord	40,000	40,000	0	0
Calmedica Capital, LP	100,000	100,000	0	0
Nite Capital, LP	166,667	166,667	0	0
R. Don Lumley	16,667	16,667	0	0
Lynn Adams Distributing Co., Inc.	65,000	65,000	0	0
Lisa M. Cumming IRA	16,667	16,667	0	0
Harry S. Madoff	50,000	50,000	0	0
George F. Manos	150,000	150,000	0	0
William Martinez	33,334	33,334	0	0
Robert W. Marvin	166,667	166,667	0	0
Robert J. Mastrolia Jr.	16,667	16,667	0	0
Anthony Matrone	33,334	33,334	0	0
Andreas Mauser	26,667	26,667	0	0
James R. Mcclarty & Janice K. Mcclarty JTWROS	20,667	20,667	0	0
Barry J. McDonald	35,000	35,000	0	0
Robert McEntire	133,334	133,334	0	0
James J. McNamara & Margarita McNamara JT TEN	30,000	30,000	0	0
Robert A. Mega	28,000	28,000	0	0
Robert A. Mega IRA	92,000	92,000	0	0
William A. Mega	108,667	108,667	0	0
William A. Mega IRA	28,000	28,000	0	0
Andrew S. Meltzer	67,000	67,000	0	0
Robert Mendelson	16,667	16,667	0	0
Marten J.M. Mertens	33,334	33,334	0	0
John J. Micek	33,334	33,334	0	0
Michael L. Cardinale Veronica C. Bonagura Joseph D. Pitta William S. Leavy Partnership	33,334	33,334	0	0
Paul Michelin & Louise Michelin JT TEN	33,334	33,334	0	0
Mike Miller & Terry Miller JTWROS	38,667	38,667	0	0
Patricia Mizerka & Eugene Mizerka JT TEN	17,000	17,000	0	0
Joseph A. Myers	40,000	40,000	0	0
National Securities Corporation(14)	2,032,555	2,032,555	0	0
Gary Nicoletti	66,667	66,667	0	0
Peter Nordin	50,000	50,000	0	0
Rustam Nurkhanov	11,000	11,000	0	0
Edward J. O’Connell	16,667	16,667	0	0
Patrick O’Leary IRA	20,000	20,000	0	0
Jane A. Osborne	100,000	100,000	0	0
Ryan Osborne	80,000	80,000	0	0
Lon E. Otremba(15)	33,334	33,334	0	0
Joseph B. Panella	34,000	34,000	0	0

Selling Shareholder	Shares beneficially owned prior to the offering	Number of common shares registered in this prospectus	Shares beneficially owned after the offering(1)
			Number	Percent
Canzio Panichi & Franca Panichi JT TEN	11,167	11,167	0	0
Vladimiro M. Panichi & Dana M. Panichi JTWROS	10,000	10,000	0	0
Gero G. Papst	26,667	26,667	0	0
Tim H. Parkes	33,334	33,334	0	0
Lee Roy Pearson	33,334	33,334	0	0
Nelson Penarreta & Patricia Davila JT TEN	13,334	13,334	0	0
Ralph A. Petrozzo & Madeline Petrozzo JT TEN	16,667	16,667	0	0
Sherra Pierre IRA	20,000	20,000	0	0
Tom Clotfelter Per PPT Trust	33,334	33,334	0	0
Nicholas V. Puccia & Barbara Puccia JT TEN	34,000	34,000	0	0
Ron A. Rasch & Janet E. Rasch JT TEN	16,667	16,667	0	0
George M. Reid	100,000	100,000	0	0
Christopher J. Reinhard(16)	2,791,924	2,791,924	0	0
Christopher J. Reinhard & Maureen F. Reinhard JT TEN(16)	71,334	71,334	0	0
Christopher Reinhard IRA(16)	90,000	90,000	0	0
Barry J. West Rev Trust	200,000	200,000	0	0
Frank R. Codispoti & Sarah C. Codispoti TTEES Frank R Codispoti Rev Tr dtd 11/12/2004	50,000	50,000	0	0
Isidore Siegel TTEE Isidore Siegel Rev Tr dtd 4/5/1991	66,667	66,667	0	0
John K. Garvey TTEE John K. Garvey Rev Tr dtd 12/31/1984	7,334	7,334	0	0
Barry Lind Revocable Trust UA dated 12/19/89	200,000	200,000	0	0
Nathaniel Silon TTEE Nathaniel Silon Rev Liv Tr dtd 6/2/1993	116,667	116,667	0	0
Richard & Virginia Shillington Family Trust	70,000	70,000	0	0
Huxley T. Richardson	16,667	16,667	0	0
Robho Properties, Inc.(17)	880,000	880,000	0	0
Bonnie Lewis Rodney & J. Michael Rodney JT TEN	8,334	8,334	0	0
Louis C. Rose	100,000	100,000	0	0
Louis M. Giardina Roth IRA	17,000	17,000	0	0
Eric W. Rothbarth	50,000	50,000	0	0
Parviz Roubeni & Rad Roubeni JT TEN	20,000	20,000	0	0
Claudia C. Rouhana	67,000	67,000	0	0
David G. Ruby	33,334	33,334	0	0
Albert J. Sabini IRA	33,334	33,334	0	0
Andrew H. Sabreen & Carol Sabreen JT TEN	33,334	33,334	0	0
Jose M. Saenz	33,334	33,334	0	0
Carl J. Sagasser TTEE Carl J. Sagasser Tr dtd 9/24/2003	20,000	20,000	0	0
Paul Sallwasser & Teri Sallwasser JT TEN	66,667	66,667	0	0
Hans H. Sammer	33,334	33,334	0	0
Douglas Saunders IRA	33,334	33,334	0	0
Joseph Scaletta	20,000	20,000	0	0
Julian S. Schmidt	16,667	16,667	0	0
Rainer Schmidt	66,667	66,667	0	0
Jeffrey D. Schneyer	16,667	16,667	0	0
John A. Schulman	34,000	34,000	0	0
Charles N. Schumann	50,000	50,000	0	0
Bernard Francis Schunicht	13,334	13,334	0	0
Christina Petrowski- Schwartz & Mark S. Schwartz JTWROS	16,667	16,667	0	0

Selling Shareholder	Shares beneficially owned prior to the offering	Number of common shares registered in this prospectus	Shares beneficially owned after the offering(1)
			Number	Percent
Nicholas C. Scott	16,667	16,667	0	0
Suzette T. Seigel	16,667	16,667	0	0
Anthony J. Vassallo SEP IRA	66,667	66,667	0	0
Christian F. Coluccio SEP IRA	21,000	21,000	0	0
David A. Wilson SEP IRA	60,000	60,000	0	0
Gregg Zeoli SEP IRA	10,000	10,000	0	0
John F. Davis SEP IRA	60,000	60,000	0	0
William A. Deitch SEP IRA	33,334	33,334	0	0
Phillip Sgobba	25,000	25,000	0	0
Asif J. Shah	10,000	10,000	0	0
Harish H. Shah	16,667	16,667	0	0
Linda S. Sharp	16,667	16,667	0	0
Ben Shaw & Janet Shaw JT TEN	33,334	33,334	0	0
Kevin Sheldon	20,000	20,000	0	0
Jay E. Silberman & Judith L. Silberman JT TEN	70,000	70,000	0	0
Jason Silcox	33,334	33,334	0	0
Lawrence M. Silver	133,334	133,334	0	0
Richard Simms & Cynthia Simms	16,667	16,667	0	0
David M. Simon	20,000	20,000	0	0
Robert E. Simon IRA	16,667	16,667	0	0
Randy Johnson Simple IRA	16,000	16,000	0	0
David H. Slater & Marla S. Slater JT TEN	35,001	35,001	0	0
Mitchell J. Slovik & Ilene S. Slovik JT TEN	30,000	30,000	0	0
Dean A. Snyder Jr.	200,000	200,000	0	0
Katrin Yaghoubi Sosnick & Daniel Yaghoubi JTWROS	20,000	20,000	0	0
Jeffrey Sperber	66,667	66,667	0	0
STR Capital Securities, Inc.	38,334	38,334	0	0
John A. Sturgeon & Maryann Sturgeon TTEES John A. Sturgeon Family Tr dtd 11/21/1982	33,334	33,334	0	0
Susan A. Westre c/f Emily L. Schultz(18)	36,667	36,667	0	0
Terri C. Swanston	16,667	16,667	0	0
Mel Thaler	33,334	33,334	0	0
Galileo Tignini	13,334	13,334	0	0
Galileo Tignini	10,000	10,000	0	0
Martine Timmermans	16,667	16,667	0	0
Marshall M. Trabout	33,334	33,334	0	0
Mark D. G. Trainor	16,667	16,667	0	0
Khan D. Tran	25,000	25,000	0	0
Zong H. Tzeng	33,500	33,500	0	0
Charles M. Vanderford & Ginger L. Vanderford JT TEN	65,000	65,000	0	0
Anthony J. Vassallo & Mary Ellen Vassallo JT TEN	33,334	33,334	0	0
Roger Vick & Dana Vick JTWROS	33,334	33,334	0	0
Daniel I. Waki IRA	20,000	20,000	0	0
Roger J. Wall & Jenai Sullivan Wall	66,667	66,667	0	0
John M. Wander	33,334	33,334	0	0
S.B. Warner & A. Warner TTEES Ruth Geller Revocable Trust dtd 11/10/03	16,667	16,667	0	0
Ralph W. Wasik	90,334	90,334	0	0

Selling Shareholder	Shares beneficially owned prior to the offering	Number of common shares registered in this prospectus	Shares beneficially owned after the offering(1)
			Number	Percent
Ralph W. Wasik & Denise O. Wasik JT TEN	31,334	31,334	0	0
Richard H. Wehner	26,667	26,667	0	0
Harvey P. Weintraub	33,334	33,334	0	0
Harold Weisfeld	16,667	16,667	0	0
Susan A. Westre & Clayton J. Schultz JT TEN(19)	660,000	660,000	0	0
William F. Wheeler	66,667	66,667	0	0
Norman J. White	73,334	73,334	0	0
Craig R. Whited	33,334	33,334	0	0
Walter R. Wichern Jr.	66,667	66,667	0	0
Charles P Wilkins	66,667	66,667	0	0
Raymond C. Williamson & Susan K. Williamson JT TEN	16,667	16,667	0	0
David A. Wilson	15,000	15,000	0	0
Hugh S. Wilson	33,334	33,334	0	0
Mary N. Wilson IRA	25,000	25,000	0	0
James Winker & Marlene Winker TTEES Marlene J. Winker Tr	66,667	66,667	0	0
Stefani A Wolff	16,667	16,667	0	0
Alan J. Young	133,334	133,334	0	0
Richard G. Zirkelbach & Nancy E. Zirkelbach JT TEN	33,334	33,334	0	0
Gabor M. Rubanyi(20)	2,000,000	2,000,000	0	0
Mark S. Zucker(21)	1,340,245	400,000	940,245	3.2

TOTAL SHARES OFFERED		30,074,393

(1)	Assumes that all securities registered will be sold and that all shares of common stock underlying common stock purchase warrants will be issued. Percentage based on 29,249,801 shares of common stock outstanding on January 12, 2006.
(2)	Shares listed include 66,666 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(3)	Shares listed include 66,666 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(4)	Dr. Dylan is a director and executive officer of the Company.
(5)	Dr. Gabrielson is a director of the Company.
(6)	Shares listed include 67,600 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(7)	Ms. Howell is Director Business Affairs of the Company.
(8)	Shares listed include 3,333 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(9)	Shares listed include 3,333 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(10)	Shares listed include 3,333 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(11)	Shares listed include 3,333 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(12)	Justice Lewis is a director of the Company.
(13)	Shares listed include 66,666 shares of common stock that may be purchased upon exercise of presently exercisable warrants.

(14)	Shares listed include 2,032,555 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(15)	Mr. Otremba is a director of the Company.
(16)	Mr. Reinhard is a director and executive officer of the Company.
(17)	Shares listed include 80,000 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(18)	Shares listed include 3,333 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(19)	Shares listed include 60,000 shares of common stock that may be purchased upon exercise of presently exercisable warrants.
(20)	Since November 2005, Dr. Rubanyi has been providing consulting services to the Company pursuant to a Consulting Services Agreement. Under the agreement, Dr. Rubanyi is paid consulting fee of $8,333 per month. The agreement is terminable by the Company or Dr. Rubanyi at any time for any reason.
(21)	Shares listed include 400,000 shares of common stock that may be purchased upon exercise of presently exercisable warrants. Mr. Zucker was a director and executive officer of Aries Ventures, Inc. until his resignation in December 2004. At the time of the merger between Aries Ventures and Cardium, Mr. Zucker beneficially owned 46.3% of the outstanding shares of common stock of Aries Ventures.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker- dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our certificate of incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Capital Structure

Our certificate of incorporation authorizes the issuance of 200 million share of common stock, par value $0.0001 per share, and 40 million shares of preferred stock, par value $0.0001 per share. As of January 12, 2006, we had 29,241,801 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of shares of our common stock are entitled to receive dividends if and when declared by the Board of Directors of the Company from funds legally available therefor. Our proposed operations are capital intensive and we need working capital. Accordingly, we do not anticipate paying any dividends on our common stock in the foreseeable future. Rather, we anticipate that we will retain earnings, if any, for use in the development of our business. Upon liquidation, dissolution or winding-up of the Company, holders of our common stock will be entitled to share ratably in all of our assets remaining after payment of liabilities.

Holders of shares of our common stock do not have any preemptive rights, nor are there any conversion or redemption rights or sinking fund provisions with respect to our common stock.

Our stockholders are entitled to one vote for each share of common stock held of record by them. They do not have any cumulative voting rights.

All oustanding shares of our common stock are fully paid and nonassessable.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by our legal counsel, Fisher Thurber LLP, La Jolla, California.

EXPERTS

The balance sheet of Cardium Therapeutics, Inc. as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2004 and for the period from December 22, 2003 (date of inception) through December 31, 2004 appearing in this prospectus and the registration statement of which it is a part have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The balance sheet of Aries Ventures Inc., as of September 30, 2005, and the related statements of operations, shareholders’ equity and cash flows for the year ended September 30, 2005 appearing in this prospectus and the registration statement of which it is a part have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The balance sheet of Aries Ventures Inc., as of September 30, 2004, and the related statements of operations, shareholders’ equity and cash flows for the year ended September 30, 2004 appearing in this prospectus and the registration statement of which it is a part have been audited by Weinberg & Company, P.A., independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Delaware General Corporation Law, a Delaware corporation may indemnify officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Article Twelve of our certificate of incorporation authorizes us to indemnify any officer or director to the fullest extent provided by Delaware law.

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of dividends in violation of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation and bylaws contain such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CARDIUM THERAPEUTICS, INC.

Index to Financial Statements

Page

Audited Financial Statements of Cardium

Report of Independent Registered Public Accounting Firm	F-1
Balance Sheet at December 31, 2004	F-2
Statements of Operations for the Year Ended December 31, 2004, and for the Period From December 22, 2003 (date of inception) to December 31, 2004	F-3
Statement of Stockholders’ Deficiency for the Period From December 22, 2003 (date of inception) to December 31, 2004	F-4
Statements of Cash Flows for the Year Ended December 31, 2004, and for the Period From December 22, 2003 (date of inception) to December 31, 2004	F-5
Notes to Financial Statements	F-6-F-10

Unaudited Financial Statements of Cardium

Condensed Balance Sheet at September 30, 2005	F-11
Condensed Statements of Operations for the Period From December 22, 2003 (date of inception) to September 30, 2005, and for the Nine Months Ended September 30, 2005 and 2004	F-12
Condensed Statement of Stockholders’ Equity for the Nine Months Ended September 30, 2005	F-13
Condensed Statements of Cash Flows for the Period From December 22, 2003 (date of inception) to September 30, 2005 and the Nine Months Ended September 30, 2005 and 2004	F-14
Notes to Condensed Financial Statements	F-15-F-19

Audited Financial Statements of Aries Ventures Inc.

Report of Independent Registered Public Accounting Firm (Marcum & Kliegman LLP)	F-20
Report of Independent Registered Public Accounting Firm (Weinberg & Company, P.A.)	F-21
Balance Sheets at September 30, 2005 and 2004	F-22
Statements of Operations for the Years Ended September 30, 2005 and 2004	F-23
Statement of Shareholders’ Equity for the Years Ended September 30, 2005 and 2004	F-24
Statements of Cash Flows for the Years Ended September 30, 2005 and 2004	F-25
Notes to Financial Statements	F-26-F-32

Unaudited Pro Forma Financial Information

Introduction to Pro Forma Condensed Combined Financial Statements	F-33
Pro Forma Condensed Balance Sheet at September 30, 2005	F-34
Pro Forma Condensed Statements of Operations for the Nine Months Ended September 30, 2005	F-35
Pro Forma Condensed Statements of Operations for the Year Ended December 31, 2004	F-36
Notes to Pro Forma Condensed Financial Statements	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Cardium Therapeutics, Inc. (“Cardium”)

San Diego, CA

We have audited the accompanying balance sheet of Cardium Therapeutics, Inc. (a development stage company) as of December 31, 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2004 and for the period from December 22, 2003 (date of inception) through December 31, 2004. These financial statements are the responsibility of Cardium’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Cardium is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cardium’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardium Therapeutics, Inc. (a development stage company) as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 and for the period from December 22, 2003 (date of inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    Marcum & Kliegman LLP

June 30, 2005

New York, New York

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

BALANCE SHEET

DECEMBER 31, 2004

ASSETS
CURRENT ASSETS
Cash	$13,039

TOTAL ASSETS	$13,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$—
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value; 5,500,000 shares authorized; 5,500,000 shares issued and outstanding at April 30, 2005; 1,700,000 shares issued and outstanding at December 31, 2004	1,700
Additional paid-in capital	15,300
Deficit accumulated during development stage	(3,961)

TOTAL STOCKHOLDERS’ EQUITY	13,039

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY	$13,039

The accompanying notes are an integral part of these financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2004	For the Period From December 22, 2003 (Date of Inception) to December 31, 2004
OPERATING EXPENSES
General and administrative	$(3,961)	$(3,961)

TOTAL OPERATING EXPENSES	(3,961)	(3,961)

NET LOSS	$(3,961)	$(3,961)

LOSS PER SHARE
Net loss per share—basic and diluted	$(0.00)

Weighted average shares outstanding:
Basic and diluted	1,700,000

The accompanying notes are an integral part of these financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
BALANCE—December 22, 2003
(Date of Inception)	—	$—	$—	$—	$—	$—
Sale of common stock (December 31, 2003; $0.001 per share)	1,700,000	1,700	15,300	(17,000)	—	—

BALANCE—December 31, 2003	1,700,000	1,700	15,300	(17,000)	—	—
Proceeds from subscription receivable	—	—	—	17,000	—	17,000
Net loss	—	—	—	—	(3,961)	(3,961)

BALANCE—December 31, 2004	1,700,000	1,700	15,300	—	(3,961)	13,039

The accompanying notes are an integral part of these financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2004	For the Period From December 22, 2003 (Date of Inception) to December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,961)	$(3,961)
Adjustments to reconcile net loss to net cash used in operating activities:	—	—

NET CASH USED IN OPERATING ACTIVITIES	(3,961)	(3,961)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from common stock subscription	17,000	17,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	17,000	17,000

NET INCREASE IN CASH	13,039	13,039
CASH—Beginning	—	—

CASH—Ending	$13,039	$13,039

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Non-Cash Activity:
Subscription receivable for common shares	$—	$17,000

The accompanying notes are an integral part of these financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—Organization and Summary of Significant Accounting Policies

Organization and Business

Cardium Therapeutics, Inc. (“Cardium”) was organized in Delaware in December 2003. Cardium is an interventional cardiology company focused on the late-stage clinical development and commercialization of DNA-based, myocardial-derived, growth factor therapeutics as treatments for coronary artery disease and heart attack. Cardium was formed to acquire a portfolio of licensed technologies of cardiovascular growth factor therapeutic assets from Schering AG (Germany), including a late-stage product designed to treat certain forms of heart disease.

Cardium is a development stage company in the initial stage of its operations, and since inception, Cardium and its founders, Christopher J. Reinhard and Dr. Tyler M. Dylan, have been engaged in organizational activities, including recruiting personnel, negotiating product acquisitions, negotiating licensing agreements, and obtaining financing. Since inception through December 31, 2004, Cardium has incurred net losses of $3,961.

Cardium has yet to generate positive cash flows from operations, and until commercially viable products are developed and regulatory approvals obtained, Cardium is totally dependent upon debt and equity funding to finance Cardium’s operations.

Since inception, Cardium has not required any substantial investment since Cardium does not currently have any ongoing operations. Cash requirements in the immediate future are to be provided for by loans from executive officers.

Cardium’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed private offering of $25 million to $50 million (“Proposed Offering”). Concurrently with the close of the Proposed Offering Cardium is seeking to complete a reverse merger transaction (Note 2). Cardium is seeking to merge with a publicly-traded company. Following the completion of the merger, it is expected that the publicly-traded company will change its corporate name to Cardium Therapeutics, Inc., and Cardium’s current management team will assume their same positions with the publicly-traded company. Cardium expects to complete a transaction (the “Schering Transaction”) involving Schering AG (Germany) and/or its affiliates and related licensors including the University of California, New York University and possibly Yale University. The transaction will cover the transfer or license of certain assets and technology relating to the methods of gene therapy for the treatment of cardiovascular disease, therapeutic genes that involve cardiovascular growth factors, and other technology and know-how, including manufacturing and formulation technology, as well as data relating to the clinical development of Generx™ and corresponding Food and Drug Administration (“FDA”) matters.

The close of the Proposed Offering is conditioned upon the consummation of the merger and the consummation of the Schering Transaction and the receipt of at least $25 million in proceeds from the Proposed Offering. There can be no assurance that any of these proposed transactions will be consummated. Currently the agreements discussed in Notes 2 and 3 have not been executed, except for the Placement Agent’s signed engagement letter. In the event that Cardium is unable to obtain debt or equity financing, Cardium may have to explore other business alternatives. There is no assurance that, if and when FDA clearance is obtained, Cardium’s products will achieve market acceptance, or that Cardium will ever achieve a profitable level of operations.

Basis of Presentation

Cardium’s principal activities are expected to focus on the commercialization of its licensed technologies. The accompanying financial statements have been prepared in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 7, “Development Stage Enterprises.”

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—Continued

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in Cardium’s financial statements and the accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cardium considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

Research and Development

In accordance with SFAS No. 2, “Research and Development Expenses,” research and development costs are expensed as incurred. Research and development expenses are expected to consist of purchased technology, purchased research and development rights and outside services for research and development activities associated with product development. In accordance with SFAS No. 2, the cost to purchase such technology and research and development rights are required to be charged to expense if there is currently no alternative future use for this technology and, therefore, no separate economic value.

Income Taxes

Cardium accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived primarily from tax loss carryforwards. Cardium has established a valuation allowance related to the benefits of net operating losses for which utilization in future periods is uncertain. Cardium believes it is more likely than not that it will not realize the benefits of these deductible differences in the near future and, therefore, a valuation allowance of approximately $20,000 has been recorded.

Cardium has Federal net operating losses available to offset future taxable income, which, if not utilized, will expire in 2024. No provision for income taxes has been recorded in the financial statements as a result of such operating losses.

Earnings Per Share

Cardium displays earnings per share in accordance with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share include the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For all periods presented, diluted net loss per share (“EPS”) was the same as basic net loss per share since there were no common stock equivalents.

Stock-Based Compensation

As permitted by the SFAS No. 123, “Accounting for Stock-Based Compensation”, which establishes a fair value based method of accounting for equity-based compensation plans, Cardium has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) for

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—Continued

recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

Cardium accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force (“EITF”) in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services” which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” – an Amendment of SFAS No. 123. This standard amends the disclosure requirements of SFAS No. 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. Cardium follows the disclosure-only provisions of SFAS No. 123 that require disclosure of the pro forma effects on net income (loss) as if the fair value method of accounting prescribed by SFAS No. 123 had been adopted, as well as certain other information. No stock-based employee compensation cost is reflected in net loss, as no stock options or other compensation instruments were granted as of December 31, 2004.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123R “Share Based Payments.” This statement is a revision of SFAS No. 123 and supersedes APB 25 and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005. Cardium does not believe the adoption of this pronouncement will have a material effect on its financial statements.

NOTE 2—Proposed Private Placement Offering

On May 3, 2005, Cardium approved a Placement Agent’s engagement letter and agreed to engage National Securities Corporation to act as Cardium’s exclusive placement agent in connection with the Proposed Offering.

The Proposed Offering will provide for the sale of up to 33,333,333 shares of common stock of the publicly-traded company (“Common Stock”) ($50,000,000) at the proposed offering price of $1.50 per share. Investors who invest at least $1,000,000 in shares of Common Stock also will receive a three-year warrant to buy 10% of the number of shares of Common Stock purchased, or 20% of the number of shares of Common Stock purchased for investors who invest at least $2,000,000 in the Proposed Offering, at an exercise price of $1.75 per share. Concurrently with the initial close of the Proposed Offering, Cardium will seek to merge with a publicly-traded company. The publicly-traded company, with the proceeds of the Proposed Offering, will continue the business of Cardium either directly or through its wholly-owned subsidiary. The proceeds of the Proposed Offering will not be delivered to the publicly-traded company unless the minimum offering amount of $25,000,000 has been sold and both the merger and the Schering Transaction can be and are completed concurrently with the initial close of the

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—Continued

Proposed Offering. Cardium has agreed to pay its placement agent in the Proposed Offering, commissions and fees of 10% of the gross proceeds of the Proposed Offering. Cardium will also issue to the placement agent a five-year warrant to purchase a number of shares of Common Stock equal to 10% of the number of shares Common Stock sold in the Proposed Offering at an exercise price of $1.50 per share. In the event the Proposed Offering generates gross proceeds greater than $45,000,000, then the placement agent will receive a warrant to purchase a number of shares of Common Stock equal to 15% of the number of shares of Common Stock sold in the Proposed Offering at an exercise price of $1.50 per share. The warrants shall contain customary terms, including, without limitation, anti-dilution protection, change of control and certain registration rights.

NOTE 3—Proposed Purchase of Technology from Schering AG

Cardium is in discussions with Schering AG (“Schering”) to enter into agreements covering the transfer or license of certain assets and technology relating to (i) methods of gene therapy for the treatment of cardiovascular disease (including methods for the delivery of genes to the heart or vasculature and the use of angiogenic and/or non-angiogenic genes for the potential treatment of diseases of the heart or vasculature); (ii) therapeutic genes that include fibroblast growth factors (including FGF-4); insulin-like growth factors (including IGF-I); and potentially other related biologics (including mutant eNOS); and (3) other technology and know-how, including manufacturing and formulation technology, as well as data relating to the clinical development of Generx and corresponding FDA regulatory matters. Under this agreement, Cardium will pay Schering a $4 million fee, and a $10 million milestone payment upon the first commercial sale of each product. Cardium also may be obligated to pay the following royalties to Schering: (i) 5% on net sales of an FGF-4 based product such as Generx, or (ii) 4% on net sales of other products developed based on technology transferred to Cardium by Schering. Cardium would also be obligated to reimburse Schering for patent expenses accrued on or after April 1, 2005 in connection with the transferred technologies. Christopher J. Reinhard, one of the founders of Cardium, has entered into an agreement with Schering to personally guarantee reimbursement of such expenses if the Cardium Proposed Offering is not consummated.

NOTE 4—2005 Equity Incentive Plan

Prior to the close of the Proposed Offering, management has indicated that Cardium will adopt a 2005 Equity Incentive Plan for the issuance of stock options and other incentive equity compensation.

NOTE 5—Stockholders’ Equity

Common Stock

Cardium was incorporated in Delaware on December 22, 2003. As of June 30, 2005, there were 5,850,000 shares of Common Stock, par value $0.001 per share, authorized. On December 31, 2003, Cardium sold 1,700,000 shares of Common Stock to its founders and executives for $17,000. On April 1, 2005, Cardium issued an additional 3,800,000 shares of common stock to executive officers, of which 3,650,000 shares were issued to founders of Cardium. The common stock was issued in exchange for services and reimbursement of expenses valued at $38,000. On May 20, 2005, Cardium issued an additional 350,000 shares of common stock to two Officers of Cardium in exchange for services and reimbursement of expenses.

NOTE 6—Related Party Transactions

Executive Founders

The executive founders currently do not have formal employment agreements with Cardium. Before the close of the Proposed Offering, Cardium anticipates entering into long-term arrangements with these executives.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—Continued

NOTE 7—Other Events

On March 31, 2005, Cardium authorized the issuance of 2,000,000 shares of common stock. These shares have not been issued.

On May 19, 2005, in an Action By Written Consent in Lieu of Meeting of the Stockholders of Cardium Therapeutics, Inc., the stockholders of Cardium approved an increase in Cardium’s authorized shares of common stock from 5,500,000 shares to 100,000,000 and a change in the par value of Cardium’s shares of common stock from $0.001 to $0.0001.

On May 31, 2005, Christopher Reinhard, President and Chief Executive Officer, advanced Cardium $50,000 in the form of a loan not repayable in cash prior to May 2006, except at the election of Cardium. The loan may be repaid in shares of common stock at any time.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

CONDENSED BALANCE SHEET

(Unaudited)

September 30, 2005

ASSETS
CURRENT ASSETS
Cash	$7,413
Prepaid expenses	69,357

TOTAL ASSETS	$76,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$114,740
Accrued liabilities	350,000
Loan from officer	62,882

TOTAL LIABILITIES	527,622

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized; 7,850,000 shares issued and outstanding	785
Additional paid-in capital	77,715
Deficit accumulated during development stage	(529,352)

TOTAL STOCKHOLDERS’ EQUITY	(450,852)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,770

See notes to condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,		Period from December 22, 2003 (Inception) to September 30, 2005
	2005	2004
OPERATING EXPENSES
General and administrative	$(525,390)	$(3,663)	$(529,352)

TOTAL OPERATING EXPENSES	(525,390)	(3,663)	(529,352)

NET LOSS	$(525,390)	$(3,663)	$(529,352)

LOSS PER SHARE
Net loss per share—basic and diluted	$(0.10)	$(0.00)

Weighted average shares outstanding:
Basic and Diluted	5,120,556	1,700,000

See notes to condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

(Unaudited)

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity
	Shares	Amount
BALANCE—January 1, 2005	1,700,000	$170	$16,830	$(3,962)	$13,038
Issuance of common stock for services and reimbursement of expenses (April 1, 2005 $0.001 per share)	3,800,000	380	37,620	—	38,000
Issuance of common stock for services and reimbursement of expenses (May 20, 2005 $0.0001 per share)	350,000	35	3,465	—	3,500
Issuance of common stock for cash (July 1, 2005)	2,000,000	200	19,800	—	20,000
Net loss	—	—	—	(525,390)	(525,390)

BALANCE—September 30, 2005	7,850,000	785	$77,715	$(529,352)	$(450,852)

Note: The par value of common stock and the additional paid-in capital have been adjusted to reflect the change in par value from $0.001 to $0.0001 on May 20, 2005.

See notes to condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,		Period from December 22, 2003 (Inception) to September 30, 2005
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(525,390)	$(3,663)	$(529,352)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services and reimbursement of expenses	41,500	—	41,500
Changes in operating assets and liabilities:
Prepaid expenses	(69,358)	—	(69,358)
Accounts payable	114,740	—	114,740
Accrued liabilities	350,000	—	350,000

NET CASH USED IN OPERATING ACTIVITIES	(88,508)	(3,663)	(92,470)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from officer loan	62,882	—	62,882
Proceeds from the sale of common stock	20,000	—	37,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	82,882	—	99,882

NET INCREASE IN CASH	(5,626)	(3,663)	7,413
CASH—Beginning	13,039	17,000	—

CASH—Ending	$7,413	$13,337	$7,413

NON-CASH ACTIVITY:
Subscription receivable for common shares	$—	$—	$17,000

See notes to condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—Organization and Summary of Significant Accounting Policies

Organization and Business

Cardium Therapeutics, Inc. (“Cardium”) was organized in Delaware in December 2003. Cardium is an interventional cardiology company focused on the late-stage clinical development and commercialization of DNA-based, myocardial-derived, growth factor therapeutics as treatments for coronary artery disease and heart attack. Cardium was formed to acquire a portfolio of licensed technologies of cardiovascular growth factor therapeutic assets from Schering AG (Germany), including a late-stage product designed to treat certain forms of heart disease.

Cardium is a development stage company in the initial stage of its operations, and since inception, Cardium and its founders, Christopher J. Reinhard and Dr. Tyler M. Dylan, have been engaged in organizational activities, including recruiting personnel, negotiating product acquisitions, negotiating licensing agreements, and obtaining financing. Cardium has yet to generate positive cash flows from operations, and until commercially viable products are developed and regulatory approvals obtained, Cardium is totally dependent upon debt and equity funding to finance Cardium’s operations. Since inception, Cardium has not required any substantial investment since Cardium does not currently have any ongoing operations. Cash requirements in the past were funded by loans from executive officers.

Cardium has recently completed a private offering and raised funds of over $28 million. In connection with the transaction, Cardium completed a reverse merger, whereby Cardium merged with a publicly traded company (see Note 6 Subsequent Events).

In January 2006, Aries Ventures was merged with and into Cardium, with Cardium as the surviving entity and as the successor issuer to Aries Ventures. As a result, the Company is now in its present form a publicly-traded, Delaware corporation named Cardium Therapeutics, Inc.

Basis of Presentation

Cardium’s principal activities are expected to focus on the commercialization of its licensed technologies. The accompanying financial statements have been prepared in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 7, “Development Stage Enterprises.”

The accompanying interim unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. The results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2005. For further information, refer to the Company’s annual December 31, 2004, financial statements and footnotes included elsewhere in this filing.

Research and Development

In accordance with SFAS No. 2, “Research and Development Expenses,” research and development costs are expensed as incurred. Research and development expenses are expected to consist of purchased technology, purchased research and development rights and outside services for research and development activities

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS—Continued

(Unaudited)

associated with product development. In accordance with SFAS No. 2, the cost to purchase such technology and research and development rights are required to be charged to expense if there is currently no alternative future use for this technology and, therefore, no separate economic value.

Earnings Per Share

Cardium displays earnings per share in accordance with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share include the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For all periods presented, diluted net loss per share (“EPS”) was the same as basic net loss per share since there were no common stock equivalents.

Stock-Based Compensation

As permitted by the SFAS No. 123, “Accounting for Stock-Based Compensation,” which establishes a fair value based method of accounting for equity-based compensation plans, Cardium has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

Cardium accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force (“EITF”) in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services” which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”—an Amendment of SFAS No. 123. This standard amends the disclosure requirements of SFAS No. 123 for fiscal years ending after December 15, 2002, to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. Cardium follows the disclosure-only provisions of SFAS No. 123 that require disclosure of the pro forma effects on net income (loss) as if the fair value method of accounting prescribed by SFAS No. 123 had been adopted, as well as certain other information. No stock-based employee compensation cost is reflected in net loss, as no stock options or other compensation instruments were granted as of September 30, 2005.

Recently Issued Accounting Standards

In December 2004, the FASB issued Statement of Financial Accounting Standards SFAS No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS 123R supersedes APB No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS—Continued

(Unaudited)

recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R effective for annual periods beginning after December 15, 2005. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued before adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The adoption of SFAS 123R will have an impact on the financial statements whereby the Company will record a charge to earnings on prospective issuances of stock options.

NOTE 2—Purchase of Technology from Schering AG

In connection with the completed transaction as discussed in Note 6 Cardium purchased assets from Schering AG (“Schering”) covering the transfer or license of certain assets and technology relating to (i) methods of gene therapy for the treatment of cardiovascular disease (including methods for the delivery of genes to the heart or vasculature and the use of angiogenic and/or non-angiogenic genes for the potential treatment of diseases of the heart or vasculature); (ii) therapeutic genes that include fibroblast growth factors (including FGF-4); insulin-like growth factors (including IGF-I); and potentially other related biologics (including mutant eNOS); and (3) other technology and know-how, including manufacturing and formulation technology, as well as data relating to the clinical development of Generx and corresponding FDA regulatory matters.

NOTE 3—2005 Equity Incentive Plan

In connection with the reverse merger on October 20, 2005 (Note 6), the Company has established an Equity Incentive Plan whereby 5,665,856 shares of common have been reserved for issuance under the plan.

In November 2005, 2,095,000 options were granted under this plan; these options vest over three years and have an exercise price of $1.95.

Upon joining the Board of Directors in January 2006, each of the Company’s directors received an option under the Company’s 2005 Equity Incentive Plan to buy 100,000 shares of the Company’s common stock, vesting over a four-year period, with a ten-year term and an exercise price of $2.75 per share.

NOTE 4—Stockholders’ Equity

Common Stock

Cardium was incorporated in Delaware on December 22, 2003. On December 31, 2003, Cardium sold 1,700,000 shares of Common Stock to its founders and executives for $17,000. On April 1, 2005, Cardium issued an additional 3,800,000 shares of common stock to executive officers, of which 3,650,000 shares were issued to founders of Cardium. On May 20, 2005, Cardium issued 350,000 to founders in exchange for services and reimbursement of expenses valued at $38,000.

On May 19, 2005, in Action By Written Consent in Lieu of Meeting of the Stockholders of Cardium Therapeutics, Inc., the stockholders of Cardium approved an increase in Cardium’s authorized shares of common stock from 5,500,000 shares to 100,000,000 and a change in the par value of Cardium’s shares of common stock from $0.001 to $0.0001.

On July 1, 2005, the Company sold 2,000,000 shares of common stock for $20,000 to one of its founders.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS—Continued

(Unaudited)

As of September 30, 2005, there were 7,850,000 shares of Common Stock, par value $0.0001 per share, outstanding.

As of the date of the merger, there were 4,913,044 warrants outstanding with average exercise prices ranging from $1.50 to $6.00 of which 2,856,818 (exercise prices ranging from $1.50 to $1.75) were new issuances. Warrants totaling 2,056,226 (exercise price $6.00) previously issued by Aries in prior years expired on November 11, 2005.

NOTE 5—Related Party Transactions

In connection with the transaction described in Note 6 below, the two executive founders of Cardium entered into formal two-year employment agreements with the Company on October 20, 2005. The agreements provide for their combined base annual compensation of $675,000. In the event a founder is terminated without cause, the founder shall be entitled to severance pay in an amount equal to the greater of the remaining term of the contract, or one year.

Since November 2005, Dr. Gabor Rubanyi (a stockholder) has been providing consulting services to the Company pursuant to a Consulting Services Agreement. Under the agreement, Dr. Rubanyi is paid consulting fees of $8,333 per month. The agreement may be terminated by either party at any time.

NOTE 6—Subsequent Events

On October 20, 2005, the Company merged into Aries Ventures Inc., a publicly traded company with Cardium being the surviving entity. The merger is being accounted for as a reverse merger. Cardium’s current management team assumed their same positions with the publicly-traded company. At the time of the merger, the Company had 7,850,000 shares of common stock outstanding and Aries Ventures had 2,032,226 shares of common stock outstanding. Concurrently with the merger, the Company concluded the sale of 19,325,651 shares of common stock at the offering price of $1.50 per share and received net proceeds of $25,552,390. Investors who invested at least $1,000,000 in shares of common stock also received a three-year warrant to buy 10% of the number of shares of common stock purchased at an exercise price of $1.75 (three year term) per share, which resulted in 424,263 of these warrants being issued.

In connection with the Private Placement, the Company incurred cash transaction placement agent fees totaling $3,049,000, and legal accounting and other fees and expenses totaling approximately $387,000. In addition, the Company issued 2,032,555 (exercise price $1.50, 5 year term) warrants to the placement agent in connection with the financing.

In October 2005, the Company repaid advances of $62,882 made by an officer to fund early start-up costs with the issuance of 41,924 shares of common stock.

In connection with the merger, in exchange for receipt of an executed lock up agreement at closing, Aries Ventures largest shareholder, received warrants to purchase 400,000 (exercise price $1.75, 3 year term) shares of common stock.

Simultaneous with the reverse merger, Cardium completed a transaction with Schering AG (“Schering”) and/or its affiliates and related licensors including the University of California, New York University and Yale University covering the transfer or license of certain assets and technology relating to (i) methods of gene

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS—Continued

(Unaudited)

therapy for the treatment of cardiovascular disease (including methods for the delivery of genes to the heart or vasculature and the use of angiogenic and/or non-angiogenic genes for the potential treatment of diseases of the heart or vasculature); (ii) therapeutic genes that include fibroblast growth factors (including FGF-4); insulin-like growth factors (including IGF-I); and potentially other related biologics (including mutant eNOS); and (3) other technology and know-how, including manufacturing and formulation technology, as well as data relating to the clinical development of Generx and corresponding FDA regulatory matters. Under this agreement, Cardium has paid Schering a $4 million fee, and will pay a $10 million milestone payment upon the first commercial sale of each product. Cardium also will be obligated to pay the following royalties to Schering: (i) 5% on net sales of an FGF-4 based product such as Generx, or (ii) 4% on net sales of other products developed based on technology transferred to Cardium by Schering. Cardium is also obligated to reimburse Schering for patent expenses accrued on or after April 1, 2005, in connection with the transferred technologies. These expenses are estimated to be approximately $350,000 at September 30, 2005, and have been accrued by the Company.

Effective November 1, 2005, Cardium entered into a two year lease with Kilroy Realty, L.P., a Delaware limited partnership (“Lease”), to lease approximately 5,727 square feet at 3611 Valley Centre Drive, Suite 525, San Diego, California 92130, the location of Cardium’s current principal executive offices. The Lease contains two options, the first for an additional term of one year and the second for an additional term of two years. The second option is subject to a third party right of first refusal. During the first year of the Lease, the monthly installment of base rent will be approximately $21,500, which amount will increase by approximately four percent in the second year of the Lease. Cardium will also be required to pay a proportionate share of operating and tax expenses for the office park in which the space is located.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Aries Ventures Inc.

We have audited the accompanying balance sheet of Aries Ventures Inc. (the “Company”) as of September 30, 2005, and the related statements of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aries Ventures Inc. as of September 30, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

New York, New York

December 16, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Aries Ventures Inc.

We have audited the accompanying balance sheet of Aries Ventures Inc., a Nevada corporation (the “Company”) as of September 30, 2004, and the related statements of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aries Ventures Inc. as of September 30, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Weinberg & Company, P.A.

Boca Raton, Florida

December 17, 2004

Aries Ventures Inc.

Balance Sheets

	September 30,
	2005	2004
ASSETS
CURRENT
Cash and cash equivalents	$2,513,262	$2,686,241
Marketable securities	30,000	—
Prepaid expenses and other current assets	—	18,147

Total current assets	2,543,262	2,704,388

PROPERTY AND EQUIPMENT	27,363	27,363
Less: accumulated depreciation and amortization	(27,363)	(26,642)

	—	721

DEPOSITS	—	2,309

	—	2,309

	$2,543,262	$2,707,418

LIABILITIES
CURRENT
Accounts payable	$576	$50,045
Accrued liabilities	95,000	10,135

Total current liabilities	95,576	60,180

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; Authorized—10,000,000 shares; Issued and outstanding—None	—	—
Common stock, $0.01 par value; Authorized—50,000,000 shares; Issued and outstanding 2,032,226 and 3,311,981 shares at September 30, 2005 and 2004 respectively	20,322	33,120
Additional paid-in capital	469,914	1,800,859
Retained earnings	1,957,450	2,157,002
Less: shares held in treasury at September 30, 2004—1,279,755 shares of common stock at cost	—	(1,343,743)

	2,447,686	2,647,238

	$2,543,262	$2,707,418

See accompanying notes to financial statements.

Aries Ventures Inc.

Statements Of Operations

	Years Ended September 30,
	2005	2004
REVENUES	$—	$—

COSTS AND EXPENSES
General and administrative	249,408	349,525
Depreciation and amortization	721	506
Interest expense	725	768
Appreciation of marketable securities	(30,000)	—
Interest income	(21,302)	(5,202)

NET LOSS	$(199,552)	$(345,597)

NET LOSS PER COMMON SHARE—BASIC AND DILUTED	$(0.10)	$(0.16)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING—BASIC AND DILUTED	2,032,226	2,200,063

See accompanying notes to financial statements.

Aries Ventures Inc.

Statements of Shareholders’ Equity

Years Ended September 30, 2005 and 2004

	Common Stock		Preferred Stock		Securities Held in Treasury	Additional Paid-in Capital	Retained Earnings	Total
	Shares	Par Value	Shares	Par Value
Balance, September 30, 2003	3,311,981	$33,120	—	$—	$—	$1,800,859	$2,502,599	$4,336,578
Common stock repurchased	—	—	—	—	(1,343,743)	—	—	(1,343,743)
Net loss	—	—	—	—	—	—	(345,597)	(345,597)

Balance, September 30, 2004	3,311,981	33,120	—	—	(1,343,743)	1,800,859	2,157,002	2,647,238

Retired treasury shares	(1,279,755)	(12,798)	—	—	1,343,743	(1,330,945)	—	—

Net loss	—	—	—	—	—	—	(199,552)	(199,552)

Balance, September 30, 2005	2,032,226	$20,322	—	$—	$—	$469,914	$1,957,450	$2,447,686

See accompanying notes to financial statements.

Aries Ventures Inc.

Statements Of Cash Flows

	Years Ended September 30,
	2005	2004
OPERATING ACTIVITIES
Net loss	$(199,552)	$(345,597)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	721	506
Appreciation of marketable securities	(30,000)	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Prepaid expenses and other assets	20,456	25,597
(Increase) decrease in:
Accounts payable	(49,469)	(2,657)
Accrued liabilities	84,865	(20,153)

Net cash used in operating activities	(172,979)	(342,304)

INVESTING ACTIVITIES
Payments from related entity	—	65,250
Increase in amounts due from related entity	—	(38,356)
Purchase of property and equipment	—	(119)

Net cash provided by investing activities	—	26,775

FINANCING ACTIVITIES
Repurchase of securities	—	(1,343,743)

Net cash used in financing activities	—	(1,343,743)

CASH AND CASH EQUIVALENTS
Net decrease in cash and cash equivalents	(172,979)	(1,659,272)
Balance at beginning of year	2,686,241	4,345,513

Balance at end of year	$2,513,262	$2,686,241

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$725	$768

Cash paid for taxes	$—	$—

See accompanying notes to financial statements.

ARIES VENTURES INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2005 AND 2004

1. Organization and Business

Aries Ventures Inc. (“Aries” or the “Company”) was incorporated in Nevada on April 21, 2000. As of September 30, 2005, Aries had no business operations. On October 20, 2005, Aries completed a reverse merger with Cardium Therapeutics, Inc. (See Note 8.)

2. Summary of Significant Accounting Policies

a. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

b. Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments with an original maturity of three months or less at the date of purchase. The Company minimizes its credit risk by investing its cash and cash equivalents with major banks and financial institutions located primarily in the United States. However, cash balances exceeded federally-insured levels by approximately $2,500,000 at September 30, 2005 and $2,700,000 at September 30, 2004.

c. Marketable Securities

Marketable securities held by are recorded at fair market value and are classified as trading securities. Unrealized gains and losses for trading securities are included in income on a current basis.

d. Property and Equipment

Depreciation of furniture, fixtures and office equipment is provided on the straight-line method over the estimated useful lives of the respective assets.

e. Loss Per Common Share

Loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, resulting from the exercise of outstanding stock options and warrants. These potentially dilutive securities were not included in the calculation of loss per share for the years ended September 30, 2005 and 2004 because the Company incurred a loss during such periods and thus their inclusion would have been anti-dilutive. Accordingly, basic and diluted loss per common share are the same for all periods presented.

As of September 30, 2005 and 2004, potentially dilutive securities consisted of outstanding Series A common stock purchase warrants and stock options to acquire 2,056,226 shares and 353,318 shares, respectively.

f. Stock-Based Compensation

The Company adopted the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock options and similar equity instruments (collectively, “Options”) issued to employees, and continues to apply the intrinsic value based method of accounting for options issued to

ARIES VENTURES INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED SEPTEMBER 30, 2005 AND 2004

employees prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issues to Employees,” rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

On December 31, 2002, the FASB issued SFAS No. 148 (“SFAS No. 148”), “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, to provide an alternative method of transition to SFAS No. 123’s fair value method of accounting for stock based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements.

The Black-Scholes option valuation model was used to estimate the fair value of the options granted during the year ended September 30, 2004. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair market value of options that have no vesting restrictions and are fully transferable. The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted. There were no stock options granted during fiscal 2005.

Had compensation cost for stock option grants made under the Employee Stock Option Plan and the Management Incentive Stock Option Plan been determined under SFAS No. 123, the Company’s net loss and net loss per common share for the years ended September 30, 2005 and 2004 would have been as follows:

	2005	2004
Net loss, as reported	$(199,552)	$(345,597)
Less: additional compensation pursuant to SFAS No. 123	—	(1,662)

Net loss, as adjusted	$(199,552)	$(347,259)

Net loss per common share (basic and diluted), as adjusted	$(0.10)	$(0.16)

The fair value of the stock options granted for 2004 were estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate 5%; dividend yield of 0%; stock price volatility of 100%; and expected life of five years.

g. Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R effective for annual periods beginning after December 15, 2005. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards

ARIES VENTURES INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED SEPTEMBER 30, 2005 AND 2004

issued before adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS 123R will have on its financial statements.

The Emerging Issues Tax Force (“EITF”) has adopted EITF Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus became effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement did not have an effect on our financial statements.

In September 2005, the FASB ratified the EITF’s Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues,” which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt.

In September 2005, the FASB ratified the following consensus reached in EITF Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature:” (a) The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying SFAS No. 109, “Accounting for Income Taxes.” Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes; (b) The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled; and (c) Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital.

Both of the above issues are effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27, “Application of Issue No. 98-5 to Certain Convertible Debt Instruments” (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements). Management does not believe this pronouncement will have a material impact on the Company’s financial statements.

3. Due from Related Party

During the years ended September 30, 2005 and 2004, the Company allocated certain common corporate services (consisting of rent, utilities, common area services, insurance and other office services) to Resource Ventures, Inc. (“Resource”), a related entity with certain common officers and directors. The allocation of common corporate services between the Company and Resource ceased effective December 31, 2004. Activity with respect to the allocation of such services is summarized as follows:

Balance, October 1, 2003	$26,894
Amounts allocated to Resource	38,356
Payments by Resource to Company	(65,250)

Balance, September 30, 2004	—
Amounts allocated to Resource	16,459
Payments by Resource to Company	(16,459)

Balance, September 30, 2005	$—

ARIES VENTURES INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED SEPTEMBER 30, 2005 AND 2004

4. Commitments and Contingencies

a. Operating Leases

During the year ended September 30, 2004, the Company leased its executive and administrative offices under an operating lease that expired on September 30, 2004. Subsequent to September 30, 2004, such facilities were occupied on a month-to-month basis. Effective January 1, 2005, the Company moved to new offices on a month-to-month basis.

Rent expense for the years ended September 30, 2005 and 2004 was $9,655 and $22,441, respectively.

b. Employment Agreements

At September 30, 2004, the Company had employment agreements with its Chairman of the Board of Directors and its President and Chief Financial Officer, providing for compensation of $60,000 to each officer per year for the period from October 1, 2002 through September 30, 2005. The employment agreements also provide that in the event of a change in majority ownership of the Company, each such person has the option to terminate his employment with the Company and receive a payment equal to three times his base annual compensation.

Effective October 1, 2004, the Chairman and the President each agreed to reduce their compensation to $18,000 per year for the remainder of the term of the respective employment agreements.

Effective December 31, 2004, the Chairman resigned from the Board of Directors, and his employment agreement was terminated. No further compensation was required to be paid to the Chairman as a result of his termination.

The President received a bonus of $50,000 (paid in October 2005), which was recorded as a liability as of September 30, 2005.

5. Income Taxes

As of September 30, 2005, the Company had Federal net operating loss carryforwards of approximately $71,500,000 expiring in various years through 2024, portions of which may be used to offset future taxable income, if any. The Company has a deferred tax asset arising from such operating losses for which a full valuation allowance has been established due to the uncertainty as to their realizability in future periods.

Due to the restrictions imposed by the Internal Revenue Code of 1986, as amended, regarding substantial changes in ownership of companies with loss carryforwards, the utilization of the Company’s federal net operating loss carryforwards will likely be limited as a result of cumulative changes in stock ownership.

The Company’s net deferred tax assets (using a Federal corporate income rate of approximately 34%) consisted of the following at September 30, 2005 and 2004:

	September 30,
	2005	2004
Deferred tax assets:
Operating loss carryforwards	$26,497,000	$26,412,000
Valuation allowances	170,000	180,000
Depreciation	1,000	1,000
	26,668,000	26,593,000
Less: Valuation allowance	(26,668,000)	(26,593,000)

Net deferred tax assets	$—	$—

ARIES VENTURES INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED SEPTEMBER 30, 2005 AND 2004

As a result of the Company’s significant operating loss carryforwards and the corresponding valuation allowance, no income tax benefit has been recorded at September 30, 2005 and 2004. The provision for income taxes using the statutory federal tax rate as compared to the Company’s effective tax rate is summarized as follows:

	September 30,
	2005	2004
Tax benefit at statutory rate	(34.0)%	(34.0)%
State income taxes	—	—
Adjustments to change in valuation allowance	34.0	34.0

	—	—

6. Related Party Transactions

In addition to the related party transactions described at Notes 3 and 4, the Company had the following related party transactions for the years ended September 30, 2005 and 2004:

During the years ended September 30, 2005 and 2004, the Company paid annual board committee fees of approximately $21,800 and $19,000, respectively, to non-employee directors.

7. Shareholders’ Equity

a. Common Stock

Effective November 17, 2003, the Company repurchased from an institutional shareholder 1,279,755 shares of common stock in a private transaction for an aggregate cash purchase price of $1,343,743. These securities have been classified as treasury securities in the Company’s balance sheet at September 30, 2004. On September 16, 2005, the Company retired the treasury shares and recorded them as a reduction in common stock and additional paid in capital. In connection with the purchase of such shares, the Company cancelled 1,194,755 associated warrants.

b. Stock Option Plans

Under the Company’s Employee Stock Option Plan, the Company may issue stock options to purchase a maximum of 353,318 shares of common stock of the Company. Under the Company’s Management Incentive Stock Option Plan, the Company may issue stock options to purchase a maximum of 247,323 shares of common stock of the Company. Both stock option plans were adopted by the Board of Directors on April 12, 2000, and are administered by the Board of Directors. At September 30, 2005, options to purchase 105,995 shares had been issued under the Employee Stock Option Plan and options to purchase 247,323 shares had been issued under the Management Incentive Stock Option Plan.

The purchase price for the shares subject to any incentive stock option granted under the Employee Stock Option Plan or the Management Incentive Stock Option Plan shall not be less than 100% of the fair market value of the shares of common stock of the Company on the date the option is granted (110% for stockholders who own in excess of 10% of the outstanding common stock). No option shall be exercisable after the expiration of 10 years after the date the option is granted. In addition, subject to certain exceptions, no option shall be exercisable after the expiration of three months after the date the optionee’s employment with the Company terminates if termination is for any reason other than permanent disability or death, or one year after the date the optionee’s employment terminates if termination is a result of death or permanent disability. Unless sooner terminated by the Board of Directors, both option plans expire on April 11, 2010.

ARIES VENTURES INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED SEPTEMBER 30, 2005 AND 2004

Such options granted are exercisable for a period of five years. The exercise price of such options was the fair market value on the date of grant ($0.23 per share), except for the Chairman, a more than 10% stockholder of the Company; the exercise price of the Chairman’s option was 110% of the fair market value on the date of grant ($0.25 per share). The stock options vested in equal annual increments over three years.

Option activity under these stock option plans for the years ended September 30, 2004 and 2005 is summarized as follows:

	Number of Options	Exercise Price	Remaining Contractual Life (in years)
Balance outstanding, October 1, 2003	353,318	$0.23 - 0.25
Options issued	—	—
Options exercised	—	—
Options expired	—	—

Balance outstanding, September 30, 2004	353,318	$0.23 - 0.25	1.1
Options issued	—	—
Options exercised	—	—
Options expired	—	—

Balance outstanding, September 30, 2005	353,318	$0.23-0.25	0.1

Options exercisable at September 30, 2005	353,318	$0.23-0.25	0.1

c. Warrants

Warrant activity for the fiscal years ended September 30, 2005 and 2004 is summarized below. The Series A warrants entitle the holders to purchase one share of common stock at $6.00 per share.

	Number of Warrants	Exercise Price	Remaining Contractual Life (in years)
Balance outstanding, October 1, 2003	3,250,981	$6.00

Warrants issued	—	—
Warrants exercised	—	—
Warrants expired	—	—
Warrants cancelled	(1,194,755)	$6.00

Balance outstanding, September 30, 2004	2,056,226	$6.00	1.0
Warrants issued	—	—
Warrants exercised	—	—
Warrants expired	—	—
Warrants cancelled	—

Balance outstanding, September 30, 2005	2,056,226	$6.00	0.1

Warrants exercisable at September 30, 2005	2,056,226	$6.00	0.1

The warrants expired on November 11, 2005.

ARIES VENTURES INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED SEPTEMBER 30, 2005 AND 2004

8. Subsequent Events

On October 20, 2005, Aries completed a reverse merger (the “Merger”) with privately held Cardium Therapeutics, Inc., whereby a newly formed and wholly-owned subsidiary of Aries was merged with and into Cardium. As a result, Cardium became a wholly-owned subsidiary of Aries. At the time of the Merger, Cardium had 7,850,000 shares of common stock outstanding, which, by virtue of the Merger, were converted into the right to receive one share of common stock of Aries for each share of common stock of Cardium, and Aries had 2,032,226 shares of its common stock outstanding. In addition, a three year warrant to purchase 400,000 shares of Aries common stock at an exercise price of $1.75 per share was issued to an Aries stockholder who held of record or beneficially more than 45% of the outstanding common stock of Aries prior to the Merger as consideration for such stockholder’s agreement not to sell any of such stockholder’s shares of Aries common stock for a period of approximately five months from the effective time of the Merger, subject to certain exceptions based on the market value of such common stock. Aries also agreed to terminate all of its equity incentive plans and adopt Cardium’s 2005 Equity Incentive Plan.

At the time of the Merger, Aries had divested itself of all its assets and investments other than $1.5 million in cash and had no outstanding contractual commitments. To accomplish this, Aries formed Vestige Holdings, LLC, a Nevada limited liability company (“Vestige”), and prior to the effective time of the Merger transferred to Vestige $5,000 in cash and all of Aries’ non-cash assets. Before the Merger, Aries transferred all of its right, title and interest in and to Vestige to the holders of all of the then outstanding options, in consideration for the surrender and cancellation by the optionees of all of their options to acquire shares of Aries common stock under Aries’ Employee Stock Option Plan and/or Management Incentive Stock Option Plan, as such plans existed prior to the Merger. Immediately before the Merger, Aries declared a cash distribution to its stockholders of approximately $880,000 or $0.43 per share.

Concurrently with the Merger, Aries also closed a private placement of 19,325,651 shares of its common stock at a purchase price of $1.50 per share and received net proceeds of $25,552,390. In connection therewith, the placement agent received a five-year warrant to purchase 2,032,555 shares of the Aries’ common stock at an exercise price of $1.50 per share and selling commissions, marketing allowances and management fees totaling approximately $3,048,832. Investors who invested at least $1,000,000 in shares of common stock received a three-year warrant to buy 10% of the number of shares of common stock purchased in the private placement, at an exercise price of $1.75 per share. Shares underlying such warrants total 424,263. The warrants are fully exercisable.

In connection with the private placement, the Company incurred legal, accounting and other fees and expenses totaling approximately $387,000.

An officer of Cardium was repaid advances of $62,882 made to fund early start-up costs with the issuance of 41,922 shares of Aries common stock during October 2005.

Upon the close of the Merger and the private placement, Cardium acquired a portfolio of cardiovascular growth factor therapeutic assets from Schering AG (Germany) and/or its affiliates for a purchase price of approximately $4,000,000.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

INTRODUCTION TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The following unaudited pro forma condensed financial statements give effect to the acquisition transaction of Cardium Therapeutics, Inc. On October 20, 2005, Aries Ventures Inc., a public shell corporation (“Aries”), acquired substantially all of the assets and liabilities of Cardium Therapeutics, Inc. (“Cardium”). As a result of the transaction, the former owners of Cardium Therapeutics, Inc. became the controlling stockholders of Aries. Accordingly, the acquisition of Cardium by Aries, is a reverse acquisition that has been accounted for as a recapitalization of Cardium. The transaction is more fully described in Note 6 to the September 30, 2005, unaudited condensed financial statements.

The following unaudited pro forma condensed balance sheet combines the balance sheet of Aries with Cardium as of September 30, 2005, as if the recapitalization of Cardium occurred on that date. The following unaudited pro forma condensed statements of operations combine the results of operations of Aries with Cardium for the nine months ended September 30, 2005, and for the year ended December 31, 2004, as if the aforementioned transaction had occurred at the beginning of the respective periods.

The unaudited pro forma condensed financial statements should be read in conjunction with the separate historical financial statements of Cardium for the year ended December 31, 2004 and the nine months ended September 30, 2005 and the historical financial statements of Aries for the year ended September 30, 2004 (appearing elsewhere herein), and other filings of Aries, as filed the Securities and Exchange Commission and included its Quarterly Reports on Form 10-QSB for the three months ended December 31, 2004, March 30, 2005 and June 30, 2005. These pro forma financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred on September 30, 2005, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

PRO FORMA CONDENSED BALANCE SHEET

(Unaudited)

September 30, 2005

	Cardium	Aries	Pro Forma Adjustments			Pro Forma Total
			Cardium		Aries
	(a)	(b)			(c)
ASSETS

CURRENT ASSETS
Cash	$7,413	$2,513,262	$23,052,390		$(2,513,262)	$23,059,803
Marketable securities	—	30,000			(30,000)	—
Prepaid expenses and other assets	69,357	—	(69,357	)(e)	—	—

TOTAL ASSETS	$76,770	$2,543,262	$22,983,033		$(2,543,262)	$23,059,803

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$114,740	$576	$(59,357	)(e)	$(576)	$55,383
Accrued liabilities	350,000	95,000	—		(95,000)	350,000
Loan from officer	62,882	—	(62,882	)(d)	—	—

TOTAL LIABILITIES	527,622	95,576	(122,239)		(95,576)	405,383

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized; 29,249,801 shares issued and outstanding	785	20,322	2,140	(d)	(20,322)	2,925
Additional paid-in capital	77,715	469,914	27,103,132		(469,914)	27,180,847
Retained earnings	(529,352)	1,957,450	(4,000,000)		(1,957,450)	(4,529,352)

TOTAL STOCKHOLDERS’ EQUITY	(450,852)	2,447,686	23,105,272		(2,447,686)	22,654,420

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,770	$2,543,262	$22,983,033		$(2,543,262)	$23,059,803

See notes to pro forma condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

	Cardium	Aries	September 30, 2005		Pro Forma
			Cardium	Aries	Total
	(a)	(b)		(c)
OPERATING EXPENSES
General and administrative	$525,390	$181,969		$(181,969)	$525,390
Appreciation of marketable securities	—	(30,000)		30,000	—
Interest, net	—	(17,908)		17,908	—

TOTAL EXPENSES	525,390	134,061		(134,061)	525,390

NET LOSS	$(525,390)	$(134,061)		$134,061	$(525,390)

LOSS PER SHARE
Net loss per share—basic and diluted	$(0.10)				$(0.02)

Weighted average shares outstanding:
Basic and diluted	5,120,556				27,802,949

See notes to pro forma condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

	Cardium	Aries	December 31, 2004		Pro Forma Total
			Cardium	Aries
	(a)	(b)
OPERATING EXPENSES
Purchased technology	$—	$—	$4,000,000	$—	$4,000,000
General and administrative	3,961	308,248	—	(308,248)	3,961
Legal	—	5,000	—	(5,000)	—
Depreciation	—	1,100	—	(1,100)	—
Interest	—	(5,668)	—	5,668	—

TOTAL OPERATING EXPENSES	3,961	308,680	4,000,000	(308,680)	4,003,961

NET LOSS	$(3,961)	$(308,680)	$(4,000,000)	$308,680	$(4,003,961)

LOSS PER SHARE
Net loss per share—basic and diluted	$(0.00)				$(0.16)

Weighted average shares outstanding:
Basic and Diluted	1,700,000				25,099,801

See notes to pro forma condensed financial statements.

CARDIUM THERAPEUTICS, INC.

NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

NOTE 1—Acquisition

Cardium Therapeutics, Inc. (“Cardium”), through a newly formed acquisition corporation, entered into a merger agreement with Aries Ventures Inc., a public shell corporation (“Aries”), whereby 7,850,000 shares of Aries were exchanged for substantially all of the assets and liabilities of Cardium. Accordingly, the acquisition of Cardium by Aries is a reverse acquisition that has been accounted for as a recapitalization of Cardium.

NOTE 2—Pro Forma Adjustments

The pro forma adjustments to the condensed balance sheet give effect to the recapitalization of Cardium as if the transactions had occurred on September 30, 2005.

Balance Sheet—September 30, 2005

a.	Derived from the unaudited balance sheet of Cardium as of September 30, 2005.

b.	Derived from the audited balance sheet of Aries as of September 30, 2005.

c. Proceeds received on sale of common stock.	28,988,329
Less: Placement Agent Fees	(3,048,832)
Merger Expenses	(387,107)
Purchase of Technology	(4,000,000)
Plus: Cash Acquired from Aries	1,500,000

23,052,390

d.	The 29,249,801 shares outstanding of common stock consists of 7,850,000 shares issued to the former owners of Cardium as part of the recapitalization of Cardium, 41,924 shares issued to an officer of Cardium in lieu of repayment of loans ($62,882), 2,032,226 shares issued to the former owners of Aries Ventures and the recording of the shares sold of 19,325,651 for cash of approximately $29 million (26 million net of fees).

e.	Payment of merger costs.

Statement of Operations—Nine Months Ended September 30, 2005

a.	Derived from the unaudited statement of operations of Cardium for the nine months ended September 30, 2005.

b.	Derived from the audited statement of operations of Aries for the year ended September 30, 2005, less the three months ended December 31, 2004.

c.	Adjusted for the elimination of income and expense of Aries.

Statement of Operations—Year Ended December 31, 2004

a.	Derived from the audited statement of operations of Cardium for the year ended December 31, 2004.

b.	Derived from the audited statement of operations of Aries for the year ended September 30, 2004 plus the three months ended December 31, 2004 (unaudited) less the three months ended December 31, 2003 (unaudited).

c.	Adjusted for the elimination of income and expense of Aries and to reflect the purchase of technology of $4,000,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Cardium’s certificate of incorporation provides that it may indemnify, to the full extent authorized or permitted by law, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was director or officer of Cardium or by reason of the fact that such director of officer, at the request of Cardium, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Under Delaware law, a director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred. In other circumstances, a director, officer, employee or agent of Cardium may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Cardium. The bylaws of Cardium provide that costs and expenses (including attorneys’ fees) incurred by or on behalf of a director, officer, employee or agent of Cardium in defending or investigating any action, suit, proceeding or investigation shall be paid by Cardium in advance of the final disposition of such matter, if such director, officer, employee or agent undertakes in writing to repay any such advances if it is ultimately determined that he or she was not entitled to indemnification.

Cardium’s certificate of incorporation further provides that Cardium may buy and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Cardium, or is serving at the request of Cardium as a director, officer, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cardium would have the power to indemnify him against such liability under the provisions of the law. Cardium has in effect a directors and officers liability insurance policy protecting its directors and officers against liability by reason of their being or having been directors or officers of Cardium.

Under the terms of Cardium’s charter, no director of Cardium shall be personally liable to Cardium or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Cardium or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which such director derived an improper personal benefit.

Cardium has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar arrangements with any future directors. Cardium may also enter into similar arrangements with certain of its officers who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth our estimates of the expenses to be incurred by Cardium in connection with the issuance and distribution of the securities being registered:

Registration fees	$7,080
Printing expenses	20,000
Legal fees and expenses	30,000
Accounting fees and expenses	48,500
Miscellaneous	420

Total	$106,000

Item 26. Recent Sales of Unregistered Securities.

As previously disclosed in our current report on Form 8-K, dated October 20, 2005 and filed with the SEC on October 26, 2005, on October 20, 2005, the Company closed a private placement of up to $50,000,000 of its common stock at a purchase price of $1.50 per share under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, to “accredited investors” as such term is defined under such Regulation D (“Private Offering”). The actual number of shares of common stock sold was 19,325,651, which represented gross proceeds of $28,988,329. In connection therewith, the placement agent received a five-year warrant to purchase 2,032,555 shares of the Company’s common stock at an exercise price of $1.50 per share and selling commissions, marketing allowances and management fees totaling approximately $3,048,832. Investors who invested at least $1,000,000 in shares of common stock received a three-year warrant to buy 10% of the number of shares of common stock purchased in the Private Offering, at an exercise price of $1.75 per share. Shares underlying such warrants total 424,263. The warrants are fully exercisable.

In addition, on October 20, 2005, Aries Ventures Inc. and Cardium Therapeutics, Inc. completed a reverse merger pursuant to which a newly formed subsidiary (“Subsidiary”) of Aries Ventures merged with and into Cardium, resulting in Cardium becoming a wholly-owned subsidiary of Aries Ventures. In connection with the reverse merger, (i) each share of common stock, no par value, of Subsidiary outstanding immediately prior to the effective time of the reverse merger was, by virtue of the reverse merger, converted into the right to receive 785,000 shares of common stock, par value $0.0001 per share, of Cardium, so that at the effective time of the reverse merger, Aries Ventures became the holder of all of the issued and outstanding shares of Cardium; and (ii) the outstanding shares of common stock, par value $0.0001 per share, of Cardium of 7,850,000 shares were, by virtue of the reverse merger, converted into the right to receive one share of common stock of Aries Ventures for each share of common stock of Cardium. In addition, a three year warrant to purchase 400,000 shares of Aries Ventures common stock at an exercise price of $1.75 per share was issued to Mark Zucker, an Aries Ventures stockholder who held of record or beneficially more than 45% of the outstanding common stock of Aries Ventures prior to the reverse merger as consideration for such stockholder’s agreement not to sell any of such stockholder’s shares of Aries Ventures common stock for a period of approximately five months from the effective time of the reverse merger, subject to certain exceptions based on the market value of such common stock. The issuance of such shares and warrant was made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 27. Exhibits.

The following is a list of Exhibits filed as part of this registration statement:

EXHIBIT INDEX

Exhibit Number	Description	Incorporated By Reference To
2.1	Articles and Plan of Merger of Casmyn Corp. and Aries Ventures Inc.	Exhibit 3.2 of Registrant’s Current Report on Form 8-K dated April 28, 2000, filed with the Commission on May 23, 2000

2.2	Agreement and Plan of Merger dated as of October 19, 2005 and effective as of October 20, 2005, by and among Aries Ventures Inc., Aries Acquisition Corporation and Cardium Therapeutics, Inc.	Exhibit 2.1 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

2.3	Certificate of Merger of Domestic Corporation as filed with the Delaware Secretary of State on October 20, 2005	Exhibit 2.1 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

2.4	Agreement and Plan of Merger dated January 17, 2006, between Aries Ventures Inc. and Cardium Therapeutics, Inc.	Filed herewith

Exhibit Number	Description	Incorporated By Reference To
2.5	Certificate of Merger, as filed with the Delaware Secretary of State on January 17, 2006	Filed herewith

3(i)	Second Amended and Restated Certificate of Incorporation of Cardium Therapeutics, Inc.	Filed herewith

3(ii)	Amended and Restated Bylaws of Cardium Therapeutics, Inc.	Filed herewith

4.1	Form of Warrant issued to National Securities Corporation as Placement Agent	Exhibit 4.1 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

4.2	Form of Warrant issued to Lead Investors and Mark Zucker	Exhibit 4.2 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

4.3	Form of Lock-Up Agreement executed by officers, directors and employees of Cardium Therapeutics, Inc.	Exhibit 4.3 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

5.1	Opinion of Fisher Thurber LLP regarding the legality of the common stock being registered	Filed herewith

10.1	Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of August 31, 2005, by and among New York University, Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.	Exhibit 10.1 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.2	Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of August 31, 2005, by and among Yale University, Schering Aktiengesellschaft and Cardium Therapeutics, Inc.	Exhibit 10.2 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26,

10.3	Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of July 31, 2005, by and among the Regents of the University of California, Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.	Exhibit 10.3 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.4	Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of July 31, 2005, by and among the Regents of the University of California, Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.	Exhibit 10.4 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.5	Technology Transfer Agreement effective as of October 13, 2005, by and among Schering AG, Berlex, Inc., Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.	Exhibit 10.5 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.6	Amendment to the Exclusive License Agreement for “Angiogenesis Gene Therapy” effective as of October 20, 2005, between the Regents of the University of California and Cardium	Exhibit 10.6 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

Exhibit Number	Description	Incorporated By Reference To
10.7	Amendment to License Agreement effective as of October 20, 2005, by and between New York University and Cardium Therapeutics, Inc.	Exhibit 10.7 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.8	Second Amendment to Exclusive License Agreement effective as of October 20, 2005, by and between Yale University and Cardium Therapeutics, Inc.	Exhibit 10.8 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.9	2005 Equity Incentive Plan as adopted effective as of October 20, 2005*	Exhibit 10.9 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.10	Employment Agreement dated as of October 20, 2005 by and between Aries Ventures Inc. and Christopher Reinhard*	Exhibit 10.10 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.11	Employment Agreement dated as of October 20, 2005 by and between Aries Ventures Inc. and Tyler Dylan*	Exhibit 10.11 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.12	Office Lease between Cardium and Kilroy Realty, L.P. dated as of September 30, 2005 and commencing on November 1, 2005*	Exhibit 10.12 of Registrant’s Annual Report on Form 10-KSB for the Year Ended September 30, 2005, filed with the Commission on December 22, 2005

10.13	Yale Exclusive License Agreement between Yale University and Schering Aktiengesellschaft dated September 8, 2000	Exhibit 10.13 of Registrant’s Annual Report on Form 10-KSB for the Year Ended September 30, 2005, filed with the Commission on December 22, 2005

10.14	Research and License Agreement between New York University and Collateral Therapeutics, Inc. dated March 24, 1997 (with amendments dated April 28, 1998 and March 24, 2000)	Exhibit 10.14 of Registrant’s Annual Report on Form 10-KSB for the Year Ended September 30, 2005, filed with the Commission on December 22, 2005

10.15	Exclusive License Agreement for “Angiogenesis Gene Therapy” between the Regents of the University of California and Collateral Therapeutics, Inc. dated as of September 27, 1995 (with amendments dated September 19, 1996, June 30, 1997, March 11, 1999 and February 8, 2000)	Exhibit 10.15 of Registrant’s Annual Report on Form 10-KSB for the Year Ended September 30, 2005, filed with the Commission on December 22, 2005

23.1	Consent of Fisher Thurber LLP	Included in Exhibit 5.1

23.2	Consent of Marcum & Kliegman LLP	Filed herewith

23.3	Consent of Marcum & Kliegman LLP (Aries).	Filed herewith

23.4	Consent of Weinberg & Company, P.A.	Filed herewith

24.1	Powers of Attorney	Included on the signature page hereto

*	Previously filed.

Item 28. Undertakings.

(a)	The undersigned small business issuer hereby undertakes:

(1) To file a post-effective amendment to this registration statement during any period in which offers or sales are being made:

(a) to include and Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

(4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on January 17, 2006.

CARDIUM THERAPEUTICS, INC.

Date: January 17, 2006	By:	/s/ CHRISTOPHER J. REINHARD
Christopher J. Reinhard,
Chairman, Chief Executive Officer, President and Treasurer (principal executive officer)

Date: January 17, 2006	By:	/s/ DENNIS MULROY
Dennis Mulroy,
Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christopher J. Reinhard, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ CHRISTOPHER J. REINHARD Christopher J. Reinhard	Chairman, Chief Executive Officer, President and Treasurer	January 17, 2006

/S/ DENNIS MULROY Dennis Mulroy	Chief Financial Officer	January 17, 2006

/S/ TYLER M. DYLAN Tyler M. Dylan	Director, Chief Business Officer, Executive Vice President, General Counsel and Secretary	January 17, 2006

/S/ EDWARD W. GABRIELSON Edward W. Gabrielson	Director	January 17, 2006

/S/ MURRAY H. HUTCHINSON Murray H. Hutchinson	Director	January 17, 2006

/S/ GERALD LEWIS Gerald Lewis	Director	January 17, 2006

/S/ RONALD I. SIMON Ronald I. Simon	Director	January 17, 2006

/S/ LON EDWARD OTREMBRA Lon Edward Otrembra	Director	January 17, 2006

EXHIBIT INDEX

Exhibit Number	Description	Incorporated By Reference To
2.1	Articles and Plan of Merger of Casmyn Corp. and Aries Ventures Inc.	Exhibit 3.2 of Registrant’s Current Report on Form 8-K dated April 28, 2000, filed with the Commission on May 23, 2000

2.2	Agreement and Plan of Merger dated as of October 19, 2005 and effective as of October 20, 2005, by and among Aries Ventures Inc., Aries Acquisition Corporation and Cardium Therapeutics, Inc.	Exhibit 2.1 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

2.3	Certificate of Merger of Domestic Corporation as filed with the Delaware Secretary of State on October 20, 2005	Exhibit 2.1 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

2.4	Agreement and Plan of Merger dated January 17, 2006, between Aries Ventures Inc. and Cardium Therapeutics, Inc.	Filed herewith

2.5	Certificate of Merger, as filed with the Delaware Secretary of State on January 17, 2006	Filed herewith

3(i)	Second Amended and Restated Certificate of Incorporation of Cardium Therapeutics, Inc.	Filed herewith

3(ii)	Amended and Restated Bylaws of Cardium Therapeutics, Inc.	Filed herewith

4.1	Form of Warrant issued to National Securities Corporation as Placement Agent	Exhibit 4.1 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

4.2	Form of Warrant issued to Lead Investors and Mark Zucker	Exhibit 4.2 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

4.3	Form of Lock-Up Agreement executed by officers, directors and employees of Cardium Therapeutics, Inc.	Exhibit 4.3 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

5.1	Opinion of Fisher Thurber LLP regarding the legality of the common stock being registered	Filed herewith

10.1	Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of August 31, 2005, by and among New York University, Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.	Exhibit 10.1 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.2	Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of August 31, 2005, by and among Yale University, Schering Aktiengesellschaft and Cardium Therapeutics, Inc.	Exhibit 10.2 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26,

Exhibit Number	Description	Incorporated By Reference To
10.3	Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of July 31, 2005, by and among the Regents of the University of California, Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.	Exhibit 10.3 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.4	Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of July 31, 2005, by and among the Regents of the University of California, Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.	Exhibit 10.4 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.5	Technology Transfer Agreement effective as of October 13, 2005, by and among Schering AG, Berlex, Inc., Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.	Exhibit 10.5 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.6	Amendment to the Exclusive License Agreement for “Angiogenesis Gene Therapy” effective as of October 20, 2005, between the Regents of the University of California and Cardium	Exhibit 10.6 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.7	Amendment to License Agreement effective as of October 20, 2005, by and between New York University and Cardium Therapeutics, Inc.	Exhibit 10.7 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.8	Second Amendment to Exclusive License Agreement effective as of October 20, 2005, by and between Yale University and Cardium Therapeutics, Inc.	Exhibit 10.8 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.9	2005 Equity Incentive Plan as adopted effective as of October 20, 2005*	Exhibit 10.9 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.10	Employment Agreement dated as of October 20, 2005 by and between Aries Ventures Inc. and Christopher Reinhard*	Exhibit 10.10 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.11	Employment Agreement dated as of October 20, 2005 by and between Aries Ventures Inc. and Tyler Dylan*	Exhibit 10.11 of Registrant’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 26, 2005

10.12	Office Lease between Cardium and Kilroy Realty, L.P. dated as of September 30, 2005 and commencing on November 1, 2005*	Exhibit 10.12 of Registrant’s Annual Report on Form 10-KSB for the Year Ended September 30, 2005, filed with the Commission on December 22, 2005

10.13	Yale Exclusive License Agreement between Yale University and Schering Aktiengesellschaft dated September 8, 2000	Exhibit 10.13 of Registrant’s Annual Report on Form 10-KSB for the Year Ended September 30, 2005, filed with the Commission on December 22, 2005

10.14	Research and License Agreement between New York University and Collateral Therapeutics, Inc. dated March 24, 1997 (with amendments dated April 28, 1998 and March 24, 2000)	Exhibit 10.14 of Registrant’s Annual Report on Form 10-KSB for the Year Ended September 30, 2005, filed with the Commission on December 22, 2005

Exhibit Number	Description	Incorporated By Reference To
10.15	Exclusive License Agreement for “Angiogenesis Gene Therapy” between the Regents of the University of California and Collateral Therapeutics, Inc. dated as of September 27, 1995 (with amendments dated September 19, 1996, June 30, 1997, March 11, 1999 and February 8, 2000)	Exhibit 10.15 of Registrant’s Annual Report on Form 10-KSB for the Year Ended September 30, 2005, filed with the Commission on December 22, 2005

23.1	Consent of Fisher Thurber LLP	Included in Exhibit 5.1

23.2	Consent of Marcum & Kliegman LLP	Filed herewith

23.3	Consent of Marcum & Kliegman LLP (Aries)	Filed herewith

23.4	Consent of Weinberg & Company, P.A.	Filed herewith

24.1	Powers of Attorney	Included on the signature page hereto